   As filed with the Securities and Exchange Commission on November 14, 2001


                        SEC Registration No. 1022701

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                      TO
                      REGISTRATION STATEMENT ON FORM S-1
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          NEOMEDIA TECHNOLOGIES, INC.
                        (Name of issuer in its charter)

             Delaware                                 7373                             36-3680347
----------------------------------      ----------------------------------      -------------------------
     (State or jurisdiction of             (Primary Standard Industrial            (I.R.S. Employer
   incorporation or organization)           Classification Code Number)           Identification No.)

                          2201 Second Street, Suite 600
                            Fort Myers, Florida 33901
                                  941-337-3434
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Charles W. Fritz
                          2201 Second Street, Suite 600
                         Fort Myers, Florida 33901-3083
                                  941-337-3434
                               941-337-3668 - Fax
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

     Robert Steven Brown, Esq.                    Charles W. Fritz
     Amos Edelman, Esq.                           Charles T. Jensen
     Kevin Smith, Esq.                            NeoMedia Technologies, Inc.
     Catherine Debreceny, Esq.                    2201 Second Street, Suite 600
     Reitler Brown LLC                            Fort Myers, Florida 33901
     800 Third Avenue, 21st Floor                 (941) 337-3434
     New York, New York  10022                    (941) 337-3668 Fax
     (212) 209-3000
     (212) 371-5500 Fax
--------------------------------------------------------------------------------

                               CALCULATION OF FEE

                                 See next page.

Approximate date of commencement of proposed sale to the public: from time to time following the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

    Title of Shares             Amount to be       Proposed Maximum            Proposed Maximum              Amount of
    To be Registered            Registered         Price Per Unit/(3)(4)/      Aggregate Offering Price      Registration Fee
    Common Stock/(1)/           27,541,350/(2)/            $0.13                          $3,580,400              $896.00

/(1)/ Shares of the common stock, par value $0.01 per share, of NeoMedia Technologies, Inc.
/(2)/ Represents 24,859,561 shares of common stock, 2,229,300 shares of common stock issuable upon exercise of warrants, and 452,489 shares of preferred stock issuable upon conversion of preferred stock issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. The shares of common stock offered hereby are being registered for resale by the holders thereof.
/(3)/ Estimated solely for purposes of computing the registration fee pursuant to Rule 457.
/(4)/ In accordance with Rule 457(c), the price represents the average of the high and low prices of the registrant's common stock on November 13, 2001.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solictation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                Subject to Completion, dated November 14, 2001

PROSPECTUS


                               27,541,350 Shares

                          NeoMedia Technologies, Inc.

                                 Common Stock


     The stockholders of NeoMedia Technologies, Inc. identified on page 44 may offer and sell the shares covered by this prospectus from time to time. The shares covered by this prospectus are comprised of 24,859,561 shares of our common stock outstanding on the date hereof, including 3,945,551 shares held by a number of our affiliates, 2,229,300 shares of our common stock issuable upon the exercise of outstanding warrants, and 452,489 shares of our common stock issuable upon the conversion of preferred stock and other rights to purchase common stock. The selling stockholders will receive all of the proceeds from the sales of the shares and will pay all commissions and selling expenses, if any, on the resale of these shares. We have agreed to pay the expenses of registration of the sale of these shares. We will receive the proceeds from the exercise of the warrants if and when such warrants are exercised. We also expect to receive up to $1,520,000, plus interest at a rate of 6% per annum, upon repayment of promissory notes issued to us as consideration for 19,000,000 shares of our common stock, selling at $0.08 per share, offered by us in a private placement and registered for public sale in this offering, assuming all 19,000,000 of such shares offered in the private placement are purchased in the private offering and resold in connection with this registration.

     Our common stock trades on the Nasdaq SmallCap Market under the symbol NEOM. On November 7, 2001, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $0.13 per share.

     Beginning on page 12, we have listed several Risk Factors which you should consider. You should read the entire prospectus carefully before you make your investment decision.

     The Securities and Exchange Commission and state regulatory authorities have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

               The date of this prospectus is November 14, 2001.

                                TABLE OF CONTENTS

                                                                                                               Page No.
Prospectus Summary...........................................................................................       1
Cautionary Note Regarding Forward Looking Statement..........................................................      11
Risk Factors.................................................................................................      12
Use Of Proceeds..............................................................................................      20
Capitalization...............................................................................................      21
Market For Our Common Stock..................................................................................      22
Dividend Policy..............................................................................................      23
Selected Financial Data Sheet................................................................................      24
Management's Discussion And Analysis Of Financial Condition And Results Of Operations........................      26
Business.....................................................................................................      32
Management...................................................................................................      39
Principal And Selling Stockholders...........................................................................      44
Related Party Transactions...................................................................................      47
Description Of Securities....................................................................................      48
Shares Eligible For Future Sale..............................................................................      50
Plan Of Distribution.........................................................................................      51
Legal Matters................................................................................................      52
Experts......................................................................................................      52
Changes In And Disagreements With Accountants On Accounting And Financial Disclosures........................      53
Where You Can Find More Information..........................................................................      53

                              PROSPECTUS SUMMARY

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should read both this prospectus and any prospectus supplement related to this prospectus together with the information described under the heading "Where You Can Find More Information." You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the Risk Factors beginning on page 12, and our financial statements and the related notes beginning on page F-1. When we refer in this prospectus to "NeoMedia," "we," "our," and "us," we mean NeoMedia Technologies, Inc., a Delaware corporation, together with our subsidiaries and our respective predecessors. When we refer in this prospectus to "common stock", we mean shares of the common stock, par value $0.01 per share, of NeoMedia Technologies, Inc. This prospectus contains forward-looking statements and information relating to NeoMedia. See "Cautionary Note Regarding Forward Looking Statements" on page 11.

                                   NeoMedia

Our Business

     We develop proprietary technologies that link physical information and objects to the Internet marketed under our "PaperClick(TM)" brand name and automate print production operations.

     We are structured as two distinct business units: Application Services and Systems Integration Services.

     Application services (physical world-to-Internet offerings) is our core business and is based in the United States, with development and operating facilities in Fort Myers, Florida. Application services develops and supports all of our physical world to Internet technology as well as its suite of application service provider services, including our linking "switch" and our application platforms. Application services also provides the systems integration resources needed to design and build custom customer solutions predicated on our infrastructure technology.

     Systems integration services is the original business line upon which we were organized. This unit resells client-server equipment and related software. The unit also provides general and specialized consulting services targeted at software driven print applications, and especially at process automation of production print facilities through its integrated document factory solution. Systems integration services also identifies prospects for custom applications based on our products and services. The operations are based in Lisle, Illinois.

Our Products and Services

     Application Services (Physical World-to-Internet Offerings)

     Our primary focus is to develop and commercialize technologies and products that link physical print media and physical objects to the Internet, creating a common media space. As an innovator and pioneer in this industry, we have developed our proprietary PaperClick switching platform while obtaining four U.S. patents covering the convergence of the physical world and the Internet. Application Services currently sells the following products:

     PaperClick(TM) switching services. PaperClick(TM) is a state-of-the-art application switching platform that links physical objects to digital media through the use of scanned UPC, EAN, or custom PaperClick(TM) codes. It allows advertisers and retailers to create their own links to Web pages and print a PaperClick(TM) code that consists of a number or word as well as a barcode. Users type the short PaperClick(TM) code or scan a UPC, EAN, or PaperClick(TM) barcode to connect directly to Web-related information. Using UPC, EAN or PaperClick(TM) codes, publishers are able to extend printed story scope with links to interactive content, and at the same time, deliver display ads, classified ads, directories, or direct marketing material. Advertisers can provide to potential customers direct access to a Web page that can provide more information on the product, provide instant e-commerce to buy the product or even show videos about the product. Demographic information can be compiled and marketed to the publishers and advertisers. This dynamic open solution serves a wide variety of customers in industrial, commercial, and educational applications.

          Qode Universal Commerce Solution. The Qode Universal Commerce Solution enables commerce and advertising promotion using an e-commerce engine with a robust complement of product searching agents, as well as an end-user list-making utility to manage lists of products of interest, and a promotional delivery engine component that delivers perfectly-targeted promotions based on consumer desires as evidenced by search history. This application service provider, or ASP, based server contains the world's largest known UPC-indexed database and is available by means of an ASP model to a variety of commercial entities. It also provides a robust search capability, including cross indexing by keyword, category, and UPC code. While we have signed a non-binding letter of intent to sell the assets purchased by us from Qode.com, Inc. in March 2001, including the Qode Universal Commerce Solution, we anticipate that we will retain five-year license to sell the Qode Universal Commerce Solution in connection with this transaction.

          Intellectual Property Licensing. We currently hold four U.S. patents relating to the physical world-to-Internet marketplace. We intend to license this intellectual property portfolio to companies attempting to unlock the potential of this emerging market. To date, we have entered into such agreements with Digital:Convergence Corporation ("Digital:
     Convergence"), A.T. Cross Company, and Symbol Technologies. We intend to pursue additional license agreements in the future.

          Our customers for our physical world-to-Internet offerings include Amway, Solar Communications, Inc., NYCO Products Company, and several large organizations in Latin America, including several prestigious universities.

     Systems Integration Services

     We provide equipment and software reselling and integration and automation consulting services, which allow our customers, including Fortune 500 companies, and large companies such as Ameritech, to integrate and maximize the performance of their existing equipment and software. Additionally, we offer data storage management solutions and consultancy consisting of tools and services that insure data integrity, efficiency, and accessibility. We also provide consulting services targeted at software-driven print applications and process automation of production print facilities. We add value to these services by offering system integration and encoding and code migration products incorporating proprietary technology. Also, we offer integrated document factory solutions, which particularly assist larger financial service concerns such as banks, insurance companies, and brokerage firms, and help companies to manage high-volume printing of statements on a frequent basis.

Our Markets

     Application Services (Physical World-to-Internet Offerings)

     Although, we have been developing our physical world-to-Internet technology and offerings since 1996, the physical world-to-Internet market in which we compete is relatively new. In the past year, new technologies and concepts have emerged in the physical world-to-Internet space. We view the increased development of other products in this space as a validation of the physical world-to-Internet concept and believe that the increased promotion of these products and services by us and other companies in this space, including Digital:Convergence and AirClic, Inc., will raise consumer awareness of this technology, resulting in a larger market.

     We believe that the versatility of our physical world-to-Internet technologies will provide us with a significant competitive advantage in the emerging market. We also believe that the significant portfolio of physical world-to-Internet technologies that we have developed over the last five years will provide a barrier to entry for most potential competitors.

     Systems Integration Services

     The technology and equipment resale business is becoming a commodity industry for products undifferentiated by value-added proprietary elements and services. Resale operations are also being compressed as equipment manufacturers consolidate their distribution channels.

     The largest competition, in terms of number of competitors, is for customers desiring systems integration, including the re-marketing of another party's products, and document solutions. These competitors range from local, small privately held companies to large national and international organizations, including large consulting firms. A large number of companies act as re-marketers of another party's products, and therefore, the competition in this area is intense. In some instances, we, in acting as a re-marketer, may compete with the original manufacturer.

Recent Sales and Marketing Developments

     In January 2001, we entered into patent license with A.T. Cross Company, a major international manufacturer of fine writing instruments and pen computing products. Cross obtained the rights under our physical world to Internet patents for personal portable scanning devices used to link bar codes on documents and other physical consumer goods to corresponding Internet content. Cross will pay us a royalty per device for license rights granted under this agreement.

     In February 2001, we won best of show at the Internet World Wireless 2001 in the commerce category. According to the IWW announcement, this award exemplifies our outstanding achievements as a business leader in the Internet marketplace, and represents broad industry recognition and appreciation of our achievements.

     In May 2001, we entered into an agreement with Symbol Technologies, Inc., granting Symbol a worldwide, non-exclusive license of our patents surrounding the sale and use of scanning devices used in physical world-to-Internet technologies.

Our Strategy

     Application Services (Physical World-to-Internet Offerings)

     Our objective is to position NeoMedia to take advantage of an anticipated surge in consumer interest in physical world-to-Internet technologies by licensing a high-margin switching solution (PaperClick/(TM)/) to emerging developers of this space, as well as traditional businesses with offerings related to commerce, publishing, e-learning, and others. We will also aggressively seek to license our intellectual property portfolio to companies endeavoring to tap the potential of this emerging market.

     Systems Integration Services

     Our objective in this industry is to obtain greater market share by differentiating our offerings with value-added proprietary elements and services. Proprietary products, such as our encoders, systems integration services, and integrated document factory solutions, offer a competitive value-add to our consulting and integration business. Additionally, we plan to continue to add customers to our storage area network (SAN) solution, which is a data storage management tool that insures data integrity, efficiency and accessibility. This division has unique offerings, which, to the extent that they meet market needs, offer the potential for growth in this industry.

     For the years ended December 31, 2000, 1999 and 1998, one customer, Ameritech Services, Inc., accounted for 29.9%, 23.9% and 24.8%, respectively, of our revenue. We have no written agreement with Ameritech Services to prevent termination of this commercial relationship. The loss of this customer would materially adversely affect the business prospects, financial condition, and results of operations of our consulting and integration segment. For these reasons, we are seeking, and continue to seek, to diversify our sources of revenue.

Our History and Structure

     We were incorporated under the laws of the State of Delaware on July 29, 1996, to acquire by tax-free merger Dev-Tech Associates, Inc., NeoMedia's predecessor, which was organized in Illinois in December 1989. In March 1996, Dev-Tech's common stock was split, with an aggregate of 2,551,120 shares of common stock being issued in exchange for the 164 then issued and outstanding shares of common stock. On August 5, 1996, we acquired all of the shares of Dev-Tech in exchange for the issuance of shares of our common stock to Dev-Tech's stockholders. In November, 1996, a reverse stock split was effected whereby each NeoMedia shareholder received .90386 shares of common stock for each one share of common stock then owned.

     We also have the following wholly-owned subsidiaries: NeoMedia Migration, Inc., incorporated in Delaware; Distribuidora Vallarta, S.A., incorporated in Guatemala; NeoMedia Technologies of Canada, Inc., incorporated in Canada; NeoMedia Tech, Inc., incorporated in Delaware; NeoMedia EDV GMBH, incorporated in Austria; NeoMedia Technologies Holding Company B.V., incorporated in the Netherlands; NeoMedia Technologies de Mexico S.A. de C.V., incorporated in Mexico; NeoMedia Migration de Mexico S.A. de C.V., incorporated in Mexico; NeoMedia Technologies do Brazil Ltd., incorporated in Brazil, and NeoMedia Technologies UK Limited, incorporated in the United Kingdom.

     In November, 1996, we acquired the migration services company, Dev-Tech Migration, Inc., an Illinois corporation and an affiliate of Dev-Tech Associates, Inc., our predecessor, through a tax-free merger of Dev-Tech Migration into our subsidiary, NeoMedia Migration, Inc. In return, we issued 827,525 shares of our common stock to Charles W. Fritz, the sole stockholder of Dev-Tech Migration and one of our principal shareholders, officers and directors.

     On September 25, 1997, we purchased all of the stock of Allegiant Legacy Solutions, Inc., a software development company specializing in Year 2000 bug identification and correction technology ("Allegiant"), from George G. Luntz and Gerald L. Willis. In return, Mr. Luntz and Mr. Willis received an aggregate of 1,070,000 shares of our common stock. The number of shares of NeoMedia's common stock received by Mr. Luntz and Mr. Willis was determined through arms-length negotiations between the parties. In connection with the acquisition of Allegiant, we entered into an employment agreement with Mr. Luntz and entered into a consulting agreement with Mr. Willis, both of which are now terminated. On December 2, 1997, Allegiant was dissolved and merged into NeoMedia.

     In March 2001, we acquired the assets of Qode.com, Inc., including its web-based promotion and incentive e-commerce service called the Qode Universal Commerce Solution, and certain of its related liabilities in exchange for 1,676,500 shares of our common stock, which has been placed in escrow and is subject to downward adjustment based on performance of the Qode Universal Commerce Solution from March 2001 to February 2002. We have signed a letter of intent providing for the sale of certain of the Qode.com assets and liabilities to The Finx Group, Inc., a holding company in Elmsford, New York. The letter of intent, which is expected to be formalized in definitive documentation, provides that The Finx Group will assume approximately $620,000 of the payables assumed by us from Qode.com and $800,000 in long-term assets. As consideration, we expect to receive 500,000 shares of The Finx Group's common stock, a five-year license to use and sell Qode Services, and up to $5 million in affiliate revenues from The Finx Group from sales derived from the resold Qode.com assets over the next five years.

     Our executive offices are located at 2201 Second Street, Suite 600, Fort Myers, Florida 33901. Our Web site is located at www.neom.com. Information contained on our Web site is not part of this prospectus.

                                  -----------

     Unless otherwise stated, the information in this prospectus does not give effect to:

     - The proposed sale of the assets and liabilities purchased by NeoMedia from Qode.com, Inc. which is currently the subject of an executed letter of intent;

     - The grants of options exercisable for 1,400,000 shares of common stock in September 2001; or

     - Any issuances of shares of common stock or the issuance, exercise, exchange or conversion of options, warrants or other rights or debt or equity securities directly or indirectly exercisable, exchangeable or convertible into shares of common stock after the effective date of this registration statement.

     Unless otherwise stated, the information in this prospectus reflects any stock splits to date. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  The Offering

Common stock
   offered...........................   27,541,350 shares
Common stock outstanding immediately
   prior to this offering............   36,446,343 shares
Common stock outstanding immediately
   following this offering...........   36,446,343 shares
Use of proceeds......................   The shares of Common stock offered pursuant to this registration are held by certain of our stockholders identified in "Principal and Selling Stockholders", on page 44. We will not receive any proceeds from the sale of the shares offered, except an amount not anticipated to exceed $1,520,000, plus interest at a rate of 6% per annum, in repayment of the principal and interest of promissory notes issued to us in consideration for the issuance of
                                        19,000,000 shares of common stock.

Nasdaq SmallCap Market
     Trading symbol..................   "NEOM"
Risk factors.........................   An investment in our common stock is highly speculative and involves a high degree of risk.
                                        You should read the "Risk Factors" section beginning on page 12.

                  Summary Consolidated Financial Information

     The following selected statements of operations data for the years ended December 31, 1996 and the selected balance sheet data as of each December 31, 1996, are derived from our consolidated financial statements and related notes audited by Coopers & Lybrand LLP, our former independent auditors. The following selected statements of operations data for the years ended December 31, 1997 and 1998 and the selected balance sheet data as of each December 31, 1997 and 1998, are derived from our consolidated financial statements and related notes included elsewhere in this prospectus audited by KPMG LLP, our former independent auditors. See "Changes in and Disagreements with Accountants on Accounting and Financial Disclosures", on page 53. The following selected statements of operations data for the years ended December 31, 1999 and 2000, and the selected balance sheet data as of each of December 31, 1999, and 2000, are derived from our consolidated financial statements and notes included elsewhere in this prospectus audited by Arthur Anderson LLP, our former independent auditors. The selected financial data as of and for the nine months ended September 30, 2001 and 2000 is unaudited. The results of operation for any interim period are not necessarily indicative of the results for the remainder of the year or to be expected for the entire year.

     Some significant assumptions included in the data presented below are as follows:

     - September 30, 2001 numbers include a loss from operations of discontinued Qode and MLM/Affinity business units of $4.4 million and a loss on disposal of discontinued Qode and MLM/Affinity business units of $6.1 million;

     - September 30, 2001 numbers reflect the second quarter write-off of approximately $7.4 million of assets and liabilities related to the Digital:Convergence license contract. The write-off is reflected as an operating expense in the financial statement for the nine months ended September 30, 2001 contained herein; and

     - September 30, 2001 numbers do not reflect working capital or stated capital which we expect to receive upon the exercise of outstanding warrants and other options and the payment of promissory notes issued as consideration for the purchase of up to 19,000,000 shares of our common stock.

               The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

                                                 Statement of Operations Data:

                                                            Year Ended December 31,                            Nine Months Ended
                                                                                                                 September 30,
                                                                                                                  (Unaudited)
                                               1996        1997        1998         1999         2000          2000         2001
                                             (Actual)    (Actual)    (Actual)     (Actual)     (Actual)      (Actual)     (Actual)
                                        ------------------------------------------------------------------------------------------
                                                       (In thousands, except per share data)             (In thousands, except per
                                                                                                                 share data)
Net sales............................     $  17,518   $  24,434   $  23,478    $  25,256    $  27,565    $  17,690      $  3,790
Operating income/(loss)..............        (2,919)     (5,904)    (11,616)     (10,246)      (5,583)      (8,225)      (16,957)
Total operating expenses.............        20,593      30,338      35,094       35,502       33,148       25,915        20,747
Interest expense/(income)............           540         147        (121)         226         (174)        (149)          (30)
Provision for income taxes...........           156         ---         ---          ---          ---          ---           ---
Loss from operations and disposal of
discontinued operations..............           ---         ---         ---          ---          ---          ---        (6,850)
Net income/(loss)....................        (3,075)     (5,973)    (11,495)     (10,472)      (5,409)      (8,076)      (23,777)
Net income/(loss) per weighted average
common share outstanding (basic and
diluted).............................         (0.72)      (0.90)      (1.34)       (1.01)       (0.39)       (0.59)        (1.57)
Weighted average common shares
outstanding (basic and diluted)......     4,266,753   6,615,107   8,560,849   10,377,478   13,931,104   13,802,381    15,142,312

--------------------------------------------------------------------------------

                               Balance Sheet Data:

                                                    Year Ended December 31,                               September 30,
                                                                                                           (Unaudited)
-----------------------------------------------------------------------------------------------------------------------------------

                                     1996         1997         1998          1999          2000          2000           2001
                                   (Actual)     (Actual)     (Actual)      (Actual)      (Actual)      (Actual)       (Actual)
                                  -------------------------------------------------------------------------------------------------
                                                          (In thousands)                                  (In thousands)
Cash...........................        $4,159     $10,283      $1,350       $2,460         $4,453         $3,403            $290
Working capital................         4,981      12,112       (453)      (1,667)          8,426          2,282          (4,291)
Current assets.................        10,331      17,870       8,115        7,294         15,868          7,056           3,195
Total assets...................        11,266      19,799      12,630       13,657         40,594         17,294           9,245
Short-term debt................           262         201         577          625            137            150             815
Long-term debt, less current
portion........................         1,589         915         801          676            539            575             428
Total stockholders' equity.....         4,327      13,126       3,261        4,020         19,110         11,945           1,331
-----------------------------------------------------------------------------------------------------------------------------------

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements and information relating to NeoMedia. We intend to identify forward-looking statements in this prospectus by using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," "estimates," "predicts," "potential," "continue," or similar terminology. These statements are based on our beliefs as well as assumptions we made using information currently available to us. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause such a difference include those which we discuss in the Risk Factors section of this prospectus beginning on page 12.

                                  RISK FACTORS

Risks Specific To NeoMedia

     We Have Had A Retained Deficit; We Anticipate Future Losses

     We have incurred substantial losses since our inception, and we anticipate continuing to incur substantial losses for the foreseeable future. We incurred a loss of $5,409,000 in the year ended December 31, 2000, $10,472,000 in the year ended December 31, 1999, $11,495,000 in the year ended December 31, 1998, $5,973,000 in the year ended December 31, 1997, and $3,076,000 in the year ended December 31, 1996. Our accumulated losses were approximately $61,651,000 on September 30, 2001. As of September 30, 2001 and December 31, 2000, we had a working capital (deficit) of approximately $(4,291,000) and $8,426,000, respectively. We had stockholders' equity of $1,331,000 and $19,110,000 at September 30, 2001 and December 31, 2000, respectively. See our financial statements and the related notes. We generated revenues of $3,790,000 for the nine months ended September 30, 2001 and $27,565,000 for the year ended December 31, 2000. In addition, during the nine months ended September 30, 2001 and the year ended December 31, 2000, we recorded negative cash flows from operations of $4,848,000 and $6,775,000, respectively. To succeed, we must develop new client and customer relationships and substantially increase our revenue derived from improved products and additional value-added services. We have expended and will continue to expend resources to develop and improve our products, increase our value-added services and to market our products and services. These development and marketing expenses must be incurred well in advance of the recognition of revenue. As a result, we may not be able to achieve or sustain profitability.

     Our Auditors Have Qualified Their Report On Our Financial Statements With Respect To Our Ability To Continue As A Going Concern

     The report of Arthur Andersen LLP, our former independent auditors, with respect to our financial statements and the related notes, indicate that, at the date of their report, the Company had suffered recurring losses from operations and the current cash position of the Company raised substantial doubt about its ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes.

     Because The Physical World - to - Internet Market In Which We Operate Has Existed For A Short Period Of Time, There Is Limited Information Upon Which Investors Can Evaluate Our Business

     The physical world-to-Internet market in which we operate is a recently developed market. Further, we have conducted operations in this market only since March 1996. Consequently, we may be deemed to have a very limited operating history upon which you may base an evaluation of our primary business and determine our prospects for achieving our intended business objectives. To date, we have sold our physical world-to-Internet products to only 12 companies. Further, Digital:Convergence, our primary customer for our physical world-to-Internet products is facing pressing financial difficulties and is presently being sued by us for default on a promissory note issued to us in lieu of payment. See "Business - Other Recent Developments - Digital:Convergence Corporation Relationship". We are prone to all of the risks inherent to the establishment of any new business venture, including unforeseen changes in our business plan. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history in our primary market, as well as the limited resources, problems, expenses, risks, and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as the physical world-to-Internet space. To address these risks, we must, among other things,

     -  maintain and increase our client base;
     -  implement and successfully execute our business and marketing strategy;
     -  continue to develop and upgrade our products;
     -  continually update and improve our service offerings and features;
     -  respond to industry and competitive developments; and
     -  attract, retain, and motivate qualified personnel.

We may not be successful in addressing these risks. If we are unable to do so, our business, prospects, financial condition, and results of operations would be materially and adversely affected.

     Fluctuations In Our Operating Results May Affect Our Stock Price

     As a result of the emerging and evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

     -    our ability to retain existing clients and customers;
     -    our ability to attract new clients and customers at a steady rate;
     -    our ability to maintain client satisfaction;
     - our ability to motivate potential clients and customers to acquire and implement new technologies;
     -    the extent to which our products gain market acceptance;
     -    the timing and size of client and customer purchases;
     -    introductions of products and services by competitors;
     -    price competition in the markets in which we compete;
     - the pricing of hardware and software which we resell or integrate into our products;
     - the level of use of the Internet and online services and the rate of market acceptance of physical world-to-Internet marketing;
     - our ability to upgrade and develop our systems and infrastructure in a timely and effective manner;
     - our ability to attract, train, and retain skilled management, strategic, technical, and creative professionals;
     - the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure;
     - unanticipated technical, legal, and regulatory difficulties with respect to use of the Internet; and
     - general economic conditions and economic conditions specific to Internet technology usage and electronic commerce.

     We Are Uncertain Of The Success Of Our Application Services Business Unit And The Failure Of This Unit Would Negatively Affect The Price Of Our Stock.

     We provide products and services that provide a seamless link from printed material to the Internet. We can provide no assurance that:

     -    this application services business unit ever achieve profitability;
     - our current product offerings will not be adversely affected by the focusing of our resources on the physical world-to-Internet space; or
     -    the products we develop will obtain market acceptance.

     In the event that this business unit should never achieve profitability, that our current product offerings should so suffer, or that our products fail to obtain market acceptance, our business, prospects, financial condition, and results of operations would be materially adversely affected.

     We Depend On The Resale Of Software And Equipment Resales For Revenue And A Reduction In These Sales Will Materially Adversely Affect Our Operations And The Value Of Our Stock.

     During the years ended December 31, 2000, 1999, 1998, 1997, and 1996, we derived 66%, 78%, 72%, 78%, and 83%, respectively, of our revenues from the resale of computer software and technology equipment. A loss or a reduction of this revenue would have a materially adverse affect on our business, prospects, financial condition, and results of operations, as well as our stock price. We can provide no assurance that:

     -    the market for our products and services will continue;
     - we will be successful in marketing these products due to competition and other factors;
     - we will continue to be able to obtain short-term financing for the purchase of the products that we resell; or
     - our relationship with companies whose products and services we sell will continue, including our relationship with Sun Microsystems Computer Company.

Further, the technology and equipment resale business is becoming a commodity industry for products undifferentiated by value-added proprietary elements and services. A large number of companies act as re-marketers of another party's products, and therefore, the competition in this area is intense. Resale operations are also being compressed as equipment manufacturers consolidate their distribution channels. In some instances, we, in acting as a re-marketer, may compete with the original manufacturer. An inability to effectively compete and generate revenues in this industry would have a material adverse effect on our business, prospects, financial condition, and results of operations.

     A Large Percentage Of Our Assets Are Intangible Assets Which Will Have Little Or No Value If Our Operations Are Unsuccessful.

     At September 30, 2001, approximately 53% of our total assets were intangible assets, consisting primarily of rights related to our patents and other intellectual property. If our operations are unsuccessful, these assets will have little or no value, which will materially adversely affect the value of our stock, and the ability of our stockholders to recoup their investments in our capital stock.

     Our Marketing Strategy Has Not Been Tested And May Not Result In Success

     To date, we have conducted limited marketing efforts directly. All of our marketing efforts have been largely untested in the marketplace, and may not result in sales of our products and services. To penetrate the markets in which we compete, we will have to exert significant efforts to create awareness of, and demand for, our products and services. With respect to our marketing efforts conducted directly, we intend to expand our sales staff after this offering. Our failure to further develop our marketing capabilities and successfully market our products and services could have a material adverse effect on our business, prospects, financial condition, and results of operations.

     We Rely On Internally Developed Systems Which Are Inefficient, Which May Put Us At A Competitive Disadvantage

     We use internally developed technologies for a portion of our systems integration services, as well as the technologies required to interconnect our clients' and customers' physical world-to-Internet systems and hardware with our own. As we developed these systems in order to integrate disparate systems and hardware on a case-by-case basis, these systems are inefficient and require a significant amount of customization. Such client and customer specific customization is time-consuming and costly and may place us at a competitive disadvantage when compared to competitors with more efficient systems. We intend to upgrade and expand our systems and technologies and to integrate newly-developed and purchased technologies with our own in order to improve the efficiency of our systems and technologies, although we are unable to predict whether these upgrades will improve our competitive position when compared to our competitors.

     We Have Limited Human Resources; We Need To Attract And Retain Highly Skilled Personnel; And We May Be Unable To Effectively Manage Our Growth With Our Limited Resources

     Our future success will depend in large part on our ability to attract, train, and retain additional highly skilled executive level management, creative, technical, and sales personnel. Competition is intense for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition, and results of operations will be materially adversely affected.

     We Depend Upon Our Senior Management And Their Loss Or Unavailability Could Put Us At A Competitive Disadvantage

     Our success depends largely on the skills of certain key management and technical personnel. The loss or unavailability of any of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition, and results of operations. None of our key management or technical personnel are presently subject to employment agreements. We have recently awarded stock options to key members of management. See "Management - Management Compensation." All key management personnel are required to sign non-solicitation and confidentiality agreements.

     We May Be Unable To Protect Our Intellectual Property Rights And We May Be Liable For Infringing The Intellectual Property Rights Of Others

     Our success in the physical world-to-Internet and the value-added systems integration markets is dependent upon our proprietary technology, including our patents and other intellectual property, and on our ability to protect our proprietary technology and other intellectual property rights. In addition, we must conduct our operations without infringing on the proprietary rights of third parties. We also intend to rely upon unpatented trade secrets and the know-how and expertise of our employees, as well as our patents. To protect our proprietary technology and other intellectual property, we rely primarily on a combination of the protections provided by applicable patent, copyright, trademark, and trade secret laws as well as on confidentiality procedures and licensing arrangements. We have four patents for our physical world-to-Internet technology. We also have several trademarks relating to our proprietary products. Although we believe that we have taken appropriate steps to protect our unpatented proprietary rights, including requiring that our employees and third parties who are granted access to our proprietary technology enter into confidentiality agreements with us, we can provide no assurance that these measures will be sufficient to protect our rights against third parties. Others may independently develop or otherwise acquire patented or unpatented technologies or products similar or superior to ours.

     We license from third parties certain software tools that we include in our services and products. If any of these licenses were terminated, we could be required to seek licenses for similar software from other third parties or develop these tools internally. We may not be able to obtain such licenses or develop such tools in a timely fashion, on acceptable terms, or at all. Companies participating in the software and Internet technology industries are frequently involved in disputes relating to intellectual property. We may in the future be required to defend our intellectual property rights against infringement, duplication, discovery, and misappropriation by third parties or to defend against third-party claims of infringement. Likewise, disputes may arise in the future with respect to ownership of technology developed by employees who were previously employed by other companies. Any such litigation or disputes could result in substantial costs to, and a diversion of effort by, us. An adverse determination could subject us to significant liabilities to third parties, require us to seek licenses from, or pay royalties to, third parties, or require us to develop appropriate alternative technology. Some or all of these licenses may not be available to us on acceptable terms or at all, and we may be unable to develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on our business, prospects, financial condition, and results of operations.

     We Are Exposed To Product Liability Claims For Which Insurance Coverage Is Limited, Potentially Inadequate And In Some Cases Unavailable, And An Uninsured Claim Could Have A Material Adverse Affect On Our Business, Prospects, Financial Condition, And Results Of Operations, As Well As The Value Of Our Stock

     Many of our projects are critical to the operations of our clients' businesses. Any failure in a client's information system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. We could, therefore, be subject to claims in connection with the products and services that we sell. We currently maintain product liability and errors and omissions insurance. There can be no assurance that:

     - we have contractually limited our liability for such claims adequately or at all;
     - we would have sufficient resources to satisfy any liability resulting from any such claim;
     - our coverage, if available, will be adequate in term and scope to protect us against material adverse effects in the event of a successful claim; or
     -    our insurer will not disclaim coverage as to any future claim.

The successful assertion of one or more large claims against us that exceed available insurance coverage could materially adversely affect our business, prospects, financial condition, and results of operations.

     We Cannot Predict Our Future Capital Needs And We May Not Be Able To Secure Additional Financing

     We also expect to receive up to $1,520,000, plus interest at a rate of 6% per annum, upon repayment of promissory notes issued to us as consideration for 19,000,000 shares of our common stock, selling at $0.08 per share, offered by us in a private placement and registered for public sale in this offering, assuming all 19,000,000 of such shares offered in the private placement are purchased in the private offering and resold in connection with this registration. Despite the anticipated infusion of capital in connection the repayment of promissory notes issued as consideration for the purchase of our common stock, and because we cannot reliably predict when or if such warrant exercises and note repayments will occur, we are unable to determine whether and for how long we will be able to meet our capital requirements. Further, we cannot be certain that anticipated revenues from operations will be sufficient to satisfy our capital requirements. We believe that we will have sufficient capital to sustain operations through December 31, 2001. Our belief is based on our operating plan, which in turn is based on assumptions that may prove to be incorrect. If capital raised from financing efforts and our financial resources are insufficient we may require additional financing in order to execute on our operating plan and continue as a going concern. We cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In any of these events, we may be unable to implement our current plans for expansion, repay our debt obligations as they become due or respond to competitive pressures, any of which circumstances would have a material adverse effect on our business, prospects, financial condition and results of operations. In the event that any future financing should take the form of equity securities, the holders of the common stock may experience additional dilution.

     Because We Will Not Pay Cash Dividends, Investors May Have To Sell Their Shares In Order To Realize Their Investment

     We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and marketing of our products and services. Any credit agreements into which we may enter with institutional lenders may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that the board of directors decides is relevant. As a result, investors may have to sell their shares of common stock to realize their investment. See "Dividend Policy" and "Description of Securities - Common Stock."

     Some Provisions Of Our Certificate of Incorporation And By-Laws May Deter Takeover Attempts, Which May Limit The Opportunity Of Our Stockholders To Sell Their Shares At A Premium To The Then Market Price

     Some of the provisions of our certificate of incorporation and by-laws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares at a premium to the then market price. On December 10, 1999, our board of directors adopted a stockholders rights plan and declared a non-taxable dividend of one right on each outstanding share of our common stock to stockholders of record on December 10, 1999. The stockholder rights plan was adopted as an anti-takeover measure, commonly referred to as a "poison pill." The stockholder rights plan was designed to enable all shareholders to receive fair and equal treatment in any proposed takeover of the corporation and to guard against partial or two-tiered tender offers, open market accumulations and other abusive tactics to gain control of NeoMedia. The stockholders rights plan, which is similar to plans adopted by many leading public companies, was not adopted in response to any effort to acquire control of NeoMedia at the time of adoption. This stockholders rights plan may have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of NeoMedia or a change in control of NeoMedia.

     In addition, our certificate of incorporation authorizes the board of directors to issue preferred stock, in one or more series, the terms of which may be determined at the time of issuance by the board of directors, without further action by stockholders, and may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion, and redemption rights, and sinking fund provisions.

     We are authorized to issue a total of 10,000,000 shares of Preferred Stock, par value $0.01 per share. Our designated Preferred Stock is currently comprised of 500,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share, 452,489 of which shares have been issued and are held by one stockholder, About.com.

     We have no present plans for the issuance of any additional preferred stock. However, the issuance of any preferred stock could materially adversely affect the rights of holders of our common stock, and, therefore, could reduce its value. In addition, specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with, or sell its assets to, a third party. The ability of the board of directors to issue preferred stock could have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of us or a change in our control thereby preserving our control by the current stockholders. See "Description of Securities."

Risks Relating To Our Industry

     Internet Security Poses Risks To Our Entire Business

     Concerns over the security of the Internet and other electronic transactions and the privacy of consumers and merchants may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions, which may have a material adverse effect on our physical world-to-Internet business.

     We Will Only Be Able To Execute Our Physical World-To-Internet Business Plan If Internet Usage and Electronic Commerce Continue To Grow

     Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of information and commerce. If use of the Internet and other online services does not continue to grow or grows more slowly than we expect, if the infrastructure for the Internet and other online services does not effectively support the growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, our physical world-to-Internet business, and therefore our business, prospects, financial condition, and results of operations, could be materially adversely affected. Rapid growth in the use of, and interest in, the Internet, the Web, and online services is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use, the Internet and other online services as a medium of information retrieval or commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and few services and products have generated profits. For us to be successful, consumers and businesses must be willing to accept and use novel and cost efficient ways of conducting business and exchanging information.

     In addition, the public in general may not accept the Internet and other online services as a viable commercial or information marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and other online networks continue to experience significant growth in the number of users, their frequency of use, or in their bandwidth requirements, the infrastructure for the Internet and online networks may be unable to support the demands placed upon them. In addition, the Internet or other online networks could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Significant issues concerning the commercial and informational use of the Internet and online networks technologies, including security, reliability, cost, ease of use, and quality of service, remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. Changes in, or insufficient availability of, telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online networks generally and our physical world-to-Internet product and networks in particular.

     We May Not Be Able To Adapt As The Internet, Physical World-to-Internet, Equipment Resales And Systems Integrations Markets, And Customer Demands Continue To Evolve

     We may not be able to adapt as the Internet, physical world-to-Internet, equipment resales and systems integration markets, and consumer demands, continue to evolve. Our failure to respond in a timely manner to changing market conditions or client requirements would have a material adverse effect on our business, prospects, financial condition, and results of operations. The Internet, physical world-to-Internet, equipment resales and systems integration markets are characterized by:

     -    rapid technological change;
     -    changes in user and customer requirements and preferences;
     - frequent new product and service introductions embodying new technologies; and
     - the emergence of new industry standards and practices that could render proprietary technology and hardware and software infrastructure obsolete.

     Our success will depend, in part, on our ability to:

     - enhance and improve the responsiveness and functionality of our products and services;
     - license or develop technologies useful in our business on a timely basis;
     - enhance our existing services, and develop new services and technologies that address the increasingly sophisticated and varied needs of our prospective or current customers; and
     - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. See "Business-- Business Strategy."

     We May Not Be Able To Compete Effectively In The Markets In Which We
     Compete

     While the market for physical world-to-Internet technology is relatively new, it is already highly competitive and characterized by an increasing number of entrants that have introduced or developed products and services similar to those offered by us. We believe that competition will intensify and increase in the future. Our target market is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes, which could have a material adverse effect on our business, prospects, financial condition, and results of operations.

     In addition, the equipment resales and systems integration markets are increasingly competitive. We compete in these industries on the basis of a number of factors, including the attractiveness of the services offered, the breadth and quality of these services, creative design and systems engineering expertise, pricing, technological innovation, and understanding clients' needs. A number of these factors are beyond our control. Existing or future competitors may develop or offer products or services that provide significant technological, creative, performance, price, or other advantages over the products and services offered by us.

     Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than we do. Based on total assets and annual revenues, we are significantly smaller than our two largest competitors in the physical world-to-Internet industry, the primary focus of our business. Similarly, we compete against significantly larger and better-financed companies in our systems integration and resales businesses, including the manufacturers of the equipment and technologies that we integrate and resell. If we compete with our primary competitors for the same geographical or institutional markets, their financial strength could prevent us from capturing those markets. We may not successfully compete in any market in which we conduct or may conduct operations. In addition, based on the increasing consolidation, price competition and participation of equipment manufacturers in the systems integration and equipment resales markets, we believe that we will no longer be able to compete effectively in these markets in the future. It is for this reason, that we have increasingly focussed our business plan on competing in the emerging market for physical world-to-Internet products.

     Regulatory And Legal Uncertainties Could Harm Our Business

     We are not currently subject to direct regulation by any government agency other than laws or regulations applicable generally to electronic commerce. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could have a material adverse effect on our business, prospects, financial condition, and results of operations. Due to the increasing popularity and use of the Internet and other online services, federal, state, and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as taxation, user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. In 1998, the United States Congress established the Advisory Committee on Electronic Commerce which is charged with investigating, and making recommendations to Congress regarding, the taxation of sales by means of the Internet. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws to impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations upon the recommendation of this Advisory Committee or otherwise may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition, and results of operations. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy and it may take time to resolve these issues definitively.

     Certain of our proprietary technology allow for the storage of demographic data from our users. The European Union recently adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit our ability to collect and use information collected by our technology in certain European countries. In addition, the Federal Trade Commission and several state governments have investigated the use by certain Internet companies of personal information. We could incur significant additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

Risks Specific To This Offering

     Our Common Stock Trades Sporadically, The Offering Price Of Our Common Stock Is Arbitrary, The Market Price Of Our Securities May Be Volatile, And We Must Satisfy The Applicable Requirements For Our Common Stock To Trade On The Nasdaq SmallCap Market.

     Our common stock currently trades sporadically on the Nasdaq SmallCap Market. The market for our common stock may continue to be an inactive market. Accordingly, unless and until an active public market develops, you may have difficulty selling your shares of common stock at a price that is attractive to you.

     Our common stock has traded as low as $0.16 and as high as $6.75 between June 30, 2000 and September 30, 2001. From time to time after this offering, the market price of our common stock may experience significant volatility. Our quarterly results, failure to meet analysts expectations, announcements by us or our competitors regarding acquisitions or dispositions, loss of existing clients, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology companies. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect our business, prospects, financial condition, and results of operations. The Nasdaq Stock Market has net capital surplus and stock price maintenance criterion for trading on the Nasdaq SmallCap Market. We currently meet the requirements but our ability to continue to do so will depend on whether we are able to maintain net tangible assets of at least $2,000,000 and maintain a minimum stock price of $1.00.

     If we cannot maintain the standards for continued listing, our common stock could be subject to delisting from the Nasdaq SmallCap Market. Trading, if any, in our common stock would then be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap Market listing requirements, or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our shares.

     You May Suffer Significant Additional Dilution If Outstanding Options And Warrants Are Exercised

     We also have outstanding stock options to purchase approximately 4.3 million shares of common stock and warrants and convertible or exchangeable securities to purchase approximately 4.1 million shares of common stock, some of which may in the future, but do not currently, have exercise prices significantly below the public offering price of our common stock in this offering. To the extent such options or warrants are exercised, there will be further dilution. In addition, in the event that any future financing should be in the form of, be convertible into, or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

     Future Sales Of Common Stock By Our Existing Stockholders Could Adversely Affect Our Stock Price

     The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have outstanding 36,446,343 shares of common stock. Of these shares, an aggregate of 34,769,843 shares, including the 27,541,350 shares being offered in this offering, will be freely tradeable. Our officers and directors are not currently subject to lock-up agreements preventing them from selling their shares. Two of our officers and directors, Charles W. Fritz and William E. Fritz, intend to sell an aggregate of 3,945,551 shares of common stock in connection with this registration. Additionally, shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting.

     Giving effect to applicable legal restrictions and the vesting of outstanding options and warrants for our common stock, the number of shares of common stock and the dates when these will become freely tradable on the market is as follows:

     Number of Shares    Date
     ----------------    ----
        34,769,843       As of the date of this prospectus (including the number of shares of common stock included in this offering);
         1,676,500       Within six months from the date of this prospectus; and
                 0       Between six to twelve months from the date of this prospectus.

     In addition, we intend to offer for sale up to 10,000,000 additional shares of common stock within six months from the date of this prospectus, as necessary to raise capital to sustain our operations. While applicable law provides that unregistered securities may not generally be resold within one year of their purchase, market conditions may require us to register such shares for public sale earlier than such shares would otherwise become freely tradable, thereby creating the possibility of further dilution to purchasers of our shares in this offering.

                                 USE OF PROCEEDS

      We will receive the exercise price of warrants held by selling stockholders if and when such warrants are exercised. The proceeds from such warrant exercises will be used for general corporate and working capital purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." We expect to receive up to $1,520,000, plus interest at a rate of 6% per annum, upon repayment of promissory notes issued to us as consideration for 19,000,000 shares of our common stock, sold at $0.08 per share, offered in a private placement and registered for sale in this offering, assuming all 19,000,000 of such shares offered in the private placement are purchased in the private offering and resold in connection with this registration. The terms of such promissory notes provide that the principal amount of such promissory note will be prepaid with the proceeds of any sale of shares of common stock purchased by the issuance of such notes (and any securities of NeoMedia issued in respect of such shares of common stock).

                                CAPITALIZATION


     The following table sets forth, as of September 30, 2001:

     -    our actual short-term debt and capitalization,

     - our debt and capitalization, which gives effect to our acquisition of the assets and liabilities which we acquired from Qode.com, Inc. in March 2001. The table also gives effect to the letter of intent to sell the assets and liabilities of the Qode business unit to The Finx Group, Inc., a holding company based in Elmsford, NY. During the three-month period ended September 30, 2001, we wrote down those assets and liabilities to their net realizable value of $210,000. We recognized a loss from disposal of the Qode business unit of $2.8 million during the third quarter. There is no guarantee that the proposed sale of assets outlined by such letter of intent will be consummated by year end 2001, or at all.

     The data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes and other financial information included elsewhere in this prospectus.

                             Capitalization Data:

                                                                     Results for the
                                                                  Year Ended December 31,                September 30,
                                                                       (Unaudited)                        (Unaudited)

                                                                    1998           1999             2000     2000      2001
                                                                   (Actual)       (Actual)        (Actual)  (Actual)  (Actual)
                                                            (In thousands, except share data)   (In thousands, except share data)
Short-term debt ..............................................     $    577    $    625          $    137   $    150   $    815
Long-term debt ...............................................          801         676               539        575        428
Stockholders' equity
   Preferred stock-$0.01 par value, authorized-10,000,000
shares; issued and outstanding 452,489 shares(1) .............          ---         ---               ---        ---          5
   Common stock-$0.01 par value, authorized-50,000,000 shares;
issued and outstanding-15,758,543 shares, actual;
17,446,343 shares as adjusted(2) .............................           87         119               145        144        158
   Treasury stock, at cost common stock - 201,230 shares
of common stock - 201,230 shares of common stock outstand ....          ---         ---              (779)       ---       (779)
Additional paid-in capital -
     Preferred stock .........................................          ---         ---               ---        878
     Common stock ............................................       25,168      36,367            57,619     52,533     62,720
Deferred compensation ........................................          ---         ---               ---        ---        ---
Stock subscription receivable ................................          ---         ---               ---        ---        ---
Accumulated other comprehensive loss .........................          ---         ---               ---        ---        ---
Accumulated deficit ..........................................      (21,994)    (32,466)          (37,875)   (40,548)   (61,651)
Total stockholders' equity ...................................        3,261       4,020            19,110     11,945      1,331
Total debt and capitalization ................................        4,639       5,321           19,786     12,854       2,574

________
(1) Consists of the following series of preferred stock: Series A; 452,489 shares of common stock registered in this offering will be issued upon conversion of 452,489 presently outstanding shares of Series A Preferred Stock of NeoMedia.

(2) Includes options for 1,400,000 shares of common stock issued in September 2001, and the shares of common stock anticipated to be issued upon the conversion of preferred stock and the exercise of warrants and options, which have been included in this offering.

                          MARKET FOR OUR COMMON STOCK

Market Information

     Our common stock and our warrants began trading on The Nasdaq Small Cap Stock Market under the symbol NEOM on November 25, 1996, the date of our initial public offering. Prior to such time there was no established public trading market for our common stock. Our common stock also trades on the Berlin Stock Exchange.

     Set forth below is the range of high and low sales prices for the common stock for the periods indicated as reported by The Nasdaq Stock Market. The quotations do not include retail markups, markdowns, or commissions and may not represent actual transactions.

                       Quarter ended                                High        Low
                       -------------                                ----        ---
                        March 31, 1999                               $5.25       $2.75
                        June 30, 1999                                $7.25       $4.03
                        September 30, 1999                           $9.88       $5.50
                        December 31, 1999                            $7.00       $4.25
                        March 31, 2000                              $14.50       $5.69
                        June 30, 2000                               $11.13       $5.00
                        September 30, 2000                           $6.75       $4.13
                        December 31, 2000                            $6.50       $1.94
                        March 31, 2001                               $6.00       $2.50
                        June 30, 2001                                $4.50       $1.76
                        September 30, 2001                           $1.85       $0.16

     Our stock price has been and will continue to be subject to significant volatility. Past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods. If revenues or earnings in any quarter fail to meet expectations of the investment community, there could be an immediate and significant impact on our stock price. In addition, our stock price may be affected by broader market trends that may be unrelated to our performance.

Holders

     As of September 30, 2001, there were 149 holders of record of our common stock. We estimate that, as many of our shares of common stock are held in street name, we have approximately 3,000 beneficial holders of our common stock.

                                 DIVIDEND POLICY

     We have never paid or declared any cash dividends. We currently expect to retain future earnings, if any, to finance the growth and development of our business. In addition, we have a letter of credit with Bank One, Chicago, Illinois, the terms of which require Bank One's written consent prior to the declaration of cash dividends. As a result of the foregoing, we do not anticipate paying any cash dividends on our shares in the foreseeable future.

                             SELECTED FINANCIAL DATA

     The following selected statements of operations data for the years ended December 31, 1996 and the selected balance sheet data as of each December 31, 1996, are derived from our consolidated financial statements and related notes audited by Coopers & Lybrand LLP, our former independent auditors. The following selected statements of operations data for the years ended December 31, 1997 and 1998 and the selected balance sheet data as of each December 31, 1997 and 1998, are derived from our consolidated financial statements and related notes included elsewhere in this prospectus audited by KPMG LLP, our former independent auditors. The following selected statements of operations data for the years ended December 31, 1999 and 2000, and the selected balance sheet data as of each of December 31, 1999, and 2000, are derived from our consolidated financial statements and notes included elsewhere in this prospectus audited by Arthur Andersen LLP, our former independent auditors. See "Changes in and Disagreements with Accountants on Accounting and Financial Disclosures", on page
53. The selected financial data as of and for the nine months ended September 30, 2001 and 2000 is unaudited. The selected balance sheet data as of September 30, 2001 and 2000 is internally-generated unaudited information.

Some significant assumptions included in the data presented below are as follows:

     - September 30, 2001 include a loss from operations of discontinued Qode business unit of $3.7 million and a loss on disposal of discontinued Qode business unit of $3.2 million
     - September 30, 2001 numbers reflect a loss on impairment of assets of $2.9 million relating to the write-off of assets employed in our MLM/Affinity product line.
     - September 30, 2001 numbers reflect the second quarter write-off of approximately $7.4 million of assets and liabilities related to the Digital:Convergence license contract. The write-off is reflected as an operating expense in the financial statement for the nine months ended September 30, 2001 contained herein.
     - September 30, 2001 numbers do not reflect working capital or stated capital which we expect to receive upon the exercise of outstanding warrants and other options and the payment of promissory notes issued as consideration for the purchase of up to 19,000,000 shares of our common stock.

     The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

                           Selected Financial Data:

                                                           Results for the
                                                       Year Ended December 31,                       Nine Months Ended
                                                                                                       September 30,
                                                                                                        (Unaudited)
                                     --------------------------------------------------------------------------------------

                                         1996       1997       1998        1999          2000         2000          2001
                                       (Actual)   (Actual)   (Actual)    (Actual)      (Actual)     (Actual)      (Actual)
                                                (In thousands, except share data)                   (In thousands, except
                                                                                                       share data)
Revenues............................    $17,518    $24,434    $23,478      $25,256       $27,565     $17,690     $ 3,790
Total operating expenses............     20,593     30,338     35,094       35,502        33,148      25,915      20,747
Interest expense/(income)...........        540        147      (121)          226         (174)       (149)         (30)
Net loss before discontinued
   operations.......................    (3,075)    (5,973)   (11,495)     (10,472)       (5,409)     (8,076)    (16,927)
Loss before discontinued operations
   per weighted average common
   share outstanding (basic and
   diluted).........................     (0.72)     (0.90)     (1.34)       (1.01)        (0.39)      (0.59)      (1.12)
Loss from discontinued operations...        ---        ---        ---          ---           ---        ---      (6,850)
Net loss per weighted average common
   share outstanding (basic and
   diluted).........................     (0.72)     (0.90)     (1.34)       (1.01)        (0.39)      (0.59)      (1.57)
Weighted average common shares
   outstanding (basic and diluted)..  4,266,753  6,615,107  8,560,849   10,377,478   13,931,104   13,802,381  15,142,312
---------------------------------------------------------------------------------------------------------------------------

                               Balance Sheet Data:

                                                        Results for the
                                                    Year Ended December 31,                         September 30,
                                                                                                     (Unaudited)
                                   ---------------------------------------------------------------------------------------
                                                                       Unaudited
                                      1996        1997        1998        1999        2000         2000        2001
                                    (Actual)    (Actual)    (Actual)    (Actual)    (Actual)     (Actual)    (Actual)
                                                        (In thousands)                             (In thousands)
Current assets....................     $10,331    $17,870    $8,115    $ 7,294      $15,868        $ 7,056      $ 3,195
Total assets......................      11,266     19,799    12,630     13,657       40,594         17,294        9,245
Working capital...................       4,981     12,112      (453)    (1,667)       8,426          2,282       (4,291)
Stockholders' equity..............       4,327     13,126     3,261      4,020       19,110         11,945        1,331

----------------------------------------------------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     The financial statements made part of this prospectus have been prepared assuming that we will continue as a going concern. Accordingly, the financial statements do not include any adjustments that might result from our inability to continue as a going concern.

     Based on current operating budgets, we do not anticipate having sufficient cash on hand or available through current lending arrangements to continue to fund operations beyond December 31, 2001. To address this funding need, we are seeking to raise funds through private placements, as well as decreasing cash outflow through expense reductions. We believe that the funds generated by these transactions will be sufficient to continue to fund our operations through December 31, 2001. During the first and second quarters of 2001, we successfully obtained approximately $1.6 million of equity financing and $1.2 million from exercises of warrants and employee stock options. We expect to receive up to $1,520,000, plus interest at a rate of 6% per annum, by the end of the first quarter 2002 in connection with our private placement of 19,000,000 shares of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." Subscription for 3,000,000 shares of common stock, in the form of limited recourse promissory notes maturing three months from issuance, have already been received. It is important to note however, that our sole remedy upon a default under any such promissory note will be cancellations of the shares purchased thereby, and we will not be able to recover principal and interest due and payable under any such note.

     During the third quarter of 2001, the Company laid off 55 employees, including the chief technology officer and the chief operating officer, representing a 60% decrease in its total workforce. In connection with the layoffs, the Company recognized severance expense of approximately $494,000 during the third quarter of 2001. The layoffs are part of a company-wide cost reduction initiative. As a result of these initiatives, the Company incurred a material impairment of intangible assets during the third quarter of 2001.

     During 2001, our continued focus has been aimed toward our applications service business, consisting of the patented PaperClick technology that enables users to link directly from the physical to the digital world, as well as the Qode Universal Commerce Solution. We are also seeking additional licensees of our intellectual property patent portfolio. To date, we have signed three such licenses. See "Business - Our Strategic Relationships."

Results of Operations

     Nine Months Ended September 30, 2001 and 2000

   Net sales

     Total net sales for the nine months ended September 30, 2001 were $3.8 million, which represented a $13.9 million, or 79%, decrease from $17.7 million for the nine months ended September 30, 2000. This decrease primarily resulted from reduced resales of Sun Microsystems equipment due to increased competition and general economic conditions.

     License fees

     License fees were $0.5 million for the nine months ended September 30, 2001 and 2000. The company will continue its efforts to expand the sales of this technology in the future.

     Resales of software and technology equipment and service fees

     Resales of software and technology equipment and service fees decreased by $13.9 million, or 81%, to $3.3 million for the nine months ended September 30, 2001, as compared to $17.2 million for the nine months ended September 30, 2000. This decrease primarily resulted from fewer sales of Sun Microsystems hardware due to increased competition and general economic conditions.

     Cost of Sales

     Cost of sales as a percentage of related sales was 125% in 2001 and 92% in 2000. This increase is substantially due to the decreased sales revenue while the corresponding amortization of product-related software development costs remained constant.

     Sales and marketing

     A portion of the compensation to the sales and marketing staff constitutes salary and is fixed in nature and the remainder of this compensation, which is paid as a commission, is directly related to sales volume. Sales and marketing expenses were $2.1 million for the nine months ended September 30, 2001, compared to $4.6 million for the nine months ended September 30, 2000, a decrease of $2.5 million or 54%. This decrease primarily resulted from fewer marketing personnel coupled with a decrease in sales commissions from reduced sales.

     General and administrative

     General and administrative expenses decreased by $0.8 million, or 19%, to $3.4 million for the nine months ended September 30, 2001, compared to $4.2 million for the nine months ended September 30, 2000. The decrease is primarily related to a reduction in personnel as a result of the Company's cost reduction initiative.

     Research and development

     During the nine months ended September 30, 2001, NeoMedia charged to expense $0.3 million of research and development costs, a decrease of $0.6 million or 67% compared to $0.9 million charged to expense for the nine months ended September 30, 2000. This decrease is predominately associated with decreased personnel devoted to NeoMedia's development combined with increased capitalization of software development costs associated with NeoMedia's "switching" platform.

     Loss on Impairment of Assets

     During the third quarter of 2001, the Company wrote off all assets associated with its discontinued MLM/Affinity product line, resulting in an impairment charge of $2.9 million.

     Write-off of Digital:Convergence

     During the second quarter of 2001, the Company wrote off all assets and liabilities relating to its intellectual property license with Digital:Convergence, resulting in a net charge of $7.4 million.

     Interest expense (income), net

     Interest expense/(income) consists primarily of interest paid to creditors as part of financed purchases, notes payable and NeoMedia's asset-based collateralized line of credit net of interest earned on cash equivalent investments. Interest (income) decreased by $119,000, or 80%, to $(30,000) for the nine months ended September 30, 2001 from $(149,000) for the nine months ended September 30, 2000, due to reduced cash balances throughout the 2001year as compared to the 2000 cash balance.

     Loss from continuing operations

     During the nine months ended September 30, 2001, the Company's loss from continuing operations increased by $8.8 million or 109% from 8.1 million in 2000 to $16.9 million in 2001. This increase is primarily due to the write-off of the Digital:Convergence license contract of $7.4 in the second quarter of 2001.

     Loss from discontinued operations

     The Company discontinued operations of its Qode business unit in 2001, resulting in a loss from operations of discontinued business units of $3.7 million in 2001. There was no loss from this business unit during 2000. The business unit's assets were purchased in March 2001 and the implementation was cancelled during the second quarter of 2001. (See Note 1)

     Loss on disposal of discontinued operations

     The Company sustained a loss of $3.2 million in 2001 from the disposal of the Qode business unit in 2001. (See Note 1)

     Net Loss

     The net loss for the nine months ended September 30, 2001 was $23.8 million, which represented a $15.7 million, or 194% increase from a $8.1 million loss for the nine months ended September 30, 2000. The increase in net loss is due primarily to the write-off of the Digital:Convergence contract and the discontinuation of the Company's Qode and Multi-level Marketing/Affinity product lines, offset by lower expenses as a result of the Company's cost reduction effort.

         Years ended December 31, 2000 and 1999

     Net Sales

     Total net sales for the year ended December 31, 2000 were $27.6 million, which represented a $2.3 million, or 9.1%, increase from $25.3 million for the year ended December 31, 1999. This increase primarily resulted from the intellectual property license contract signed with Digital:Convergence, offset by decreased sales of Y2K licenses and services from $3.3 million in 1999 to $0.1 million in 2000.

     License Fees

     Total license fees increased from $2.4 million to $8.4 million, or 250.0%, for the years ended December 31, 1999 and December 31, 2000. The increase was due to a license agreement, entered into during the fourth of quarter of 2000, between us and Digital:Convergence, granting Digital:Convergence a worldwide, non-exclusive license of our patent portfolio. Revenue from this agreement totaled $7.8 million in 2000. This was offset by a decrease of $1.8 million due to the discontinuation of our Y2K product line. Cost of sales as a percentage of related sales was 15.4% during 2000 compared to 73.7% during 1999. This decrease in the cost of sales as a percentage of related sales was primarily due to the Digital:Convergence license sale in 2000 and the discontinuation of Y2K licenses on which NeoMedia paid royalties.

     Resales of Software and Technology Equipment and Service Fees

     Resales of software and technology equipment and service fees decreased by $3.7 million, or 16.1%, to $19.1 million for the year ended December 31, 2000, as compared to $22.8 million for the year ended December 31, 1999. This decrease primarily resulted from decreased resales of IBM equipment due to discontinuation of sales in the Canadian market. Also contributing to the decrease was reduced service revenue from Y2K products of $1.6 million. Cost of sales as a percentage of related sales decreased to 90.0% during 2000 from 90.5% during 1999.

     Sales and Marketing

     A portion of the compensation to the sales and marketing staff constitutes salary and is fixed in nature and the remainder of this compensation, which is paid as a commission, is directly related to sales volume. Sales and marketing expenses decreased $0.3 million, or 4.4%, to $6.5 million for the year ended December 31, 2000 from $6.8 million for the year ended December 31, 1999, due to a decrease in NeoMedia's application services direct sales force, offset by personnel additions in marketing.

     General and Administrative

     General and administrative expenses increased by $1.7 million, or 32.1%, to $7.0 million for the year ended December 31, 2000, from $5.3 million for the year ended December 31, 1999. This increase was due to the accrual of executive performance incentives in 2000. No performance incentive expense was incurred in 1999. Also, increased legal costs of $0.5 million were expensed in 2000.

     Research and Development

     During the year ended December 31, 2000, we charged to expense $1,101,000 of research and development expenses, an increase of $114,000 or 11.6% compared to $986,000 charged to expense for the year ended December 31, 1999. This increase was due to increased resources directed toward the development of the application services business. To the extent we can obtain additional capital, we will continue to make significant investments in research and development.

     Net Interest (income) Expense

     Interest expense consists primarily of interest paid to creditors as part of financed purchases, capitalized leases and our asset-based collateralized line of credit net of interest earned on cash equivalent investments. Interest expense decreased by $400,000, or 177%, to income of $174,000 for the year ended December 31, 2000 from $226,000 of expense for the year ended December 31, 1999. This was due to reduced interest expense resulting from the repayment of notes in the first quarter of 2000, as well as interest income from higher cash balances during 2000.

     Net Loss

     The net loss for the year ended December 31, 2000 was $5.4 million, which represented a $5.1 million, or 48.6% decrease from a $10.5 million loss for the year ended December 31, 1999. The decrease was primarily due to revenue from the licensing of our intellectual property in 2000. This was offset by a 97% decrease of Y2K revenue in 2000 along with increased general and administrative expenses.

     Years Ended December 31, 1999 and 1998

     Net Sales

     Total net sales for the year ended December 31, 1999 were $25.3 million, which represented a $1.8 million, or 7.7%, increase from $23.5 million for the year ended December 31, 1998. This increase primarily resulted from higher resales of technology equipment during the year, offset by lower services revenue.

     License Fees

     License fees remained unchanged at $2.4 million for the years ended December 31, 1999 and December 31, 1998. Cost of sales as a percentage of related sales was 26.4% during 1999 compared to 11.6% during 1998. This increase in the cost of sales as a percentage of related sales was primarily due to the increased sales of licenses with royalties.

     Resales of Software and Technology Equipment and Service Fees

     Resales of software and technology equipment increased by $2.8 million, or 16.6%, to $19.7 million for the year ended December 31, 1999, as compared to $16.9 million for the year ended December 31, 1998. This increase primarily resulted from increased resales of Sun Microsystems equipment. Cost of sales as a percentage of related sales was 87.7% during 1999, compared to 86.6% during 1998. NeoMedia's service fees decreased by $1.2 million, or 27.9%, to $3.1 million for the year ended December 31, 1999, compared to $4.3 million for the year ended December 31, 1998. This decrease was primarily due to lower sales of services related to the installation services of value-added equipment resales, as well as reduced revenue from referral fees for third-party services. Cost of service fees as a percentage of related sales increased to 109.1% during 1999 from 86.4% during 1998 primarily due to the decrease in services revenue.

     Amortization of Capitalized Software and Patents

     Amortization of capitalized software and patents included in cost of sales was $1,142,000 in 1999 compared to $596,000 in 1998. This increase was primarily due to amortizing patent costs related to the acquired Solar patent in 1999 and expensing the Company's Y2K products at the end of 1999.

     Sales and Marketing

     A portion of the compensation to the sales and marketing staff constitutes salary and is fixed in nature and the remainder of this compensation, which is paid as a commission, is directly related to sales volume. Sales and marketing expenses decreased $3.2 million, or 32.0%, to $6.8 million for the year ended December 31, 1999 from $10.0 million for the year ended December 31, 1998, as a result primarily of reductions in marketing expenses and a reduction in selling expenses related to Y2K products.

     General and Administrative

     General and administrative expenses increased $0.4 million, or 8.2%, to $5.3 million for the year ended December 31, 1999, from $4.9 million for the year ended December 31, 1998. This increase was due to an increase in the allowance for doubtful accounts at December 31, 1999.

     Research and Development

     During the year ended December 31, 1999, NeoMedia charged to expense $986,000 of research and development expenses, a decrease of $83,000 or 7.8% compared to $1,069,000 charged to expense for the year ended December 31, 1998. This decrease was due to an increase in capitalization of development costs related to the ASP products. To the extent the Company can obtain additional capital, it will continue to make significant investments in research and development.

     Net Interest (Income) Expense

     Interest expense consists primarily of interest paid to creditors as part of financed purchases, capitalized leases and NeoMedia's asset-based, collateralized line of credit net of interest earned on cash equivalent investments. Interest (income)/expense increased by $347,000, or 287%, to $226,000 for the year ended December 31, 1999 from $(121,000) for the year ended December 31, 1998, due to the interest income earned in 1998 on the proceeds from common stock purchase warrants exercised in the fourth quarter of 1997, as well as higher interest payments on debt obtained at the end of 1998.

     Net Loss

     The net loss for the year ended December 31, 1999 was $10.5 million, which represented a $1.0 million, or 8.7% decrease from a $11.5 million loss for the year ended December 31, 1998. The decrease was primarily due to reduced marketing expenses and a decrease in selling expenses related to Y2K products. This was offset by a lower gross profit caused by lower service revenue and increased software amortization expense.

Liquidity and Capital Resources

     Net cash used in operating activities for the years ended December 31, 2000, 1999, and 1998 was $6.8 million, $7.0 million, and $7.1 million, respectively. During the year ended December 31, 2000, trade accounts receivable inclusive of costs in excess of billings increased by $1.0 million, while accounts payable, accrued expenses and deferred revenue increased by $1.1 million. During the year ended December 31,1999, trade accounts receivable inclusive of costs in excess of billings decreased by $2.5 million, while accounts payable, accrued expenses and deferred revenue decreased by $1.7 million. During the year ended December 31,1998, trade accounts receivable inclusive of costs in excess of billings decreased by $197,000 million, while accounts payable, accrued expenses and deferred revenue increased by $2.1 million. Our net cash flow used in investing activities for the years ended December 31, 2000, 1999, and 1998 was $2.6 million, $2.1 million, and $2.4 million, respectively. This increase from 1999 to 2000 resulted from higher capitalized software development costs coupled with an increase in acquisition costs related to long-term and intangible assets. The decrease from 1998 to 1999 resulted in lower capitalization of software development costs relating to proprietary products taken to market during 1999.

     Net cash used in operating activities for the nine months ended September 30, 2001 and 2000, was $4.9 million and $9.6 million, respectively. During 2001, trade accounts receivable inclusive of costs and estimated earnings in excess of billings on uncompleted contracts decreased $1.4 million, while accounts payable inclusive of billings in excess of costs and estimated earnings on uncompleted contracts, accrued expenses and deferred revenue decreased $0.1 million. During 2000, trade accounts receivable inclusive of costs and estimated earnings in excess of billings on uncompleted contracts increased $0.1 million, while accounts payable inclusive of billings in excess of costs and estimated earnings on uncompleted contracts, accrued expenses and deferred revenue decreased $3.6 million. NeoMedia's net cash flow used in investing activities for the nine months ended September 30, 2001 and 2000 was $3.0 million and $2.0 million, respectively.

     Net cash provided by financing activities for the nine months ended September 30, 2001 and 2000, was $3.7 million and $11.7 million, respectively. The decrease was due to $12.4 million raised during the first quarter of 2000 through the issuance of common stock, as well as the exercise of warrants and stock options.

     During the years ended December 31, 2000, 1999, and 1998, our annual net losses totaled approximately $5,409,000, $10,472,000, and $11,495,000, respectively. As of September 30, 2001, we had accumulated losses from operations of approximately $61,595,000, had a working capital deficit of approximately $4,235,000, and approximately $290,000 in unrestricted cash balances.

     We cannot be certain that anticipated revenues from operations will be sufficient to satisfy our capital requirements past December 31, 2001. Our belief is based on our operating plan, which in turn is based on assumptions that may prove to be incorrect. If our financial resources are insufficient we may require additional financing in order to execute on our operating plan and continue as a going concern. We cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In any of these events, we may be unable to implement our current plans for expansion, repay our debt obligations as they become due or respond to competitive pressures, any of which circumstances would have a material adverse effect on our business, prospects, financial condition and results of operations. In the event that any future financing should take the form of equity securities, the holders of the common stock may experience additional dilution.

     During the nine months ended September 30, 2001, we successfully obtained approximately $1.6 million of equity financing and approximately $1.2 million from the exercise of stock options and warrants. Subsequent to September 30, 2001, we have undertaken the following initiatives to raise additional capital and reduce expenses:

     On October 24, 2001, the Company filed a proxy statement with the SEC to request a shareholder vote that would increase the number of the Company's authorized shares of common stock from 50,000,000 shares to 100,000,000 and increase the number of the Company's authorized shares of preferred stock from 10,000,000 shares to 25,000,000. The proxy also requests approval to sell 19,000,000 shares of common stock to accredited investors in exchange for limited recourse promissory notes, accruing interest at a rate of 6% per annum, with a term of three moths, providing for mandatory repayment of principal in the amount of the proceeds of any sale of the shares of common stock (or other securities or assets issued in respect of such shares of common stock) purchased by means of such promissory notes, with sole recourse under the event of default under the promissory note limited to recovery of the shares of common stock purchased (or other assets or securities issued in respect thereof) by means of such promissory note.

Recently issued accounting pronouncements

     In June of 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The FASB later issued in June 1999 SFAS No. 137, which deferred the effective date for SFAS No. 133 to all fiscal years beginning after June 15, 2000, with earlier application encouraged. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of SFAS No. 133 did not have a material impact on our financial position or results of operations.

     On December 3, 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition. This SAB provides guidance on the recognition, presentation and disclosure of revenue in financial statements. We implemented SAB No. 101 for the quarter ended June 30, 2000. It did not have a material impact on our results of operations.

     On July 21, 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 (SFAS No. 141), "Business Combinations", and No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill; SFAS No. 142 addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that goodwill and intangible assets which have indefinite useful lives will not be amortized, but rather will be tested at least annually for impairment. It also provides that intangible assets that have finite useful lives will continue to be amortized over their useful lives, but those lives will no longer be limited to forty years. SFAS No. 141 is effective for all business combinations after June 30, 2001. The provisions of SFAS No. 142 are effective beginning January 1, 2002. The Company is considering the provisions of SFAS No. 141 and No. 142 and at present has not determined the impact of adopting SFAS No. 141 and SFAS No. 142.

     In October 2001, the FASB recently issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

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

                                    BUSINESS

Our Business

     We develop proprietary technologies that link physical information and objects to the Internet marketed under our "PaperClick(TM)" brand name and automate print production operations.

     We are structured as two distinct business units: Application Services and Systems Integration Services.

     Application services (physical world-to-Internet offerings) is our core business and is based in the United States, with development and operating facilities in Fort Myers, Florida. Application services develops and supports all of our physical world to Internet technology as well as its suite of application service provider services, including our linking "switch" and our application platforms. Application services also provides the systems integration resources needed to design and build custom customer solutions predicated on our infrastructure technology.

     Systems integration services is the original business line upon which we were organized. This unit resells client-server equipment and related software. The unit also provides general and specialized consulting services targeted at software driven print applications, and especially at process automation of production print facilities through its integrated document factory solution. Systems integration services also identifies prospects for custom applications based on our products and services. The operations are based in Lisle, Illinois.

Our Products and Services

     Application Services

     PaperClick(TM) switching service. PaperClick(TM) is a state-of-the-art application switching platform that links physical objects to digital media through the use of scanned UPC, EAN, or custom PaperClick(TM) codes. It allows advertisers and retailers to create their own links to Web pages and print a PaperClick code that consists of a number or word as well as a barcode. Users type the short PaperClick code or scan a PaperClick barcode to connect directly to Web-related information. Using PaperClick codes, publishers are able to extend printed story scope with links to interactive content, and at the same time, deliver display ads, classified ads, directories, or direct marketing material. Advertisers can provide to potential customers direct access to a Web page that can provide more information on the product, provide instant e-commerce to buy the product or even show videos about the product. Demographic information can be compiled and marketed to the publishers and advertisers. This dynamic open solution serves a wide variety of customers in industrial, commercial, and educational applications.

     Qode Universal Commerce Solution. The Qode Universal Commerce Solution enables commerce and advertising promotion using an e-commerce engine with a robust complement of product searching agents, as well as an end-user list-making utility to manage lists of products of interest, and a promotional delivery engine component that delivers perfectly-targeted promotions based on consumer desires as evidenced by search history. This application service provider, or ASP, based server contains the world's largest known UPC-indexed database and is available by means of an ASP model to a variety of commercial entities. It also provides a robust search capability including cross indexing by keyword, category and UPC code. While we have signed a non-binding letter of intent to sell the assets purchased by us from Qode.com, Inc. in March 2001, including the Qode Universal Commerce Solution, the asset sale agreement is expected to give us a five-year license to sell the Qode Universal Commerce Solution.

     Intellectual Property Licensing. We currently hold four U.S. patents relating to the physical world-to-Internet marketplace. We intend to license this intellectual property portfolio to companies endeavoring to tap the potential of this emerging market. To date, we have entered into such agreements with Digital:Convergence, A.T. Cross Company, and Symbol Technologies. We will continue to pursue additional license agreements in the future.

     Systems Integration Services

     Product Sales and Equipment Resales

     This unit markets and sells proprietary software products, including high-density symbology encoders and resells client-server hardware and related systems, such as Sun Microsystems, IBM, and others, as well as related applications software and services.

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

     Integrated Document Factory

     The integrated document factory solution provides a design and implementation of a collection of tested hardware and software solutions utilizing Xerox printers and Sun servers to turn document creation, production, and printing into an assembly line manufacturing process. The system particularly assists financial service concerns such as banks, insurance companies, and brokerage firms as well as helps to manage high-volume printing of statements on a frequent basis.

     System Integration Services

     Systems integration services is responsible for customer identification, pre- and post-sales relationship support, proposals, and account management surrounding custom application development for solutions involving the metered switch services. These customized solutions are built and integrated by means of our application services business unit.

Our Markets

     Application Services

     The goal of our application services business segment is to drive transactions to our switch and background computer process to link physical world to the Internet. Our switching platform is a state-of-the-art open and extensible cross-media publishing tool serving customers in a variety of industrial, commercial, and educational applications. This business segment is also responsible for licensing our intellectual property to others as a means of promoting this new market as well as providing a revenue and cash resource. We have been developing our physical world-to-Internet technology and offerings since 1996 and consider ourselves an innovator and pioneer in this industry. In the past year, we have seen similar technologies and concepts emerge in the marketplace, and see these events as a positive validation of the physical world-to-Internet concept.

     Press from competitors is expected to continue to raise consumer awareness of physical-to-Web convergence. We believe the key to the adoption of physical world-to-Internet technologies in the marketplace will be in the development of real world applications that provide the end user a valuable experience. Our service offering, however, differs from those of AirClic and other competitors in that, unlike their products and services, our products do not require the use of a proprietary or specified device, and we offer our service on a private label basis. We are positioned to provide solutions that preserve the customer's brand and also provide tailored solutions to fit the customer needs.

     Systems Integration Services

     The technology and equipment resale business is becoming a commodity industry for products undifferentiated by value added proprietary elements and services. Resale operations are also being compressed as equipment manufacturers consolidate their distribution channels.

     Proprietary products, such as our encoders, systems integration services, and integrated document factory solutions, offer a competitive value-add to our consulting and integration business. This division has unique offerings, which, to the extent that they meet market needs, offer the potential for growth in this industry.

     This division also sells migration products, tools designed to migrate software code from one platform to another platform, primarily to mid-sized to large corporations and government agencies. The products include proprietary products and software tools to migrate Wang, HP3000, Data General, DEC and IBM DOS/VSE platforms, legacy systems, to a Unix or NT open system platform.

Our Strategy

     We have spent the past five years developing and patenting the now confirmed space of linking the physical and Internet environments, and developing and implementing five generations of continuously refined switch technology that seamlessly bridges these environments.

     We are now entering a new phase of operations. With the market being validated with the emergence of other competitors, we are turning our attention to the next stage of market development by facilitating the growth of the industry through licensing of our PaperClick(TM) switching platform to companies in this space, as well as traditional businesses with offerings related to commerce, publishing, extended media publishing, e-learning, and others. Additionally, we are strategically pursuing intellectual property licensing opportunities with organizations attempting to commercialize physical world-to-Internet technology, such as A.T. Cross Company.

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

     While pursing these goals we remain aware of strategic issues, opportunities, and constraints that will govern the interplay of competition and alliances in this rapidly emerging market.

Our Strategic Relationships

     Application Services

     In this segment, we have a number of customers using our products and services, including Amway, Solar, A.T. Cross, NYCO and several large organizations in Latin America, including several prestigious universities. During the year ended December 31, 2000, we entered into a license agreement with Digital:Convergence. This customer accounted for 28.2% of the Company's total revenue and 96.1% of our application services revenue during such year. During 2001, we did not recognize any revenue related to the DC contract, and we wrote off approximately $7.4 million in net assets and liabilities related to the contract. We are aggressively pursuing numerous opportunities for our products and services.

     In January 2001, we entered into patent license with A.T. Cross Company, a major international manufacturer of fine writing instruments and pen computing products. Cross obtained the rights under our print-to Internet patents for personal portable scanning devices used to link bar codes on documents and other physical consumer goods to corresponding Internet content. Cross will pay a royalty per device to us for license rights granted under this agreement.

     In May, 2001, we entered into an agreement with Symbol Technologies, Inc., granting Symbol a worldwide, non-exclusive license of our patents surrounding the sale and use of scanning devices used in physical world-to-Internet technologies.

     Systems Integration Services

     Through this segment, we provide services and products to a spectrum of customers, ranging from closely held companies to Fortune 500 companies. For the years ended December 31, 2000, 1999, and 1998, one customer, Ameritech Services, Inc., accounted for 29.9%, 23.9%, and 24.9%, respectively, of our revenue. We expect sales to Ameritech as a percentage of total sales to decline in the future. Furthermore, we do not have a written agreement with Ameritech and, therefore, there are no contractual provisions to prevent Ameritech from terminating its relationship with us at any time. Accordingly, the loss of this customer, or a significant reduction by it in buying the products and services offered by us, absent diversification, would materially and adversely affect of our business, prospects, financial condition, and results of operations. In addition, a single supplier supplies the equipment and software, which is re-marketed to this customer. Accordingly, the loss of this supplier would materially adversely affect our business, prospects, financial condition, and results of operations. For these reasons, we are seeking, and continue to seek, to diversify our sources of revenue and vendors from whom we purchase.

Sales and marketing

     Application Services

     Our focus is on identifying industries and companies that desire to differentiate their products and services, and also profit from, a physical world-to-Internet switching platform. We are also continually working to identify potential motivated licensees of our intellectual property patent portfolio. We are currently developing partnerships and other agent relationships to collectively supplement our internal sales and marketing staff.

     Systems Integration Services

     We, through or systems integration services division, markets our products and services, as well as those for which we act as a re-marketer, primarily through a direct sales force, which was composed of six individuals as of September 30, 2001. In addition, the business unit also relies upon strategic alliances with industry leaders to help market products and services, provide lead referrals, and establish informal co-marketing arrangements. Our representatives attend seminars and trade shows, both as speakers and participants, to help market products and services. In addition, this business segment has two agents in the United States that sell our products and services.

Research and development

     Application Services

     We believe that our success in the Internet environment depends upon our ability to quickly develop new products and services, as well as make enhancements to our existing products. The application services segment employed four persons in the area of product development as of September 30, 2001, 24 persons as of December 31, 2000, and 19 persons as of December 31, 1999. During the nine month period ended September 30, 2001, this segment incurred total software development costs of $3,952,000, of which $3,732,000 was capitalized as software development costs and $220,000 were expensed as research and development costs. During the year ended December 31, 2000, total software development costs were $2,888,000 of which $1,787,639 was capitalized as software development costs and $1,101,000 was expensed as research and development costs. During the year ended December 31, 1999, total software development costs were $1,722,000, of which $807,000 were capitalized as software development costs and $915,000 were expensed as research and development costs. Sixteen additional employees were added to the product development area in March 2001 as part of the Qode asset acquisition. Those employees were subsequently laid off in anticipation of the sale of the Qode assets to the Finx Group, which is currently subject to a non-binding a letter of intent.

     Systems Integration Services

     All significant research and development relating to our consulting and integration products was discontinued at December 31, 1999 when we discontinued our Y2K business. All employees that were in this area were reassigned or released at or prior to such time. If any future research or development of products is needed, it will be performed by the application services division or outside contractors.

Intellectual Property

     Our success in the physical world-to-Internet and the value-added systems integration markets is dependent upon our proprietary technology, including patents, and other intellectual property, and on our ability to protect our proprietary technology and other intellectual property rights. In addition, we must conduct our operations without infringing on the proprietary rights of third parties. We also intend to rely upon unpatented trade secrets and the know-how and expertise of our employees. To protect our proprietary technology and other intellectual property, we rely primarily on a combination of the protections provided by applicable patent, copyright, trademark, and trade secret laws as well as on confidentiality procedures and licensing arrangements. We have four patents for our physical world-to-Internet technology. We also have several trademarks relating to our proprietary software products. Although we believe that we have taken appropriate steps to protect our unpatented proprietary rights, including requiring that our employees and third parties who are granted access to our proprietary technology enter into confidentiality agreements with us, we can provide no assurance that these measures will be sufficient to protect our rights against third parties. Others may independently develop or otherwise acquire patented or unpatented technologies or products similar or superior to ours.

     We license from third parties certain software tools that we include in our services and products. If any of these licenses were terminated, we could be required to seek licenses for similar software from other third parties or develop these tools internally. We may not be able to obtain such licenses or develop such tools in a timely fashion, on acceptable terms, or at all. Companies participating in the software and Internet technology industries are frequently involved in disputes relating to intellectual property. We may in the future be required to defend our intellectual property rights against infringement, duplication, discovery, and misappropriation by third parties or to defend against third-party claims of infringement. Likewise, disputes may arise in the future with respect to ownership of technology developed by employees who were previously employed by other companies. Any such litigation or disputes could result in substantial costs to, and a diversion of effort by, us. An adverse determination could subject us to significant liabilities to third parties, require us to seek licenses from, or pay royalties to, third parties, or require us to develop appropriate alternative technology. Some or all of these licenses may not be available to us on acceptable terms or at all, and we may be unable to develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Other Recent Developments

     Qode.com Assets

     In March 2001, we acquired the assets of Qode.com, a Web-based commerce facilitation service, which brings manufacturers, distributors, and potential customers together and then motivates them to buy from both e-commerce and bricks and mortar channels through the patent-pending system of promotion and incentive. The Qode system represents over three years of development effort to create a comprehensive database of commercial products and services. Coupled with our capability to tie in print media promotion in the form of catalogs and coupons as well as newspaper and magazine advertising, the Qode universal commerce solution has the potential to provide early revenue from a compelling transaction application that will complement our existing switch infrastructure service.

     On September 7, 2001, we announced that we had signed a letter of intent to sell the assets of our Fort Lauderdale-based Qode business unit, which we acquired in March 2001, to The Finx Group, Inc., a holding company in Elmsford, New York. The agreement calls for The Finx Group to assume approximately $620,000 of Qode's payables and $800,000 in long-term assets. We are expecting to receive 500,000 shares of The Finx Group common stock, a five-year license to use and sell Qode Services, and up to $5 million in affiliate revenues from The Finx Group from Qode sales over the next five years.

     About.com, Inc. Relationship

     In June 2001, we announced that we entered into a one-year license agreement with About.com, Inc. to provide our Qode Universal Commerce Solution(TM) to About.com's estimated 36 million worldwide users. We and About.com intend to promote the co-branded shopping service throughout the About.com network. In June 2001, About.com ran banner ads on its site promoting the Qode Universal Commerce Solution(TM). As part of the emerging About.com and NeoMedia relationship, About.com received 452,489 shares of our Series B Convertible Preferred Stock, par value $0.01 per share, of the 500,000 total Series B Convertible Preferred shares which we are authorized to issue, in consideration for these promotions. We recorded an expense of $882,000 associated with this transaction in the second quarter in sales and marketing expense in the accompanying consolidated statements of operations. The agreement with About.com was terminated on August 31, 2001, in anticipation of the sale of the Qode assets to the Finx Group.

     AirClic, Inc. Relationship

     On July 3, 2001, we entered into a non-binding letter of intent with AirClic, Inc. ("AirClic") which contemplated an intellectual property cross-licensing transaction between us and AirClic. Under the terms of the letter of intent, AirClic was to provide us with bridge financing of $2,000,000, which was to be paid to us in installments. On July 11, 2001, AirClic advanced $500,000 in bridge financing to us in return for a promissory note secured by all of our assets. During the negotiation of a definitive set of agreements, the parties decided not to proceed with the cross-licensing transaction. AirClic has since initiated two currently pending lawsuits against us. See "Business - Legal Proceedings."

     Digital: Convergence Corporation Relationship

     We entered into an agreement with a competitor, Digital:Convergence, in October 2000, granting them a worldwide, non-exclusive license of our extensive patent portfolio for directly linking documents, objects, transaction and voice commands to the Internet. The agreement provided for annual license fees over a period of ten years in excess of $100 million through a combination of cash and equity. We recognized $7.8 million of revenue during the year ended December 31, 2000 related to this contract, including a $5 million cash payment made to us in October 2000 for royalties earned before contract execution and $2.5 million related to the $10 million of payments in Digital:Convergence common stock and cash expected to be received in the first year of the contract. As part of the contract, we issued to Digital:Convergence a warrant to purchase 1.4 million shares of our common stock with an exercise price of $6.00, expiring October 18, 2005.

     In the first quarter of 2001, Digital:Convergence issued us an interest bearing $3 million note payable in lieu of a $3 million cash payment due in January 2001. The Company also received $2 million of Digital:Convergence stock in January as part of the $5 million payment due. The note was originally due on April 24, 2001, however, on that date we agreed to extend it until June 24, 2001. As a result of this extended payment, we did not recognize royalty revenue in the first quarter 2001. We also partially wrote down, in the first quarter of 2001, the value of the Digital:Convergence stock receivable and Digital:Convergence stock we had already received to a value that we believed was reasonable at the time. The write-down consisted of a reduction in assets of $7.7 million and a corresponding reduction in liabilities of $7.7 million. The Digital:Convergence stock was valued at $1 million and the Digital:Convergence receivable was valued at $9.2 million.

     In April 2001, we received an additional $5 million in Digital:Convergence stock based on the valuation formula stipulated in the contract. We valued this stock at $2.5 million upon receipt.

     Also in April, 2001, we have entered into an agreement with Digital:Convergence whereby for a period from the date of the registration until October 24, 2001, if we identify a purchaser for our shares, Digital:Convergence will exercise the warrant to purchase 1.4 million shares of common stock and sell the shares to the identified purchaser. One third of the net proceeds made by Digital:Convergence on the sale of the common stock shall be paid to us toward repayment of

Digital:Convergence's obligations under the note to us in the amount of $3 million. In consideration for this, the warrant exercise price has been reduced during this period to 38 percent of the closing sale price of our common stock on the day prior to the date of exercise. Because the exercise of the warrants at this reduced price is contingent upon us finding a purchaser, the value of this repricing will be measured and recorded at that time.

     Digital:Convergence did not pay the note that was due on June 24, 2001. On June 26, 2001, we filed a $3 million lawsuit against Digital:Convergence for breach of contract regarding the $3 million promissory note. We also learned in June that Digital:Convergence's capital raising efforts and business operations were having difficulty and we decided to write down the remaining net asset value of all amounts related to Digital:Convergence on our balance sheet. Net assets consisted of $14.7 million of assets and $7.3 million of liabilities as of March 31, 2001. We recognized a one-time non-cash $7.4 million charge against net assets relating to the contract with Digital:Convergence during the three months ended June 30, 2001. Any future revenues related to this contract will be recorded as received.

     In June 2001, our compensation committee approved an adjustment relating to the Digital:Convergence patent license fees, to the 2000 executive incentive plan that reduced our bonus payout by approximately $1.1 million. This amount was recorded as a reduction to general and administrative expense during the three months ended June 30, 2001.

     Miscellaneous Events

     In May 2001, we repriced approximately 1.5 million additional warrants subject to a limited exercise period and other conditions, including certain warrants issued in connection with our initial public offering in 1996, which will expire in November 2001. The repricing program allows the warrant exercise price to be reduced to 33 percent of the closing sale price of our common stock (subject to a minimum) on the day prior to the date of exercise for a period of six months from the date the repricing program began. The exercise of the warrants and sale of the underlying common stock is at the discretion of a broker selected by the Company, within the parameters of the repricing arrangement.

Product Liability Insurance

     We have never had any product liability claim asserted against us. However, we could be subject to product liability claims in connection with the use of the products and services that we sell. There can be no assurance that we would have sufficient resources to satisfy any liability resulting from these claims or would be able to have our customers indemnify or insure us against such claims. Although we maintain our insurance against such claims, there can be no assurance that such coverage will be adequate in terms and scope to protect us against material adverse effects in the event of a successful claim. We are currently covered up to $1 million for product and completed operations liability.

Government regulation

     Existing or future legislation could limit the growth of use of the Internet, which would curtail our revenue growth. Statutes and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Congress recently passed laws regarding children's online privacy, copyrights and taxation. The law remains largely unsettled, even in areas where there has been legislative action. It may take years to determine whether and how existing laws governing intellectual property, privacy, libel and taxation apply to the Internet, e-commerce and online advertising. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. See "Risk Factors - Risks Related to Our Industry - Regulatory and Legal Uncertainties Could Harm Our Business".

     Certain of our proprietary technology allows for the storage of demographic data from our users. The European Union recently adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit our ability to collect and use information collected by our technology in certain European countries. In addition, the Federal Trade Commission and several state governments have investigated the use by certain Internet companies of personal information. We could incur significant additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

Employees

     As of September 30, 2001, we employed 21 persons. Of the 21 employees, ten are located at our headquarters in Fort Myers, Florida, and 11 at other domestic locations. Of the 21 employees, four are dedicated to the application services unit, 11 are dedicated to the Systems Integration Services unit, and six provide shared services used by both business units. None of our employees are represented by a labor union or bound by a collective bargaining agreement. We believe that our employee relations are good.

Properties

     Our principal executive, development and administrative office is located at 2201 Second Street, Suite 600, Fort Myers, Florida 33901. We occupy approximately 15,000 square feet under terms of a written lease from an unaffiliated party which expires in January 31, 2004, with monthly rent totaling approximately $24,000. We maintain a sales facility at 2150 Western Court, Suite 230, Lisle, Illinois 60532, where we occupy approximately 6,000 square feet under the terms of a written lease from an unaffiliated party expiring on October 31, 2003, with monthly rent totaling approximately $7,500. In March 2001, with the acquisition of the assets of Qode.com, Inc., we added an additional 8,388 square feet office lease at 4850 N. State Road 7, Suite 104, Ft. Lauderdale, Florida, with monthly rent totaling approximately $9,200. The lease expires March, 2005. With the anticipated sale of the Qode assets, as subject to executed letter of intent, this space is in the process of being subleased.

     During 2001, we closed our office in Monterrey, Mexico, which was primarily used for sales and consulting efforts.

     We believe that existing office space is adequate to meet current and short-term requirements.

Legal Proceedings

     On September 6, 2001, AirClic, Inc. filed suit against us in the Court of Common Pleas, Montgomery County, Pennsylvania, for breach of contract relating to the July 3, 2001 non-binding letter of intent signed by us and AirClic. See "Business - Other Recent Developments." AirClic claims that we violated express representations and warranties relating to our assets and state of business affairs contained in a promissory note in the principal amount of $500,000 issued to AirClic by us in return for an advance of $500,000 pursuant the letter of intent. AirClic seeks a judgment to accelerate repayment of the $500,000 note due January 11, 2002, and to relieve AirClic from any obligation to make further loans to the Company as outlined in the letter of intent. We have filed an answer denying the claims set forth in AirClic's complaint and have asserted counterclaims against AirClic for fraud.

     On June 26, 2001, we filed a $3 million lawsuit in the U.S. District Court, Northern District of Texas, Dallas Division, against Digital:Convergence Corporation for breach of contract regarding a $3 million promissory note due on June 24, 2001 that was not paid. We are seeking payment of the $3 million note plus interest and attorneys fees. See "Business - Other Recent Developments".

     In April 2001, the former President and director of NeoMedia filed a lawsuit against us and several of our directors. The suit was filed in the Circuit Court of the Twentieth Judicial Circuit for Sarasota, Florida. The claim alleges the individual was fraudulently induced into accepting employment and that we breached the employment agreement. The individual's employment with us ended in January 2001. We believe the claim is without merit and intends to vigorously defend itself. Final outcome of this matter is uncertain and a range of loss cannot reasonably be estimated.

     On August 20, 2001, Ripfire, Inc. filed suit against us in the San Francisco County Superior Court seeking payment of $138,000 under a software license agreement entered into between us and Ripfire in May 2001.

     On October 3, 2001, Headway Associates, Ltd. filed a complaint for damages in the Circuit Court of the Seventeenth Judicial Circuit for Broward County, Florida. Headway Associates, Ltd. is seeking payment of all amounts due under the terms the lease agreement of the Ft. Lauderdale office of NeoMedia's Qode business unit. The lease commenced on March 3, 2000 and terminates on March 31, 2005.

     On October 30, 2001, AirClic, Inc. filed a civil action in the United States District Court for the Eastern District of Pennsylvania, requesting a declaratory judgment that three of the Company's patents are invalid and/or unenforceable. The action alleges that NeoMedia failed to disclose material prior art to the US Patent and Trade Office in connections with the prosecution of certain of its patents. The action further alleges that claims of certain of NeoMedia's patents fail to satisfy the requirements for patentability.

                                  MANAGEMENT

Directors and Officers

     Our directors and executive officers, their respective ages, and their positions held with us are as follows:

Name                          Age         Position
----                          ---         -------

Charles W. Fritz...........    44         Chief Executive Officer, President
                                          and Chairman of the Board of Directors
Charles T. Jensen..........    57         Chief Financial Officer, Treasurer,
                                          Vice President and Director
William E. Fritz...........    70         Secretary and Director
James J. Keil..............    73         Director
A. Hayes Barclay...........    70         Director
Paul Reece.................    64         Director

     The following is certain summary information with respect to the directors and executive officers of NeoMedia:

     Charles W. Fritz, is a founder of NeoMedia and has served as an officer and as a director of NeoMedia since our inception. On August 6, 1996, Mr. Fritz was appointed chief executive officer and chairman of the board of directors. On April 2, 2001, Mr. Fritz was appointed as president. Mr. Fritz is currently a member of the compensation committee. Prior to founding NeoMedia, Mr. Fritz was an account executive with IBM Corporation from January, 1986 to January, 1988, and director of marketing and strategic alliances for the information consulting group from February, 1988 to January, 1989. Mr. Fritz holds an M.B.A. from Rollins College and a B.A. in finance from the University of Florida. Mr. Fritz is the son of William E. Fritz, a director of NeoMedia, and its secretary.

     Charles T. Jensen, has been chief financial officer, treasurer and vice president of NeoMedia since May 1, 1996. Mr. Jensen has been a director since August 6, 1996, and currently is a member of the compensation committee. Prior to joining NeoMedia in November 1995, Mr. Jensen was chief financial officer of Jack M. Berry, Inc., a Florida corporation which grows and processes citrus products, from December, 1994, to October, 1995, and at Viking Range Corporation, a Mississippi corporation which manufactures gas ranges, from November 1993, to December 1994. From December, 1992, to February, 1994, Mr. Jensen was treasurer of Lin Jensen, Inc., a Virginia corporation specializing in ladies clothing and accessories. Prior to that, from January, 1982, to March, 1993, Mr. Jensen was Controller and vice-president of finance of The Pinkerton Tobacco Co., a tobacco manufacturer. Mr. Jensen holds a B.B.A. in accounting from Western Michigan University and is a Certified Public Accountant.

     William E. Fritz, is a founder of NeoMedia and has served as secretary and director of NeoMedia since our inception. Mr. Fritz also served as treasurer of NeoMedia from its inception until May 1, 1996. Since February, 1981 Mr. Fritz has been, an officer and either the sole stockholder or a majority stockholder, of G.T. Enterprises, Inc. (formerly Gen-Tech, Inc.), D.M., Inc. (formerly Dev-Mark, Inc.) and EDSCO, three railroad freight car equipment manufacturing companies. Mr. Fritz holds a B.S.M.E. and a Bachelor of Naval Science degree from the University of Wisconsin. Mr. Fritz is the father of Charles W. Fritz, NeoMedia's chief executive officer and chairman of the board.

     James J. Keil, has been a director of NeoMedia since August 6, 1996. Mr. Keil currently is a member and chairman of NeoMedia's compensation committee, your stock option committee and your audit committee. He is founder and president of Keil & Keil Associates, a business and marketing consulting firm located in Washington, D.C., specializing in executive recruiting and e-commerce technology projects. Prior to forming Keil & Keil Associates in April of 1990, Mr. Keil worked for Xerox and IBM Corporation for 38 years. From 1989-1995, Mr. Keil was on the board of directors of Elixir Technologies Corporation (a non-public corporation), and its chairman for two years. Mr. Keil served on the board of directors of Document Sciences Corporation a wholly owned Xerox subsidiary. Mr. Keil's college education includes a B.S. degree from the University of Dayton, and Masters level education at the Harvard Business School and the University of Chicago.

     A. Hayes Barclay, has been a director of NeoMedia since August 6, 1996, and currently is a member of the stock option committee and the audit committee. Mr. Barclay has practiced law for approximately 37 years and since 1967, has been an officer, owner and employee of the law firm of Barclay & Damisch, Ltd. and its predecessor, with offices in Chicago, Wheaton and Arlington Heights, Illinois. Mr. Barclay holds a B.A. degree from Wheaton College, a B.S. from the University of Illinois and a J.D. from the Illinois Institute of Technology - Chicago Kent College of Law.

     Paul Reece, has been a director of NeoMedia since August 6, 1996, and currently is a member of the compensation committee. From 1987 until 1995, when he retired from Pitney Bowes, Inc., Stamford, Connecticut, Mr. Reece served at various times as its vice-president of Operations and Technology Division, Vice-President of Technical Systems and advanced products and vice-president of corporate engineering and technology. Prior to joining Pitney Bowes, Inc., Mr. Reece worked for 19 years at General Electric Company in various technical, marketing and engineering positions. Mr. Reece holds a B.S., M.S. and PhD. in electronics and engineering from the University of Manchester, England.

     During July, 2001, we laid off 55 employees, including Rudolph Mosny, Chief Operating Officer and Executive Vice President - International, and Robert Durst, Chief Technical Officer and Executive Vice President, each of whom were also directors.

     During September, 2001, Michael Tanner, an outside director, resigned from the Board of Directors.

Election of Directors and Officers

     Directors are elected at each annual meeting of stockholders and hold office until the next succeeding annual meeting and the election and qualification of their respective successors. Officers are elected annually by the board of directors and hold office at the discretion of the board of directors.

Meetings and Committees of the Board of Directors

     During our fiscal year ended December 31, 2000, our Board of Directors held 18 meetings.

     Our board of directors currently has audit, stock option, and compensation committees. At least a majority of the members of each committee are independent directors. The audit committee reviews the scope of our audit, recommends to our board of directors the engagement of our independent auditors, reviews the financial statements, and reviews any transactions between us and any of our officers, directors or other related parties. Our stock option committee administers the 1996 and 1998 stock option plans and the 1996 management incentive plan. Our compensation committee evaluates our compensation policies and approves executive compensation and executive employment contracts. Messrs. Keil (chairman) and Barclay are members of the audit committee. Messrs. Keil (chairman) and Barclay are members of the stock option committee. Messrs. Keil (chairman), Charles W. Fritz, Jensen, Reece, and Tanner are members of the compensation committee.

Director Liability

     As permitted by Delaware law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to us or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Delaware law, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of NeoMedia and its stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of NeoMedia or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

     Our certificate of incorporation and by-laws also provide that we are required and permitted to indemnify our officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, we have one pending proceeding involving a director, officer, employee or agent of NeoMedia in which indemnification would be required or permitted. See "Business - Legal Proceedings."

     Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Compensation of Our Directors

     To date, directors have received no compensation for their services other than reimbursement of expenses relating to attending meetings of the board of directors.

Management Compensation

     The following table sets forth certain information with respect to the compensation paid to (i) our chief executive officer and (ii) each of our other executive officers who received aggregate cash compensation in excess of $100,000 for services rendered to us, collectively referred to as the "named executive officers," during the years ended December 31, 2000, 1999, and 1998:

                          Summary compensation table:

                                                                                                        Long-term
                                                   Annual compensation/1/                              compensation


                                                                  Other                         Securities
Name and                                                          annual                        Under-Lying          All other
principal position             Year            Salary          compensation      Bonus        Warrants/Options     compensation
Charles W. Fritz               2000           $250,000                         $195,000/6/        49,000/2/          $22,502/5/
 Chief Executive Officer       1999            250,000                                           400,000/2/           84,914/5/
                               1998            250,000                                           400,000/2/           58,820/5/
Charles T. Jensen
 Chief Financial Officer,      2000           $150,000                          $87,750/6/        37,000/2/          $29,767/5/
 Vice-President and            1999            150,000                                           180,000/2/           42,712/5/
 Treasurer                     1998            150,000                                           180,000/2/           38,613/5/

Robert T. Durst, Jr.
 Executive Vice-President      2000           $170,000                          $99,450/6/        37,000/2/          $13,127/5/
 and Chief Technical           1999            170,000                                           210,000/2/          $13,876/5/
 Officer                       1998            170,000                                           180,000/2/           13,428/5/

William F. Goins/4/            2000           $180,000                       $ $131,625/6/        40,000/2/          $11,699/5/
  President and Chief          1999             75,000          25,000/7/                          2,000/2/          $   625/6/
  Operating Officer            1998/3/

       1. In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the named executive officer for such year.

       2. Represents options granted under NeoMedia's 1998 stock option plan.

       3. Was not employed by NeoMedia during the year ending December 31, 2001.

       4. No longer employed by NeoMedia.

       5. Includes life insurance premiums where policy benefits are payable to beneficiary of the named executive officer, automobile expenses attributable to personal use and the corresponding income tax effects.

       6. Bonus amount reflects adjustment effective June 14, 2001 related to the Digital:Convergence patent license fees, resulting in reductions in bonus earned.

       7. Represents sign-on bonus.

Stock option grants in last fiscal year

     The following presents certain information on stock options for the named executive officers for the year ended December 31, 2000:

                              Number of securities
                               Underlying options/          % of total options              Exercise          Expiration
Name                           warrants granted/1/          granted to employees            price                 date
----                           -------------------          --------------------            -----                 ----

Charles W. Fritz                      49,000                         4.7%                   $4.44               August 17, 2010

Charles T. Jensen                     37,000                         3.5%                   $4.44               August 17, 2010

Robert T. Durst, Jr./2/               37,000                         3.5%                   $4.44               August 17, 2010

William F. Goins                      40,000                         3.8%                   $4.44               August 17, 2010

/1/  Options granted under the 1998 stock option plan.

/2/  Former officer and director


Aggregate option/SAR exercises in last fiscal year and fiscal year-end options/SAR values

     The following table sets forth options exercised by NeoMedia's named executive officers during fiscal 2000, and the number and value of all unexercised options at fiscal year end.

                                                                         Number of                        Value of
                                                                         Unexercised                     unexercised
                                                                         Securities                      in-the-money
                                 Shares                            underlying options/SARs             options/SARs at
                                acquired             Value          at December 31, 2000              December 31, 2000/1/
Name                          on exercise          Realized      Exercisable  Unexercisable       Exercisable  Unexercisable
----                          -----------          --------      -----------  -------------       -----------  -------------
Charles W. Fritz/2/                 --                  --          903,800       559,200           $ 47,600       $98,400

Charles T. Jensen               20,000            $154,136          291,786       263,600           $169,133       $44,280

Robert T. Durst, Jr./3/         30,000            $236,699          340,057       305,600           $237,519       $56,280

William F. Goins                    --                  --          112,000       248,000           $ 12,000       $48,000

/1/ The value of the in the money options is calculated by the difference between the market price of the stock at December 31, 2000 and the exercise price of the options.

/2/  Includes stock options and warrants.

/3/  Former officer and director

Employment agreements

     We entered into five year employment agreements ending April 30, 2001 with each of Charles W. Fritz, our chief executive officer and chairman of the board of directors, and Charles T. Jensen, our vice president, chief financial officer and treasurer, and with Robert T. Durst, Jr., our executive vice-president and chief technical officer, ending March 31, 2001. The employment agreements provided for an annual salary of $170,000 for Mr. Fritz, $140,000 for Mr. Durst and $110,000 for Mr. Jensen, subject to annual review by the board of directors which may increase but not decrease such salary, and participation in all benefits and plans available to executive employees of NeoMedia. Effective as of January 1, 1998, the board of directors increased the annual salary of Mr. Fritz to $250,000, Mr. Durst to $170,000, and Mr. Jensen to $150,000. During the period May 15, 2001 through July 15, 2001, these individuals, along with other officers of NeoMedia, have temporarily had their salaries reduced by 20% in the effort to reduce expenses. In addition, during the year ended December 31, 1998, the board of directors granted to Messrs. Fritz, Durst and Jensen options to purchase 400,000, 180,000 and 180,000 shares of common stock, respectively, under the 1998 stock option plan. During the year ended December 31, 1999, the board of directors granted to Messrs. Fritz, Durst and Jensen options to purchase 400,000, 210,000 and 180,000 shares of common stock, respectively, under the 1998 stock option plan. During the year ended December 31, 2000, the board granted Messrs. Fritz, Durst and Jensen options to purchase 49,000, 37,000, and 37,000 shares of common stock, respectively, under the 1998 stock option plan. We plan to renegotiate new employment agreements with Messrs. Fritz and Jensen. In the interim, we have put into place agreements that provide for six months severance in the event of termination related to a change of control.

     During the year ended December 31, 1999, we entered into a one-year employment agreement ending July 31, 2000, with William F. Goins, its president and chief operating officer. The agreement was renewed through July 31, 2001. The agreement provides for an annual salary of $180,000, subject to periodic review by the board of directors which may increase but not decrease such salary, and participation in all benefits and plans available to our executive employees . In addition, during the year ended December 31, 2000, the board of directors granted to Mr. Goins options to purchase up to 40,000 shares of our common stock under the 1998 stock option plan. As of January 31, 2001, Mr. Goins was no longer employed by us. The Company is involved in litigation with Mr. Goins regarding his departure with company.

Incentive plan for management

     Effective as of January 1, 1996, we adopted an annual incentive plan for management, which provides for annual bonuses to eligible employees based upon the attainment of certain corporate and individual performance goals during the year. The incentive plan is designed to provide additional incentive to our management to achieve these growth and profitability goals. Participation in the incentive plan is limited to those employees holding positions assigned to incentive eligible salary grades and whose participation is authorized by NeoMedia's compensation committee which administers the incentive plan, including determination of employees eligible for participation or exclusion. The board of directors can amend, modify or terminate the incentive plan for the next plan year at any time prior to the commencement of such next plan year.

     To be eligible for consideration for inclusion in the incentive plan, an employee must be on our payroll for the last three months of the year involved. Death, total and permanent disability or retirement are exceptions to such minimum employment, and awards in such cases are granted on a pro-rata basis. In addition, where employment is terminated due to job elimination, a pro rata award may be considered. Employees who voluntarily terminate their employment, or who are terminated by us for unacceptable performance, prior to the end of the year are not eligible to participate in the incentive plan. All awards are subject to any governmental regulations in effect at the time of payment.

     Performance goals are determined for both NeoMedia's and/or the employee's performance during the year, and if performance goals are attained, eligible employees are entitled to an award based upon a specified percentage of their base salary.

     Effective as of February 1, 1996, and amended and restated effective July 18, 1996 and further amended through November 18, 1996, NeoMedia adopted its 1996 stock option plan. The 1996 stock option plan provides for the granting of non-qualified stock options and incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, and provides for the issuance of a maximum of 1,500,000 shares of common stock. Options for all 1,500,000 shares of common stock have been granted under NeoMedia's 1996 stock option plan.

     Effective March 27, 1998, NeoMedia adopted its 1998 stock option plan. The 1998 stock option plan provides for the granting of non-qualified stock options and provides for the issuance of a maximum of 8,000,000 shares of common stock.

                      PRINCIPAL AND SELLING STOCKHOLDERS

       The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2001, (i) by each person or entity known by us to own beneficially more than five percent of our common stock, (ii) by each of our directors and nominees, (iii) by each of our executive officers named in the summary compensation table set forth below, (iv) by all of our executive officers and directors as a group, (v) by each of our selling stockholders. The shares of selling stockholders are being registered to permit public secondary trading of the shares, and the selling stockholders may offer their shares for resale from time to time pursuant to this registration.

       The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares are being registered pursuant to contractual obligations of NeoMedia, and we have agreed to pay the expenses of the preparation of this prospectus.

                                                Amount and                      Common           Common stock beneficially
                                                nature of                       stock covered    owned after offering/1/A/
                                                                                                 -------------------------
Name of beneficial                              beneficial       Percent of     by this                         Percent of
owner/selling stockholder                       ownership/1/     class/1/       prospectus       Number         class
-------------------------                       ------------     ------------   ----------       ------         ----------
Charles W. Fritz/2/3/#/......................   2,665,930        15.3%           1,999,555       666,375           1.8%
Fritz Family Limited Partnership/2/4/#/......   1,511,742         8.7%           1,511,742             0           /*/
Chandler T. Fritz 1994 Trust/2/5/6/#/........      58,489        /*/                58,489             0           /*/
Charles W. Fritz 1994 Trust/2/5/7/#/.........      58,489        /*/                58,489             0           /*/
Debra F. Schiafone 1994 Trust/2/5/8/#/.......      48,489        /*/                48,489             0           /*/
William and Edna Fritz/4/5/#/................     366,310         2.1%             268,787        97,523           /*/
Charles T. Jensen/2/10/......................     387,686         2.2%                   0       387,686           1.1%
John Lopiano/9/..............................     137,000        /*/                     0       137,000           /*/
A. Hayes Barclay/11/13/......................     126,000        /*/                     0       126,000           /*/
James J. Keil/12/14/.........................     139,800        /*/                     0       139,800           /*/
Paul Reece/15/16/............................     127,000        /*/                     0       127,000           /*/

     All executive officers and directors
     as a group (9 persons)/17/..............   5,626,935        32.3%           3,945,551     1,681,384           4.6%

SBI E2-Capital /#/...........................  17,500,000                       17,500,000             0           /*/
Shelly Singhal /#/...........................   1,500,000                        1,500,000             0           /*/
Digital:Convergence Corp. /#/................   1,400,000/B/                     1,400,000             0           /*/
Thornhill Capital LLC /#/....................     490,900                          414,900        76,000           /*/
About.com, Inc. /#/..........................     452,489/C/                       452,489             0           /*/
Qode.com, Inc. /#/...........................   1,676,500                        1,676,500             0           /*/
Bank of Austria/#/...........................     250,000                          250,000             0           /*/
Durban Administration S.A/#/.................     156,250                          156,250             0           /*/
Novus Holding Corp. /#/......................     154,060                          154,060             0           /*/
Mirabard & Co. /#/...........................      21,500                           21,500             0           /*/
Constintia/#/................................      18,000                           18,000             0           /*/
Bank Von Ernst Zuerich/#/....................      15,000                           15,000             0           /*/
HSBC Republic Bank/#/........................      30,000                           30,000             0           /*/
Edward Resteghene/#/.........................       9,304                            2,000         7,304           /*/
Robert Fessler/#/............................       4,100                            4,100             0           /*/
Timothy Stearns/#/...........................       2,000                            1,000         1,000           /*/

Total........................................  29,307,038                       27,541,350     1,765,688           4.8%

       /*/ denotes ownership of less than one percent of issued and outstanding shares of our common stock.

       /#/ denotes selling stockholder.

       1. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Options to purchase shares of common stock currently exercisable or exercisable within sixty days of September 30, 2001 are deemed outstanding for computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to our knowledge, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

       2. The address of the referenced holders is c/o NeoMedia Technologies, Inc., 2201 Second Street, Suite 600, Fort Myers, FL 33901

       3. Shares beneficially owned include 400 shares of common stock, 100 shares owned by each of Mr. Fritz's four minor children for an aggregate of 400 shares, 440,775 shares of common stock issuable upon exercise warrants to purchase common stock which are currently exercisable, 639,600 shares of common stock issuable upon exercise of options granted under our 1998 employee stock option plan, 42,186 shares of common stock owned by Mr. Charles W. Fritz directly, and 1,542,969 shares of common stock held by the CW/LA II Family Limited Partnership, a family limited partnership for the benefit of Mr. Fritz's family.

       4. William E. Fritz, our corporate secretary, and his wife, Edna Fritz, are the general partners of the Fritz Family Limited Partnership and therefore each are deemed to be the beneficial owner of the 1,511,742 shares held in the Fritz Family Partnership. As trustee of each of the Chandler R. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, William E. Fritz is deemed to be the beneficial owner of the shares of NeoMedia held in each trust. Accordingly, Mr. William E. Fritz is deemed to be the beneficial owner of an aggregate of 2,043,519 shares, 165,467 of which as a result of being trustee of the Chandler T. Fritz 1994 Trust, Charles
           W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, 1,511,742 shares as a result of being co-general partner of the Fritz Family Partnership, 268,787 shares owned by Mr. Fritz or his spouse, 12,523 shares to be issued upon the exercise of warrants held by Mr. Fritz or his spouse and 85,000 shares to be issued upon the exercise of options held by Mr. Fritz or his spouse. Mr. William E. Fritz may be deemed to be a parent and promoter of NeoMedia, as those terms are defined in the Securities Act.

       5. William E. Fritz is the trustee of this Trust and therefore is deemed to be the beneficial owner of such shares.

       6. Chandler T. Fritz, son of William E. Fritz, is the primary beneficiary of this trust.

       7. Charles W. Fritz, son of William E. Fritz and our president and chief executive officer, is the primary beneficiary of this trust.

       8. Debra F. Schiafone, daughter of William E. Fritz, is the primary beneficiary of this trust.

       9. Includes 136,000 shares of common stock issuable upon exercise of options granted under our 1996 and 1998 stock option plans.

       10. Includes 386,186 shares of common stock issuable upon exercise of options granted under our 1996 and 1998 stock option plans.

       11. Includes 121,000 shares of common stock issuable upon exercise of options granted under our 1996 and 1998 stock option plans.

       12. Includes 80,000 shares of common stock issuable upon exercise of options granted under NeoMedia's 1996 and 1998 stock option plans.

       13. c/o Barclay & Damisch Ltd. 115 West Wesley Street Wheaton, IL 60187

       14. The address of the referenced individual is c/o Keil & Keil Associates 733 15th Street, N.W. Washington 20005

       15. The address of the referenced individual is c/o 380 Gulf of Mexico Drive Long Boat Key, FL 34228

       16. Includes 127,000 shares of common stock issuable upon exercise of options granted under our 1998 stock option plan.

       17. Includes an aggregate of 1,574,786 currently exercisable options to purchase shares of common stock granted under our 1996 stock option plan and 1998 stock option plan and 453,298 currently exercisable warrants to purchase shares of common stock.

       /A/ Assumes all shares eligible for sale by selling stockholder under this prospectus are sold.

       /B/ Includes 1,400,000 shares of common stock to be issued upon exercise of warrants held by Digital:Convergence Corporation.

       /C/ Includes 452,489 common shares underlying convertible preferred stock held by About.com.

                          RELATED PARTY TRANSACTIONS

      In January 1996, we provided to one of our directors and principal stockholders, William E. Fritz, an advance of $472,000 payable within 30 days of demand by us. This loan bore interest at 8% payable on a monthly basis. The loan was repaid in full in February, 1997.

       In March 1996, we borrowed $135,000 from William E. Fritz and $36,000 from Charles W. Fritz, payable within 30 days of demand, bearing interest at 8% per annum. In June 1996, we borrowed $200,000 from William E. Fritz and $36,000 from a principal shareholder, payable within 30 days of demand, bearing interest at 8% per annum. The net proceeds from these financing transactions were used for general corporate operating purposes. These loans were repaid in full during 1996. In connection with the June 1996 note, we granted a warrant to the shareholder to purchase up to 260,000 shares of our common stock at an exercise price of $8.85. This warrant is exercisable for four years commencing from November 25, 1997. Assuming a risk-free interest rate of 6.25%, an expected life of three years, an expected volatility of 25% and no expected dividends, the effect of using the fair value method of accounting of net loss for the year ended December 31, 1996 would have increased net loss to $3,114,000, or $(0.73) per share.

       In December 1997, the Board of Directors granted a warrant to purchase up to an additional 300,000 shares of our common stock at an exercise price of $7.875 to our Charles W. Fritz, Chief Executive Officer and a principal shareholder. This warrant is exercisable until December 11, 2002 and was granted in consideration of the accelerated exercise of the warrant for 260,000 shares which provided capital to us on a more favorable basis to us than obtaining other capital funds. Assuming a risk-free interest rate of 6.0%, an expected life of 1.5 years, an expected volatility of 37% and no expected dividends, the Black-Scholes model computed a fair value of approximately $515,000.

       In January 1999, Edna Fritz, spouse of William Fritz, purchased 82,372 shares of our common stock from us at a price of $3.03 per share. In January 1999, William Fritz purchased 42,857 shares of our common stock from us at a price of $3.50 per share. As part of these purchases, Edna Fritz received a total of 8,237 warrants to purchase stock at $3.04 per share and William Fritz received 4,286 warrants to purchase stock at $3.50 per share.

       In June 1999, we sold a license for the right to utilize our Neolink Information Server to Daystar Services L.L.C. (Daystar) a Tennessee limited liability company, owned in part by an officer and one of our board members, for $500,000. In April 2000, in anticipation of either a potential acquisition of the Company by an unrelated party, or a long-term intellectual property license with that party, we purchased substantially all the assets of Daystar, including the rights to the license it sold to Daystar in 1999, for approximately $3.5 million of our common stock. The assets purchased were recorded in intangible assets at approximately $3.5 million on the accompanying consolidated balance sheets.

       In July 1999, the Company paid professional fees in the amount of $73,000 to James J. Keil, a director of the Company, for services related to the recruitment of our President and Chief Operating Officer and one sales representative.

       During the years ended December 31, 1999 and 1998, we leased from William E. Fritz a trade show booth for rental payments totaling $31,000 and $34,000, respectively. The lease expired during 1999.

       During each of the years ended December 31, 2000 and 1999, we leased office and residential facilities from related parties for rental payments totaling $5,000 and $13,000, respectively. The lease expired during 2000.

                           DESCRIPTION OF SECURITIES

       The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, which have been filed as exhibits to our registration statement of which this prospectus is a part.

In General

       We are authorized by our certificate of incorporation to issue an aggregate of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. At the date of this prospectus, 17,466,343 shares of common stock were outstanding and held of record by approximately 149 stockholders and 452,489 shares of our Series B Convertible Preferred Stock were outstanding and held by one shareholder.

Common Stock

       Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of our outstanding shares of common stock, subject to the rights of the holders of preferred stock, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid, and nonassessable. In the event we were to elect to sell additional shares of common stock following this offering, investors in this offering would have no right to purchase additional shares. As a result, their percentage equity interest in us would be diluted.

       The shares of our common stock offered in this offering will be, when issued and paid for, fully paid and not liable for further call and assessment. Except as otherwise permitted by Delaware law, and subject to the rights of the holders of preferred stock, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voted as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Preferred Stock

       We may issue preferred stock in one or more series and having the rights, privileges, and limitations, including voting rights, conversion privileges, and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the board of directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges, and limitations of this series of preferred stock shall be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock is that our board of directors alone, and subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of NeoMedia without further action by the stockholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

       On June 19, 2001, our Board of Directors approved a "Certificate of Designations to Create a Class of Series A Convertible Preferred Stock for NeoMedia Technologies, Inc." Our Series A Convertible Preferred Stock ("Series A Preferred Stock") has the following rights:

       . Series A Preferred Stock is convertible into shares of our common stock at a one-to-one ratio at the preference of the holder; shares are subject to automatic conversion as determined in each agreement;
       . Each share of Series A Preferred Stock receives a liquidation preference equal to the original purchase price of such share in the event of liquidation, dissolution, or winding up;
       . Upon Merger or consolidation, shares of Series A Preferred Stock are automatically convertible into the number of shares of stock or other securities or property (including cash) to which the common stock into which it is convertible would have been entitled;

       .  Shares of Series A Preferred Stock are entitled to one vote per share.

       Subsequent to the designation of the Series A Preferred Stock described above, a "Certificate of Correction to the Certificate of Designations to Create a Class of Series A Convertible Preferred Stock for NeoMedia Technologies, Inc.", redesignating the Series A Preferred Stock as Series B Convertible Preferred Stock.

       Our Preferred Stock is currently comprised of Series B Convertible Preferred Stock, par value $0.01 per share, of which we are authorized to issue 500,000 shares, 452,489 of which shares have been issued to About.com in connection with our strategic relationship. We have no present plans for the designation or issuance of additional shares of preferred stock.

Shareholders Rights Plan

       On December 10, 1999, our board of directors adopted a shareholders rights plan and declared a non-taxable dividend of one right on each outstanding share of our common stock to stockholders of record on December 10, 1999. The stockholder rights plan was adopted as an anti-takeover measure, commonly referred to as a "poison pill." The stockholder rights plan was designed to enable all stockholders to receive fair and equal treatment in any proposed takeover of the corporation and to guard against partial or two-tiered tender offers, open market accumulations and other abusive tactics to gain control of NeoMedia. The shareholders rights plan, which is similar to plans adopted by many leading public companies, was not adopted in response to any effort to acquire control of NeoMedia at the time of adoption.

Quotation on Nasdaq SmallCapMarket and Frankfurt Stock Exchange

       Our common stock quoted on the Nasdaq SmallCap Market under the symbol "NEOM", on the Frankfurt Stock Exchange, and on the Berlin Stock Exchange.

Transfer Agent

       The transfer agent and registrar for our common stock is American Stock Transfer, located in New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

       Upon completion of this offering, we will have 36,446,343 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option, and no exercise of outstanding options or warrants, no conversion of any outstanding convertible securities, and no exchange of any outstanding exchangeable securities. Of these shares, 33,832,700 shares, including the 27,541,350 shares offered in this offering, will be freely tradeable without further registration under the Securities Act.

       Of the presently outstanding 17,446,343 shares of common stock, 5,509,617 are "restricted securities" within the meaning of Rule 144 under the Securities Act and, if held for at least one year, would be eligible for sale in the public market in reliance upon, and in accordance with, the provisions of Rule 144 following the expiration of such one-year period. In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including a person who may be deemed to be an "affiliate" of ours as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares beneficially owned for at least one year that does not exceed the greater of (1) 1% of the then outstanding shares of common stock, or
(2) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about us. However, a person who is not deemed to have been an affiliate of us during the 90 days preceding a sale by such person and who has beneficially owned such shares of common stock for at least two years may sell such shares without regard to the volume, manner of sale, or notice requirements of Rule 144.

       Following this offering, we cannot predict the effect, if any, that sales of shares of common stock pursuant to Rule 144 or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by the current stockholders of a substantial number of shares of common stock in the public market could materially adversely affect prevailing market prices for the common stock. In addition, the availability for sale of a substantial number of shares of common stock acquired through the exercise of the representative's warrants or the outstanding options under our existing stock option plans or outstanding warrants or convertible securities could materially adversely affect prevailing market prices for our common stock. See "Risk Factors-Future Sales of Common Stock By Our Existing Stockholders Could Adversely Affect Our Stock Price."

                             PLAN OF DISTRIBUTION

       The selling stockholders may offer their shares at various times in one or more transactions on the Nasdaq SmallCap Market or any other exchange on which the shares may be listed or in private transactions.

       The shares of common stock are being registered in order to allow the selling stockholders to sell these shares. No underwriter or broker/dealer has been engaged by us to assist in the sale of the shares and, except as described below with respect to the warrants held by Digital: Convergence Corporation, there is no obligation that the selling stockholders sell all or any part of the shares covered by this prospectus. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. We have entered into an agreement with Digital:Convergence whereby for a period from the date of the prospectus until October 24, 2001, if we identify a purchaser for our shares, Digital:Convergence will exercise the warrant to purchase 1.4 million shares of common stock and sell the shares to the identified purchaser. One third of net proceeds made by Digital:Convergence on the sale of the common stock shall be paid to us toward repayment of Digital:Convergence's obligations under a note to us in the amount of $3 million. In consideration for this, the warrant exercise price has been reduced during this period to 38 percent of the closing sale price of our common stock on the day prior to the date of exercise.

                                 LEGAL MATTERS

       The validity of the shares will be passed upon for us by Reitler Brown LLC, New York, New York.


                                    EXPERTS

       The consolidated statements of operations, cash flows and shareholders' equity of NeoMedia Technologies, Inc. and subsidiaries (the "Company") for the year ended December 31, 1998, have been included herein in reliance upon the report of KPMG LLP ("KPMG"), independent certified public accountants, appearing elsewhere herein upon the authority of said firm as experts in accounting and auditing.

       KPMG's report dated March 12, 1999 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a significant accumulated deficit, and a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

       The Company has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the inclusion of its audit report on the Company's past financial statements included in this registration statement.

     The audited financial statements of NeoMedia Technologies, Inc. for the years ended December 31, 2000 and 1999, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 3 to the financial statements.

The audited financial statements of Qode.com, Inc. for the year ended December 31, 2000, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report dated May 4, 2001 with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements.

The financial statements of Qode.com, Inc. (a development stage enterprise) at December 31, 1999 and for the period from March 29, 1999 (inception) through December 31, 1999, appearing in this Registration Statement on Form S-1 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                     ACCOUNTING AND FINANCIAL DISCLOSURES

       On June 7, 1999, we filed a Report on Form 8-K reporting that KPMG LLP had resigned as our independent auditors. In connection with the audit of the Company's financial statements for the fiscal year ended December 31, 1998 and in the subsequent interim periods, there were no disagreements with KPMG LLP on any matters of accounting principles or practice, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of KPMG LLP would have caused KPMG LLP to make reference to the matter in their report. Effective July 14, 1999, we engaged Arthur Andersen LLP to audit our consolidated financial statements for the fiscal year ending December 31, 1999.

       On October 29, 2001, we filed a Report on Form 8-K reporting that we had dismissed Arthur Andersen LLP as our independent auditors. In connection with the audit of the Company's financial statements for the fiscal year ended December 31, 2000 and 1999 and in the subsequent interim periods, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practice, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Arthur Andersen LLP would have caused Arthur Andersen LLP to make reference to the matter in their report. Effective October 25, 2001 we engaged Stonefield Josephson, Inc. as our new independent accountants.


                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You should call 1-800- SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers, including NeoMedia, may be found. Our Web site is http://www.neom.com.

       This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding NeoMedia and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site, www.sec.gov. Qode.com, Inc. Financial Statements for the years ended December 31, 2000 and 1999.

                         INDEX OF FINANCIAL STATEMENTS


Qode financial statements for the year ending December 31, 2000....................................  F-2
Qode financial statements for Period from
        March 29, 1999 (inception) to December 31, 1999............................................  F-21
Pro-forma financial information....................................................................  F-39
NeoMedia Technologies, Inc. consolidated financial statements for the three- and for the three- and nine-month periods ending September 30, 2001............................  F-44
NeoMedia Technologies, Inc. consolidated financial statements for the years ended December 31, 2000 and 1999, and consolidated statements of operations, cash flows and shareholders' equity for the year ended
        December 31, 2001..........................................................................  F-54

                             FINANCIAL INFORMATION

Report of Independent Certified Public Accountants

To Qode.com, Inc.:

We have audited the accompanying balance sheet of Qode.com, Inc. (a Florida corporation in the development stage) as of December 31, 2000, and the related statements of operations, changes in redeemable preferred stock and stockholders' deficit, and cash flows for the year then ended and the related statements of operations and cash flows for the period from inception (March 29, 1999) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Qode.com, Inc. for the period from inception to December 31, 1999. Such statements are included in the cumulative inception to December 31, 2000, totals of the statements of operations and cash flows and reflect total revenues and net loss of zero percent and 13 percent, respectively, of the related cumulative totals. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to amounts for the period from inception to December 31, 1999, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Qode.com, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended and for the period from inception to December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and the current cash position of the Company raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                /s/ ARTHUR ANDERSEN LLP

Tampa, Florida,
May 4, 2001 (except with respect to the matter discussed in Note 13, as to which the date is June 30, 2001)

                                QODE.COM, INC.

                       (A Development Stage Enterprise)

                       BALANCE SHEET - DECEMBER 31, 2000

                                     ASSETS                             Amount
                                                                        ------

CURRENT ASSETS:
    Cash and cash equivalents                                         $   18,686
    Accounts receivable                                                    6,041
    Inventory                                                            218,690
    Other current assets                                                  13,499
                                                                      ----------

                         Total current assets                            256,916

PROPERTY AND EQUIPMENT, net                                              875,263

CAPITALIZED SOFTWARE DEVELOPMENT COSTS, net                            2,359,932

DEPOSITS                                                                  39,539
                                                                      ----------

                         Total assets                                 $3,531,650
                                                                      ==========

                                QODE.COM, INC.

                       (A Development Stage Enterprise)

                       BALANCE SHEET - DECEMBER 31, 2000

                                  (continued)

             LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT               Amount
                                                                                             ------
CURRENT LIABILITIES:
    Accounts payable                                                                       $   982,610
    Dividends payable                                                                           94,119
    Accrued expenses                                                                           425,103
    Current portion of notes payable                                                         3,617,323
    Current portion of capital lease obligations                                               368,574
    Loans from officers                                                                        224,740
                                                                                           -----------

                          Total current liabilities                                          5,712,469

NOTES PAYABLE, net of current portion                                                            5,857

CAPITAL LEASE OBLIGATIONS, net of current portion                                              168,176
                                                                                           -----------

                          Total liabilities                                                  5,886,502
                                                                                           -----------

COMMITMENTS AND CONTINGENCIES

SERIES A 15% CUMULATIVE CONVERTIBLE REDEEMABLE
    PREFERRED STOCK, $.0001 par value; 3,000,000 shares authorized,
    2,044,560 shares issued and outstanding, liquidation value of $2,502,641                 2,480,991

STOCKHOLDERS' DEFICIT:
    Common stock, $.0001 par value; 25,000,000 shares authorized,
         8,023,000 shares issued and outstanding                                                   802
    Additional paid-in capital - common stock                                                1,927,313
    Series U convertible preferred stock, $.0001 par value; 1,500,000 shares
         authorized, issued and outstanding                                                        150
    Additional paid-in capital - preferred stock                                             2,999,850
    Accumulated deficit                                                                     (9,763,958)
                                                                                           -----------

                          Total stockholders' deficit                                       (4,835,843)
                                                                                           -----------

                          Total liabilities, redeemable preferred stock and
                                stockholders' deficit                                      $ 3,531,650
                                                                                           ===========

The accompanying notes are an integral part of this balance sheet.

                                QODE.COM, INC.

                       (A Development Stage Enterprise)

                            STATEMENT OF OPERATIONS

              FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD

FROM MARCH 29, 1999 (DATE OF INCEPTION), THROUGH DECEMBER 31, 2000

                                                                                                                Cumulative
                                                                                                              from Inception
                                                                                                              March 29, 1999
                                                                                     Year Ended                      to
                                                                                     December 31,               December 31
                                                                                        2000                       2000
                                                                                        ----                       ----
REVENUE                                                                              $   211,952              $    211,952

COST OF GOODS SOLD                                                                       213,345                   213,345
                                                                                     -----------              ------------

GROSS MARGIN                                                                              (1,393)                   (1,393)

COSTS AND EXPENSES:
    Research and development                                                           1,109,686                 1,505,928
    Sales and marketing                                                                  556,541                   598,516
    General and administrative                                                         5,839,413                 6,686,825
                                                                                     -----------              ------------

                    Total costs and expenses                                           7,505,640                 8,791,269

NET INTEREST EXPENSE                                                                   1,008,938                   971,296
                                                                                     -----------              ------------

NET LOSS                                                                              (8,515,971)               (9,763,958)

PREFERRED STOCK DIVIDENDS                                                               (356,203)                 (552,200)

ACCRETION OF BENEFICIAL CONVERSION FEATURE ON
    PREFERRED STOCK                                                                      (15,296)                  (20,010)
                                                                                     -----------              ------------

Net LOSS AVAILABLE TO COMMON STOCKHOLDERS                                            $(8,887,470)             $(10,336,168)
                                                                                     ===========              ============

NET LOSS PER SHARE - BASIC AND DILUTED                                               $     (1.11)             $      (1.29)
                                                                                     ===========              ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES                                               8,023,000                 8,018,071
                                                                                     ===========              ============

The accompanying notes are an integral part of these statements.

                                QODE.COM, INC.

                       (A Development Stage Enterprise)

 STATEMENT OF CHANGES IN REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

                     FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                              Additional
                                                     Series A                                   Paid-in      Series U Convertible
                                                    Redeemable                                Capital for       Preferred Stock
                                                    Preferred           Common Stock            Common
                                                      Stock        Shares          Amount        Stock        Shares       Amount
                                                      -----        ------          ------        -----        ------       ------
BALANCE, December 31, 1999                          $2,154,711    8,023,000         $802      $  (49,557)           --      $ --
   Issuance of 19,560 shares of Series A
     preferred stock in exchange for
     services                                           48,900           --           --              --            --        --
   Issuance of Series U preferred stock                     --           --           --              --     1,500,000       150
   Issuance of 372,780 warrants in
     exchange for services                                  --           --           --       1,126,790            --        --
   Issuance of 326,666 warrants attached
     with notes payable                                     --           --           --         675,681            --        --
   Issuance of employee stock options
     with exercise price below market value                 --           --           --         150,216            --        --
   Re-pricing of employee stock options                     --           --           --         395,682            --        --
   Series A preferred stock dividends                  262,084           --           --        (262,084)           --        --
   Series U preferred stock dividends                       --           --           --         (94,119)           --        --
   Accretion of beneficial conversion
     feature on preferred stock                         15,296           --           --         (15,296)           --        --
   Net loss                                                 --           --           --              --            --        --
                                                            --           --           --              --            --        --
                                                    ----------    ---------         ----      ----------     ---------      ----
BALANCE, December 31, 2000                          $2,480,991    8,023,000         $802      $1,927,313     1,500,000      $150
                                                    ==========    =========         ====      ==========     =========      ====

                                                     Additional
                                                      Paid-in
                                                    Capital for                       Total
                                                     Preferred     Accumulated     Stockholders'
                                                       Stock         Deficit         Deficit
                                                       -----         -------         -------
BALANCE, December 31, 1999                                   --    $(1,247,987)    $(1,296,742)
   Issuance of 19,560 shares of Series A
     preferred stock in exchange for
     services                                                --             --              --
   Issuance of Series U preferred stock               2,999,850             --       3,000,000
   Issuance of 372,780 warrants in
     exchange for services                                   --             --       1,126,790
   Issuance of 326,666 warrants attached
     with notes payable                                      --             --         675,681
   Issuance of employee stock options
     with exercise price below market value                  --             --         150,216
   Re-pricing of employee stock options                      --             --         395,682
   Series A preferred stock dividends                        --             --        (262,084)
   Series U preferred stock dividends                        --             --         (94,119)
   Accretion of beneficial conversion
     feature on preferred stock                              --             --         (15,296)
   Net loss                                                  --     (8,515,971)     (8,515,971)
                                                     ----------    -----------     -----------

BALANCE, December 31, 2000                           $2,999,850    $(9,763,958)    $(4,835,843)
                                                     ==========    ===========     ===========

The accompanying notes are integral part of this statement.

                                QODE.COM, INC.

                       (A Development Stage Enterprise)

                            STATEMENT OF CASH FLOWS

              FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD

FROM MARCH 29, 1999 (DATE OF INCEPTION), THROUGH DECEMBER 31, 2000


                                                                                                    Cumulative from Inception
                                                                                    Year Ended           (March 29, 1999)
                                                                                   December 31,                to
                                                                                       2000             December 31, 2000)
                                                                                   -----------          ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                      $(8,515,971)         $   (9,763,958)
     Adjustments to reconcile net loss to net cash used in
         operating activities-
              Depreciation and amortization                                            417,410                 434,932
              Series A preferred stock issued for services                              48,900                  48,900
              Warrants issued in exchange for services                               1,126,790               1,884,627
              Stock options issued with exercise price below market value              150,216                 150,216
              Expense related to the re-pricing of employee stock options              395,682                 395,682
              Changes in assets and liabilities-
                 Accounts receivable                                                    (6,041)                 (6,041)
                 Inventory                                                            (218,690)               (218,690)
                 Other current assets                                                    4,652                 (13,499)
                 Deposits                                                               (9,310)                (39,539)
                 Accounts payable                                                      831,022                 982,610
                 Accrued expenses                                                      377,857                 425,103
                                                                                   -----------          --------------

                     Net cash used in operating activities                          (5,397,483)             (5,719,657)
                                                                                   -----------          --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and equipment                                               (382,222)               (509,013)
     Capitalization of software development costs                                   (2,498,752)             (2,498,752)
                                                                                   -----------          --------------

                     Net cash used in investing activities                          (2,880,974)             (3,007,765)
                                                                                   -----------          --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of notes payable and detachable warrants                 4,298,861               3,623,180
     Proceeds from loans from officers                                                 151,407                 224,740
     Principal repayments of capital lease                                            (125,612)               (125,612)
     Proceeds from the issuance of common stock                                             --                  23,800
     Proceeds from the issuance of Series A redeemable preferred stock
          net of issuance costs of $25,000                                                  --               2,000,000
     Proceeds from issuance of Series U convertible preferred stock                  3,000,000               3,000,000
                                                                                   -----------          --------------

                     Net cash provided by financing activities                       7,324,656               8,746,108
                                                                                   -----------          --------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                             (953,801)                 18,686

CASH AND CASH EQUIVALENTS, beginning of year                                           972,487                      --
                                                                                   -----------          --------------

CASH AND CASH EQUIVALENTS, end of year                                             $    18,686          $       18,686
                                                                                   ===========          ==============

                                QODE.COM, INC.

                        A Development Stage Enterprise

                            STATEMENT OF CASH FLOWS

                     FOR THE YEAR ENDED DECEMBER 31, 2000
            AND THE PERIOD FROM MARCH 29, 1999 (DATE OF INCEPTION),
                           THROUGH DECEMBER 31, 2000

                                  (continued)

                                                                                               Cumulative from
                                                                                                  Inception
                                                                                               (March 29, 1999)
                                                                           Year Ended                 To
                                                                          December 31,            December 31,
                                                                              2000                   2000
                                                                          -----------          ---------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
       Cash paid for interest                                             $   180,000          $      160,189

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
       FINANCING ACTIVITIES:
            Accretion of redeemable preferred stock                       $    15,296                  20,010
            Accrued dividends on Series A preferred stock                 $   262,084                 458,081
            Accrued dividends on Series U preferred stock                 $    94,119                  94,119
            Property and equipment acquired under capital lease           $   662,362                 662,362

The accompanying notes are an integral part of these statements.

                                QODE.COM, INC.

                       (A Development Stage Enterprise)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

1      NATURE OF BUSINESS ORGANIZATION

     Qode.com, Inc. (Qode.com or the Company) commenced operations on March 29, 1999, and is incorporated in the State of Florida. Qode.com is a development stage company, as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting By Development Stage Enterprises". The Company intends to provide manufacturers, retailers, advertisers and users a unique tool for Website navigation through the use of imbedded standard bar codes and Uniform Product Codes (UPC). It is the Company's mission to develop, operate, maintain and promote the use of Qode.com technologies to enable any bar code to interface with their technology.

     The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses since its inception and during its development stage as it has devoted substantially all of its efforts toward building network infrastructure, internal staffing, developing systems, expanding into new markets, building a proprietary database and raising capital. The Company has generated little revenue to date and is subject to a number of risks, including dependence on key individuals, the ability to demonstrate technological feasibility, and the need to obtain adequate additional financing necessary to fund the development and marketing of its products and services, and customer acceptance. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may results from the outcome of this uncertainty.

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventory

     Inventory is stated at the lower of cost or market, and at December 31, 2000 was comprised of QoderTM handheld scanning systems. Cost is determined using the weighted average method.

     Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Computer hardware and purchased software are being depreciated over a three-year period, and furniture and fixtures are being depreciated over a five-year period.

     Depreciation expense was $278,590 for the year ended December 31, 2000.

     Capitalized Software Development Costs

     In accordance with the American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," all costs related to the development or purchase of internal use software other than those incurred during the application development stage are to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the useful life of the software. The Company has expensed $1,109,686 in research and development costs for the year ended December 31, 2000. The Company has capitalized $2,498,752 in software development costs for the year ended December 31, 2000. Amortization expense was $138,820 for the year ended December 31, 2000.

     Redeemable Preferred Stock

     Redeemable preferred stock is carried at the net consideration to the Company at time of issuance, increased by accrued and unpaid cumulative dividends and periodic accretion to redemption value using the interest method. Accrued and unpaid dividends and redemption accretion are affected by charges against retained earnings, or, in the absence of retained earnings, additional paid-in capital.

     Revenue Recognition

     Revenue is generated from the sale of Qode's proprietary hand held bar code scanners. Revenue is recognized when the product is delivered to the customer.

     Income Taxes

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", income taxes are accounted for using the assets and liabilities approach. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be recognized. The Company has recorded a 100% valuation allowance as of December 31, 2000.

     Computation of Net Loss Per Share

     Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has excluded all common stock equivalents from the calculation of diluted net loss per share because these securities are anti-dilutive. The shares excluded from the calculation of diluted net loss per share and reserved for future issuance are detailed in the table below:

                                                           2000
                                                         ---------
     Outstanding stock options                           1,540,511
     Outstanding warrants                                1,229,146
     Shares issuable on conversion of notes payable 6,800,000 Shares issuable on conversion of Series A
           preferred stock                               4,049,701

     Shares issuable on conversion of notes payable were calculated based on the terms of the notes as if they were converted on December 31, 2000.

     Financial Instruments

     The Company believes that the fair value of its financial instruments approximate carrying value.

     Concentration of Credit Risk

     Revenue was generated from the selling of barcode scanners with approximately 91 percent of those sales to one customer.

     Accounting for Stock-based Compensation

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based compensation." The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), but disclose the pro forma effects on net income or loss as if the fair value had been expensed. The Company has elected to apply APB 25 in accounting for its employee stock options and, accordingly recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the measurement date.

     Recent Accounting Pronouncements

     In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS
     138. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets of liabilities in the balance sheet and measure those instruments at fair value. The adoption of these new accounting standards did not have an impact on the Company's financial position or results of operations.

     On December 3, 1999 the Securities and Exchange Commission (SEC) staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition". This SAB provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company implemented SAB No. 101 for the quarter ended June 30, 2000. It did not have an impact on the Company's results of operations.

     Comprehensive Income

     For the year ended December 31, 2000, there were no differences between the balance sheet and income statement and therefore no comprehensive income.

3      LOANS FROM OFFICERS

     Between October and December 2000, several of the Company's officers elected to defer their salaries due to cash flow difficulties experienced by the Company. The total amount deferred was $83,154.

     On November 28, 2000, the Company issued promissory notes to officers totaling $135,000, with an interest rate of 6.09 percent. The principal and interest are payable on February 26, 2001

4      PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31, 2000:

                                                          2000
                                                       ----------
     Computer hardware and purchased software          $1,139,578
     Furniture and fixtures                                31,797
                                                       ----------

                                                        1,171,375
     Less- Accumulated depreciation                      (296,112)
                                                       ----------

                                                       $  875,263
                                                       ==========

5      NOTES PAYABLE

     Convertible Notes

     On January 18, 2000, the Company entered into a note purchase agreement with an investor for $3,000,000, with an interest rate of 12 percent. The principal and interest were due July 17, 2000. The principal and interest are convertible at the option of the holder upon or after a $10 million financing. The conversion rate is 85 percent of the price per share in the financing. In connection with this note, 200,000 warrants were issued with an exercise price of $4.50 per share for the Company's common stock. These warrants may be exercised at anytime following the closing of a $10 million financing and expire January 17, 2005. The Company allocated the proceeds from the issuance of the note between the note and warrants based on the relative fair value method. The difference between the face amount of the note and the amount allocated to it was recorded as a discount, and amortized to interest expense over the life of the note.

     On August 1, 2000, the Company extended this note to November 17, 2000. As additional consideration for the extension of the note, the Company reduced the exercise price of the 200,000 warrants to $1.00. The additional expense of $63,180 that resulted from the re-pricing was charged to interest expense. As of December 31, 2000, the note had not been repaid.

     During 2000, the Company entered into four separate note purchase agreements with investors totaling $400,000 with interest rates of 12 percent. The principal and interest on three of the notes were due October 9, 2000 through November 4, 2000, and principal and interest on the other note is due January 6, 2001. The principal and interest are convertible at the option of the holder upon or after a $7 million financing. The conversion rate is 85 percent of the price per share in the financing. In connection with these notes, 26,666 warrants were issued with an exercise price of $2.00 per share for the Company's common stock. These warrants may be exercised at anytime following the closing of a $7 million financing. The proceeds from the issuance of these notes and warrants were allocated between the two using the relative fair value method. The resulting discount on the notes was amortized to interest expense over the life of the notes.

     Other Note Payable

     During March 2000, the Company entered into a note agreement in the amount of $42,500, bearing interest at a rate of 11 percent per year and expiring on March 15, 2002, to finance its phone system. The note is secured by telephone equipment.

     On November 28, 2000 and December 14, 2000, the Company signed two promissory notes in the amounts of $20,000 and $200,000, bearing interest at a rate of 6.09 percent and 15 percent per year, with principal and accrued interest payable February 26, 2001 and January 28, 2001, respectively. In connection with the December 14, 2000 note, 100,000 warrants were issued with an exercise price of $.50 per share for the Company's common stock. These warrants may be exercised at anytime following the closing of the Next Financing, as defined in the warrant agreement. The proceeds from the issuance of this note and warrants were allocated between the two using the relative fair value method. The resulting discount on the note is being amortized to interest expense over the life of the note.

     Notes payable consists of the following:

                                                                                     Amount
                                                                                  -----------
Convertible notes, interest bearing at 12% per annum                              $ 3,400,000
Note payable, interest bearing at 11% per annum, due in monthly
       installments through March 2002                                                 27,679
Note payable, unsecured interest bearing at 6.09% per annum, due
       February 2001                                                                   20,000
Note payable, unsecured interest bearing at 15% per annum, due
       January 2001                                                                   200,000
                                                                                  -----------

                      Total notes payable                                           3,647,679
Less discount                                                                         (24,499)
Less- Current portion                                                              (3,617,323)
                                                                                  -----------

                                     Notes payable, net of current portion        $     5,857
                                                                                  ===========

        As of December 31, 2000 there was $197,740 of accrued interest.

6      INCOME TAXES

For the years ended December 31, 2000, the components of income tax expense were as follows:

                                     2000
                                     ----
Current                              $  -
Deferred                                -

Income tax expense                   $  -

The net amounts of deferred tax assets recorded in the balance sheet at December 31, 2000, are as follows:

                                                                      2000
                                                                  -----------
Deferred tax asset:
        Depreciation of property and equipment                    $    17,901
        Start-up costs                                                199,566
        Net operating loss carryforward                             3,443,643
        Less- Valuation allowance                                  (3,661,110)
                                                                  -----------

                Total deferred tax asset                          $        --
                                                                  ===========

Deferred tax liabilities:                                         $        --
                                                                  -----------

                Total net deferred taxes                          $        --
                                                                  ===========

     SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not, that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $3,661,110 valuation allowance at December 31, 2000 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $3,194,880. At December 31, 2000, the Company has available net operating loss carryforwards of $9,151,323, which expire in the year 2020 and 2019.

     A reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense for the year ended December 31, 2000, is as follows:

                                                               2000
                                                           -----------
     Taxes at the U.S. statutory rate                      $(2,895,430)
     State taxes, net of federal benefit                      (309,129)
     Nondeductible items                                         9,679
     Change in valuation allowance                           3,194,880
                                                           -----------

                      Total income tax expense             $         -
                                                           ===========

7      COMMITMENTS AND CONTINGENCIES

     Legal Proceedings

     The Company is not presently a party to any significant litigation. From time to time, however, the Company is involved in various legal actions arising in the normal course of business, which the Company believes will not materially affect the financial position or results of operations.

     Employment Contracts

     The Company has employment contracts with William Carpenter, Greg Miller and Michael Miller beginning November 1, 2000.

     Future payments under the above employment contracts are:

     2001                $  450,000
     2002                   450,000
     2003                   375,000
                         ----------

           Total         $1,275,000
                         ==========

     Capital Lease Obligations

     During April 2000, the Company acquired computer equipment for $662,362 under a capital lease, expiring on April 26, 2002. Accumulated depreciation on this equipment was approximately $166,000 at December 31, 2001

     Future minimum lease payments on capital lease obligations as of December 31,2000, are as follows:

     Year                                                        Amount
                                                               ---------

     2001                                                      $ 415,358
     2002                                                        173,519
                                                               ---------

                                                                 588,877
     Less - Amount representing interest on
          obligations under capital leases (15%)                 (52,127)
     Current portion of capital lease obligations               (368,574)
                                                               ---------

     Capital lease obligations, net of current portion         $ 168,176
                                                               =========

     Operating Lease Obligations

     The Company leases its office facility under a non-cancelable operating lease expiring in March 2005. Rental expense, net of sub-lease income, was $73,036 for the year ended December 31, 2000.

     Lease commitments under this non-cancelable operating leases as of December 31, 2000, are as follows:

           Year Ending                                          Amount
                                                               --------

                2001                                           $391,399
                2002                                            233,876
                2003                                            154,905
                2004                                            117,768
                2005                                              5,103
                                                               --------

                                                               $903,051
                                                               ========

8      PREFERRED STOCK

     Series A 15% Cumulative Convertible Redeemable Preferred Stock

     The Board of Directors (the Board) has authorized the issuance of up to 3,000,000 shares of Series A 15 percent $.0001 par value, voting, cumulative, redeemable, convertible preferred stock (the Series A Preferred Stock). Series A Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering, as defined in the agreement, or within 20 days following receipt of a Notice of Redemption, as defined in the agreement, into the Company's common stock for each share of the Series A Preferred Stock held plus accrued and unpaid dividends on the Series A Preferred Shares. The Series A Preferred Stock has a liquidation preference of $1 per share and is mandatorily redeemable on April 15, 2004.

     In June 2000, the Company issued 19,560 shares of the Series A Preferred Stock at $2.50 per share for services rendered.

     Dividends on the Series A Preferred Stock accrue, on a daily basis, commencing on the date of issuance at an interest rate of 15 percent per annum and are payable on a semi-annual basis. The Company, at its option, may pay dividends either in cash or by the issuance of additional shares of Series A Preferred Stock. Aggregate cumulative dividends in arrears at December 31, 2000 totaled $458,081, and are included in Series A 15 % cumulative convertible redeemable preferred stock on the accompanying balance sheet.

     Series U Convertible Preferred Stock

     The Board has authorized the issuance of up to 1,500,000 shares of Series U, 8 percent $.0001 par value, voting, cumulative, convertible preferred stock (the Series U Preferred Stock). Series U Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering into the Company's common stock for each share of the Series U Preferred Stock held plus accrued and unpaid dividends on the Series U Preferred Shares. Between May and October 2000, the Company issued 1,500,000 at $2 per share, with proceeds to the Company of $3,000,000.

     Dividends on the Series U Preferred Stock accrue, on a daily basis, commencing on the date of issuance at an interest rate of 8 percent per annum and are payable on a semi-annual basis. The Company, at its option, may pay dividends either in cash or by the issuance of additional shares of Series U Preferred Stock. Aggregate cumulative dividends in arrears at December 31, 2000, totaled $94,119.

     9  COMMON STOCK

     The Company is authorized to issue up to 25,000,000 shares of its $.0001 par value common stock. During 2000, no shares of common stock were issued. As of December 31, 2000, 8,023,000 shares were issued and outstanding.

     10 STOCK BASED COMPENSATION

     Stock Warrants Granted in Exchange for Services

     During 2000, the Company granted 372,780 warrants, with exercise prices ranging from $1.00 to $4.50 per share, to consultants for certain advisory and consulting services. The warrants vest immediately upon issuance and can be exercised over a five-year period. In August 2000, 250,000 warrants granted at $4.50 were re-priced to $1.00 per share. In September 2000, 100,000 warrants granted at $1.50 were re-priced to $0.01 per share. The Company valued these warrants, and their re-pricing, at $1,126,790 in accordance with SFAS 123, and recognized the entire amount in 2000 as general and administrative expenses in the accompanying statement of operations.

     Stock Warrants Granted Attached to Debt Agreements

     During 2000, the Company granted 326,666 warrants, with exercise prices ranging from $.50 to $4.50, attached to various debt agreements. The warrants vest immediately upon issuance and can be exercised over a five-year period. The Company applied APB Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", and accounted for the portion of the proceeds of the debt issued with warrants, which was allocable to the warrants, as additional paid-in capital based on the relative fair values of the securities at the time of issuance, and also recognized a discount on the debt as a result.

     In September 2000, 200,000 warrants granted at $4.50 were re-priced to $1.00 per share in connection with an extension of the term date of the debt. The Company valued the re-pricing at $63,180, and recognized the entire amount in 2000 as interest expense in the accompanying statement of operations.

     Warrant activity for the year ended December 31, 2000, is as follows:

     Balance December 31, 1999                               529,700

       Issued                                              699,446
       Exercised                                                 -
       Expired                                                   -
                                                                 -
                                                         ---------
       Balance December 31, 2000                         1,229,146
                                                         =========

       The following table summarizes information about warrants outstanding at December 31, 2000, all of which are exercisable:

                                         Weighted Average
                          Number of          Remaining
  Range of Exercise      Outstanding     Contractual Life     Weighted Average
        Prices            Warrants            (Years)           Exercise Price
$0.01 to      $0.50        200,000             3.3                  $0.26
$1.00                      527,780             4.2                  $1.00
$1.50                      429,700             3.8                  $1.50
$2.00                       26,666             4.3                  $2.00
$2.50                       45,000             4.2                  $2.50
                         ---------             ---                  -----

                         1,229,146             3.9                  $1.13
                         =========             ===                  =====


       Stock Options

       The Board approves all issuances of stock options. All stock options expire five years from the grant date. In general, options vest and become exercisable one third on the one year anniversary of the date of grant, and the remainder vest evenly over the two years subsequent to that date.

       The following table summarizes stock option activity for the year ended December 31, 2000:

                                                                    2000
                                                                   Wtd Avg
                                                         Options           Exercise
                                                        (in 000's)           Price
                                                        ----------           -----
        Outstanding at Beginning of Year                      881            $1.36
        Granted                                             1,000             1.10
        Exercised                                              --            0.00
        Forfeited                                            (340)            1.63
                                                            -----            ----

        Outstanding at end of year                          1,541            $1.15
                                                            =====            =====

        Vested Options                                        846            $0.56

        Remaining Options available for
        Grant                                               3,459


In June 2000, the Company reduced the exercise price on all its outstanding stock options. As a result, the Company recognized $395,682 in compensation expense in 2000 for the vested portion of these options, and will recognize $933,568 in subsequent periods as these options vest.

The Company accounts for issuances to employees under APB 25, and accordingly, $545,898 of compensation expense, including the amount discussed above, has been recognized for the year ended December 31, 2000.

SFAS 123 requires pro forma information regarding net income as if the Company has accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: (i) risk-free interest rate of 6 percent, which approximates the four-year U.S. Treasury Bill rate at the date of grant, (ii) dividend yield of 0 percent (iii) expected volatility of 80 percent (iv) and an average expected life of the option of four years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                         Year Ended
                                                        December 31,
                                                            2000
                                                            ----
        Net loss:
           As reported                                  $(8,515,971)
           SFAS 123 pro forma                           $(8,902,427)


The following table summarizes the weighted average fair value of options granted to employees during the year ended December 31, 2000:

                                                               2000
                                                               ----
Stock Price Greater than Exercise Price
     Weighted Average Fair Value                              $2.98

Stock Price Equal to Exercise Price
     Weighted Average Fair Value                              $0.84

Stock Price Less than Exercise Price
     Weighted Average Fair Value                              $0.82


The following table summarizes information about Company's stock options outstanding as of December 31, 2000:

                            Options Outstanding                             Options Exercisable

                            Shares        Wtd. Avg        Wtd. Avg        Options          Wtd. Avg.
Range of Exercise        Outstanding      Remaining       Exercise      Exercisable        Exercise
     Prices              (in 000's)         Life            Price        (in 000's)          Price
     ------              ----------         ----            -----        ----------          -----
$.25                         350             3.5            $0.25              239           $0.25
$.50                         371             4.3            $0.50              341           $0.50
$.75                         375             4.2            $0.75              185           $0.75
$1.00 to $1.50               445             4.4            $1.05               81           $1.26
                           -----             ---            -----              ---           -----

                           1,541                                               846           $0.56
                           =====                                               ===           =====

11  RELATED PARTIES

The Company's primary legal counsel holds 3,200,000 shares of the Company's common stock in trust for the law firm's partners. During 2000, the Company recorded expenses of approximately $123,000 related to services performed by its primary legal counsel. The Company owed its primary legal counsel approximately $61,000 at December 31, 2000.

During 2000, Q Productions, Inc., whose owners also own 4,800,000 shares of the Company, provided various information technology services to the Company. The Company recorded approximately $930,364 in expenses related to services performed by Q Productions, Inc. for the year ended December 31, 2000. The Company owed Q Productions, Inc. approximately $171,000 at December 31, 2000. Q Productions, Inc. rented space from Qode.com in 2000 for $43,167 in total.

During 2000, the Company granted 20,000 warrants with an exercise price of $1.00 per share to Q Productions, Inc.

The Company has issued several promissory notes to officers (see Note 3).

12  SUBSEQUENT EVENTS

On January 11, 2001, the Company entered into a note purchase agreement with an investor for $300,000, with an interest rate of 18 percent. The principal and interest are due March 1, 2001.

In January 2001, the Company entered into a short-term loan agreement with NeoMedia Technologies, Inc. ("NeoMedia") for the amount of $440,000. The note was forgiven in March 2001 upon the acquisition of substantially all of the Company's assets by NeoMedia.

On March 1, 2001, NeoMedia purchased all of the assets of the Company other than cash including but not limited to, contracts, customer lists, licenses and intellectual property. In consideration for these assets, the Company received 1,676,500 shares of NeoMedia's Common Stock. In addition, NeoMedia issued 274,699 of its Common Stock to certain creditors of the Company, for the repayment of $1,561,037 of debt, forgave the $440,000 short-term note due from the Company (see above paragraph), and assumed approximately $1,407,000 of the Company's liabilities. The 1,676,500 shares paid to the Company are to be held in escrow for one year, and are subject to downward adjustment, based upon the achievement of certain performance targets over the period of March 1, 2001 to February 28, 2002.

Notes payable as of December 31, 2000 that were not acquired as part of the March 1, 2001 sale totaled 3,000,000 as of December 31, 2000.

13. SUBSEQUENT EVENTS

On May 31, 2001, three creditors of Qode.com, Inc, filed in the U.S. Bankruptcy Court an involuntary bankruptcy petition for Qode.com, Inc. Qode.com, Inc. has consulted with legal counsel and will be opposing the Chapter 7 proceeding and plans to proceed under Chapter 11, U.S. Code to reorganize its debts.

FINANCIAL STATEMENTS

Qode.com, Inc.
(A Development Stage Enterprise)
Period from March 29, 1999 (inception) to December 31, 1999 with Report of Independent Auditors

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                             Financial Statements

          Period from March 29, 1999 (inception) to December 31, 1999

                                   Contents

Report of Independent
Certified Public Accountants        F-23

Audited Financial Statements

Balance Sheet                       F-24
Statement of Operations             F-25
Statement of Changes in
    Redeemable Preferred Stock
    and Stockholders' Deficit       F-26
Statement of Cash Flows             F-27
Notes to Financial Statements       F-28

              Report of Independent Certified Public Accountants

The Stockholders and Board of Directors Qode.com, Inc.

We have audited the accompanying balance sheet of Qode.com, Inc. (the Company) (a development stage enterprise) as of December 31, 1999 and the related statement of operations, and statement of changes in redeemable preferred stock and stockholders' deficit, and statement of cash flows for the period from March 29, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Qode.com, Inc. at December 31, 1999, and the results of its operations and its cash flows for the period March 29, 1999 (inception) through December 31, 1999, in conformity with accounting standards generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 1, the Company, which is in the developmental stages has incurred a net operating loss, experienced negative cash flow from operations and has a net capital deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                           /s/ ERNST & YOUNG LLP
West Palm Beach, FL

July 21, 2000

except for the seventh paragraph of Note 8, as to which the date is June 30, 2001

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                                 Balance Sheet

                               December 31, 1999

Assets
Current assets:
    Cash and cash equivalents                                                            $   972,487
    Other current assets                                                                      18,151
                                                                                         -----------

Total current assets                                                                         990,638

Property and equipment, net                                                                  109,269
Deposits                                                                                      30,229
                                                                                         -----------

Total assets                                                                             $ 1,130,136
                                                                                         ===========

Liabilities, redeemable preferred stock and stockholders' deficit
Current liabilities:
    Accounts payable                                                                     $   151,588
    Accrued expenses                                                                          47,246
    Due to officers                                                                           73,333
                                                                                         -----------

Total current liabilities                                                                    272,167

15% cumulative convertible redeemable preferred stock, $.0001 par value,
    3,000,000 shares authorized, 2,025,000 shares issued
    and outstanding, liquidation value of $2,221,000                                       2,154,711

Commitments

Stockholders' deficit:
    Common stock, $.0001 par value, 25,000,000 shares authorized,
       8,023,000 shares issued and outstanding                                                   802
    Capital deficiency                                                                       (49,557)
    Deficit accumulated during the development stage                                      (1,247,987)
                                                                                         -----------

Total stockholders' deficit                                                               (1,296,742)
                                                                                         -----------

Total liabilities, redeemable preferred stock and stockholders' deficit                  $ 1,130,136
                                                                                         ===========

See accompanying notes.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                            Statement of Operations

          Period from March 29, 1999 (inception) to December 31, 1999

Costs and expenses:
     Research and development                                                            $   396,242
     Sales and marketing                                                                      41,975
     General and administrative                                                              847,412
                                                                                         -----------

Total costs and expenses                                                                   1,285,629
Net interest income                                                                          (37,642)
                                                                                         -----------

Net loss                                                                                  (1,247,987)

Preferred dividends and redemption accretion                                                (200,711)
                                                                                         -----------

Net loss applicable to common stockholders                                               $(1,448,698)
                                                                                         ===========

See accompanying notes.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                      Statement of Changes in Redeemable
                   Preferred Stock and Stockholders' Deficit

          Period from March 29, 1999 (inception) to December 31, 1999

                                                                                                  Deficit
                                                                                                Accumulated
                                         Redeemable           Common Stock                      During the       Total
                                         Preferred                                  Capital     Development  Stockholders'
                                           Stock           Shares       Amount     Deficiency       Stage        Deficit
                                         ----------      ----------    -------     ----------   -----------  ------------
   Issuance of common stock
     on March 29, 1999
     (inception)                         $       --       8,000,000    $    800    $       --   $        --  $        800
   Issuance of redeemable
     preferred stock with
     detachable warrants
     valued at $46,000, net
     of issuance costs of                 1,954,000              --          --        46,000            --        46,000
     $25,000
   Issuance of common stock                      --          23,000           2        22,998            --        23,000
   Issuance of warrants in
     exchange for services                       --              --          --        82,156            --        82,156
   Preferred dividends and
     redemption accretion                   200,711              --          --      (200,711)           --      (200,711)

   Net loss                                      --              --          --            --    (1,247,987)   (1,247,987)
                                         ----------      ----------    --------    ----------   -----------  ------------

Balance at December 31, 1999             $2,154,711       8,023,000    $    802    $  (49,557)  $(1,247,987) $ (1,296,742)
                                         ==========      ==========    ========    ==========   ===========  ============

See accompanying notes.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                            Statement of Cash Flows

          Period from March 29, 1999 (inception) to December 31, 1999

Operating activities
Net loss                                                                                             $(1,247,987)
Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                                         17,522
    Issuance of warrants in exchange for services                                                         82,156
    Changes in assets and liabilities:
       Other current assets                                                                              (18,151)
       Deposits                                                                                          (30,229)
       Accounts payable                                                                                  151,588
       Accrued expenses                                                                                   47,246
       Due to officers                                                                                    73,333
                                                                                                     -----------

Net cash used in operating activities                                                                   (924,522)
                                                                                                     -----------

Investing activities
Purchases of property and equipment                                                                     (126,791)
                                                                                                     -----------

Net cash used in investing activity                                                                     (126,791)
                                                                                                     -----------

Financing activities
Proceeds from the issuance of redeemable preferred stock,
     net of issuance costs of $25,000                                                                  2,000,000
Proceeds from the issuance of common stock                                                                23,800
                                                                                                     -----------

Net cash provided by financing activities                                                              2,023,800
                                                                                                     -----------

Net increase in cash and cash equivalents                                                                972,487
Cash at beginning of period                                                                                   --
                                                                                                     -----------

Cash at end of period                                                                                $   972,487
                                                                                                     ===========

Supplemental disclosure of cash flow information
Interest paid                                                                                        $       171

Noncash financing and investing activities
Accrued dividends on redeemable preferred stock                                                      $   195,997
Accretion of redeemable preferred stock                                                              $     4,714

See accompanying notes.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                         Notes to Financial Statements

          Period from March 29, 1999 (inception) to December 31, 1999

1. Nature of Business

Organization

Qode.com, Inc. (the Company) commenced operations on March 29, 1999 and is incorporated in the state of Florida. Qode.com is a development stage company, as defined in Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting By Development Stage Enterprises. The Company intends to provide manufactures, retailers, advertisers, and users a unique tool for Web site navigation by the use of imbedded standard bar codes and Uniform Product Codes (UPC). It is the Company's mission to develop, operate, maintain and promote the use of Qode.com technologies to enable any bar code to interface with their technology.

The Company has incurred losses since its inception as it has devoted substantially all of its efforts toward building network infrastructure, internal staffing, developing systems, expanding into new markets, building a proprietary database and raising capital. The Company has generated no revenue to date and is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, the ability to demonstrate technological feasibility, and the need to obtain adequate additional financing necessary to fund the development and marketing of its products and services, and customer acceptance.

The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a limited operating history and intends to significantly increase its operational expenses in fiscal year 2000 to pursue certain sales and marketing plans. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may results from the outcome of this uncertainty. In fiscal year 2000, the Company plans to raise additional financing from private equity financing. The Company entered into a financing agreement subsequent to year end that will provide the Company with an additional $3 million, see Note 8.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Computer hardware and software are being depreciated over a three year period and furniture and fixtures are being depreciated over a five year period.

Software Development Costs

In accordance with the AICPA SOP No. 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, all costs related to the development or purchase of internal use software other than those incurred during the application development stage are to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the useful life of the software. The Company has incurred $259,480 in software development costs for the period from March 29, 1999 (inception) through December 31, 1999. All costs have been expensed since the Company has not entered the application development stage as of December 31, 1999.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes under the liability method, which requires the establishment of a deferred tax asset or liability for the recognition of future deductions or taxable amounts, and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. If necessary, the Company will establish a valuation allowance to reduce any deferred tax asset to an amount which will, more likely than not, be realized.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents with high quality financial institutions to mitigate this credit risk.

Redeemable Preferred Stock

Redeemable preferred stock is carried at the net consideration to the Company at time of issuance (fair value), increased by accrued and unpaid cumulative dividends and periodic accretion to redemption value using the interest method. Accrued and unpaid dividends and redemption accretion are affected by charges against retained earnings, or, in the absence of retained earnings, paid-in capital (capital deficiency).

Accounting for Stock-Based Compensation

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Public Bulletin (APB) Opinion 25, Accounting for Stock Issued to Employees but disclose the pro forma effects on net income or loss as if the fair value had been expensed. The Company has elected to apply APB 25 in accounting for its employee stock options and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)

3. Property and Equipment

Property and equipment consists of the following:

                                                              December 31,
                                                                  1999
                                                              ------------
              Computer hardware and software                  $    120,791
              Furniture and fixtures                                 6,000
                                                              ------------

                                                                   126,791
              Less accumulated depreciation                        (17,522)
                                                              ------------

                                                              $    109,269
                                                              ============

Depreciation and amortization expense was $17,939 for the period from March 29, 1999 (inception) to December 31, 1999.

4. Income Taxes

The net amounts of deferred tax assets recorded in the balance sheet at December 31, 1999 are as follows:

                                                                   1999
                                                                   ----
              Deferred tax asset:
                   Net operating loss carryforward              $ 469,050
              Less valuation allowance                           (466,230)
                                                                ---------

              Total deferred tax asset                          $   2,820

              Deferred tax liabilities:
                   Fixed assets                                 $  (2,820)
                                                                ---------

              Total net deferred taxes                          $       -
                                                                =========

FASB 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $466,230 valuation allowance at December 31, 1999 is

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)

4. Income Taxes (continued)

necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $466,230. At December 31, 1999, the Company has available net operating loss carryforwards of $1,246,478, which expire in the year 2019.

A reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense for the year ended December 31, 1999 is as follows:

                                                             1999
                                                          ---------
              Taxes at the U.S. statutory rate            $(424,315)
              State taxes, net of federal benefit           (44,975)
              Nondeductible items                             3,060
              Change in valuation allowance                 466,230
                                                          ---------

              Total income tax expense                    $       -
                                                          =========

5. Commitments

The Company leases its office facility under a non-cancelable operating lease expiring March 2005. Rental expense was $19,711 for the period from March 29, 1999 (inception) to December 31, 1999.

Lease commitments under these non-cancelable operating leases as of December 31, 1999 are as follows:

          2000                                      $100,656
          2001                                       104,682
          2002                                       108,876
          2003                                       113,238
          2004                                       117,768
                                                    --------

                                                    $545,220
                                                    ========

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)

6. Stockholders' Equity

15% Cumulative Convertible Redeemable Preferred Stock Series A

The Board of Directors has authorized the issuance of up to 3,000,000 shares of Series A 15% $.0001 par value, voting, cumulative, redeemable, convertible, preferred stock (the Preferred Stock) which may be issued in series from time to time with such designations, rights, preferences and limitations as the Board of Directors may declare by resolution. In May 1999, the Company issues 2,025,000 shares of Preferred Stock at $1.00 per share, less issuance costs of $25,000. One detachable warrant was attached to each share of the Preferred Stock. The Preferred Stock was recorded at $1,954,000, net of the value of the detachable warrants which was estimated to be $46,000. The detachable warrants were valued in accordance with SFAS No. 123 at $.23 per share and are convertible into common stock at $1.50 per share. The Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering, as defined in the agreement, or within 20 days following receipt of a Notice of Redemption, as defined in the agreement, into the Company's common stock for each share of the Preferred Stock held plus accrued and unpaid dividends on the Series A Preferred Shares. The Preferred Stock has a liquidation preference of $1 per share and is mandatorily redeemable on April 15, 2004. As of December 31, 1999, all 2,025,000 shares of the Preferred Stock and related 202,500 detachable warrants remain outstanding.

Dividends on the preferred stock accrue on a daily basis commencing on the date of issuance at an interest rate of 15% per annum and are payable on a semi-annual basis. The Company, at its option, may pay dividends either in cash or by the issuance of additional shares of Series A Preferred Stock. Aggregate cumulative dividends in arrears at December 31, 1999 totaled $195,997.

Common Stock

The Company is authorized to issue up to 20,000,000 shares of its $.0001 par value common stock. On March 29, 1999 (inception) the Company received $800 by issuing 8,000,000 shares of its common stock to its founders.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)

6. Stockholders' Equity (continued)

Additionally, the Company issued 13,000 shares of common stock to a Company employee in lieu of relocation expense reimbursement of $13,000, and 10,000 shares of common stock to an executive recruiter for a corporate staffing fee of $10,000. These amounts were expensed.

Stock Options and Warrants Granted in Exchange for Services

During 1999, the Company granted 327,200 common stock warrants with an exercise price of $1.50 per share to consultants for certain advisory and consulting services performed during the Company's start-up phase. The warrants vest immediately upon issuance and can be exercised over a five year period. The Company valued the warrants at $82,156 in accordance with SFAS No. 123, and recognized the entire amount as a general and administrative expense in the accompanying statement of operations. The Company had 327,200 warrants outstanding at December 31, 1999.

During 1999, the Company granted 400,000 in common stock options to purchase shares of common stock at an exercise price of $.10 per share to an investment advisor in exchange for investment advisory services. The options expired on June 30, 2000 without being exercised and accordingly no expense has been recorded.

Stock Options

In 1999, the Company's Board of Directors and stockholders approved the 1999 Equity Compensation Plan (the Plan). The Plan provides for the issuance of incentive stock options, nonqualified stock options and restricted stock to directors, officers, and key employees of the Company as well as non-employee directors, advisors, and consultants. The Board administers the Plan. The Company has reserved 5,000,000 shares of common stock to be issued under the Plan.

The exercise price (as established by the Board) of the stock options granted is in excess of fair market value of the Company's Common Stock on the date of the grant. All stock options expire five years from the grant date in 2004. Options granted under the Plan are exercisable as determined by the Board.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)

6. Stockholders' Equity (continued)

The following table summarizes stock option activity for the period from March 29, 1999 (inception) to December 31, 1999:

                                                                                                          Weighted
                                                                                      Number of            Average
                                                                                       Shares           Exercise Price
                                                                                       ------           --------------
            Outstanding at March 29, 1999 (inception)                                        -                $-
                Granted                                                                880,600                1.36
                Exercised                                                                    -                -
                Forfeited                                                                    -                -
                                                                                             -                -
                                                                                       -------                -----
            Outstanding at December 31, 1999                                           880,600                $1.36
                                                                                       =======                =====

At December 31, 1999, 142,642 options are exercisable, at a weighted average exercise price of $1.28 per share. The weighted-average remaining contractual life of the options is 4.7 years.

During 1999, all of the stock options issued were granted to employees of the Company. The Company accounts for issuances to employees under APB 25 and accordingly, no compensation cost has been recognized for the period from March 29, 1999 (inception) to December 31, 1999.

SFAS No. 123 requires pro forma information regarding net income as if the Company has accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rates equal to the three-year U.S. Treasury Bill rate on the grant date, dividend yield of 0%, expected volatility of 81.1%, and an average expected life of the option of three years.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

6. Stockholders' Equity (continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. All employee options granted to date vest over a one to three year period. The Company's pro forma information is as follows:

                                                                      Period from March 29, 1999 (inception)
                                                                             to December 31, 1999
                                                                             ---------------------
              Net loss:
                   As reported                                                    $(1,247,987)
                   SFAS No. 123 pro forma                                         $(1,305,831)

The weighted average fair value of options granted to employees during the period from March 29, 1999 to December 31, 1999 for which the estimated fair value of the stock is less than the exercise price is $0.29 per share. The weighted average fair value of options granted to employees during the period from March 29, 1999 to December 31, 1999 for which the estimated fair value of the stock equals the exercise price is $0.47 per share.

Shares Reserved for Future Issuance

At December 31, 1999, the Company has reserved the following shares of stock for issuance:

Common stock                                       11,977,000
Convertible preferred stock                           975,000
                                                   ----------

                                                   12,952,000
                                                   ==========

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)

7. Related Parties

The Company's primary legal counsel holds 3,200,000 shares of the Company's common stock in trust for the firm's partners. During 1999, the Company recorded expenses of approximately $32,000 related to services performed by its primary legal counsel. The Company owed its primary legal counsel approximately $3,000 at December 31, 1999.

During 1999, Q Productions, Inc. provided various information technology services to the Company. Two owners of Q Productions, Inc. also aggregately own 4,800,000 shares of the Company. The Company recorded approximately $129,000 in expenses related to services performed by Q Productions, Inc. The Company owed Q Productions, Inc. approximately $97,000 at December 31, 1999.

8. Subsequent Events

On January 18, 2000, the Company issued a convertible subordinated promissory note for $3 million with a fixed interest rate of 12% to Novus Holding Corporation. Principal and accrued interest on the note are payable upon the earlier of a) the day immediately following the closing of financing or successive financings which cumulatively aggregate proceeds of $10,000,000 or b) 180 days from the date of the note. The debt is convertible into common stock at a price equal to 85% of the purchase price per share paid by investors in the next financing or successive financings of $5,000,000 or more.

On February 11, 2000, the Company entered into a letter of intent with a major supplier to produce portable bar code scanning devices in exchange for payments ranging from $32,000,000 to $35,000,000 over a 16 month period commencing April 28, 2000 through August 1, 2001.

On March 15, 2000, the Company entered into a two year term note with a major lender. The principal amount of the note was $42,500 with a fixed interest rate of 11%. Principal and interest payments of $1,984 are due monthly through maturity on March 15, 2002.

On March 24, 2000, the Company obtained a letter of credit for $1,400,000 with the lender of their term note.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)

8. Subsequent Events (continued)

On March 27, 2000, the Company entered into a consulting agreement with a consultant for a five month period in return for 250,000 common stock options convertible into the Company's common stock. The options have a term of five years and an exercise price of $2 per share. 125,000 options vest 45 days from the commencement of the agreement based on the fulfillment of certain contractual obligations. The remaining 125,000 options vest 90 days from the commencement of the agreement based on the fulfillment of certain contractual obligations. Additionally, the Company will pay the consultants $100,000 over the period of the contract.

On May 22, 2000, the Board of Directors authorized the issuance of 1,500,000 shares of Series U Convertible Preferred Stock (the Series U Preferred Stock). Dividends on the preferred stock accrue on a daily basis commencing on the date of issuance at an interest rate of 8% per annum. The Series U Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering, as defined in the agreement, into one share of the Company's common stock for each share of the Company's Series U Preferred Stock held plus accrued and unpaid dividends on the Series U Preferred Shares. In the event of the closing of the next financing of $4,000,000 or more within 90 days from the authorization of the Series U Preferred Stock, the holder of the Series U Preferred Stock shall have the right to convert all Series U Preferred Shares into a number of shares of stock issued in the next financing which represents the equivalent amount for the consideration paid for the Series U Preferred Stock. The Series U Preferred Stock has a liquidation preference of $2.00 per share. On May 22, 2000, the Company entered into an agreement for the issuance of 1,500,000 shares of Series U Preferred Stock in exchange for $3,000,000. The shares will be issued in three separate financings. The initial 500,000 shares are to be issued on the date of the agreement. The next 500,000 shares are to be issued upon the Company meeting certain performance goals defined in the agreement. The remaining 500,000 shares are to be issued, not earlier than August 1, 2000 nor later than October 15, 2000, upon the Company meeting certain performance goals defined in the agreement.

On May 31, 2001, three creditors of Qode.com, Inc. filed in the U.S. Bankruptcy Court an involuntary bankruptcy petition for Qode.com, Inc. Qode.com, Inc. has consulted with legal counsel and will be opposing the Chapter 7 proceeding and plans to proceed under Chapter 11, U.S. Code, to reorganize its debts.

PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of operations give effect to the acquisition by NeoMedia Technologies, Inc. of the assets of Qode.com, Inc. The pro forma condensed combined statement of operations for the year December 31, 2000 gives effect to the acquisition as if it had occurred as of January 1, 2000, combining the results of NeoMedia Technologies, Inc. for the year ended December 31, 2000 with those of the same period for Qode.com, Inc. The pro-forma condensed combined statement of operations for the three months ended March 31, 2001, gives effect to the acquisition as if it had occurred as of January 1, 2001, combining the results of NeoMedia Technologies, Inc. for the three months ended March 31, 2001 with those of Qode.com, Inc. through the acquisition date. The pro forma adjustments are based on estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data do not purport to represent what our results of operations would actually have been if such transactions had occurred on those dates and are not necessarily representative of our results of operations for any future period. The pro forma financial statements should be read in conjunction with the separate historical financial statements and footnotes of NeoMedia Technologies, Inc. and Qode.com, Inc.

Purchase Price

In connection with the purchase of the assets of Qode.com, Inc., NeoMedia issued 274,699 shares of common stock, valued at $1,359,760. Additionally, the Company placed in escrow 1,676,500 shares of its common stock valued at $8,298,675. Stock issued was valued at $4.95 per share, which is the average closing price for the few days before and after the measurement date of March 1, 2001. The 1,676,500 shares paid to Qode are to be held in escrow for a period of one year, and are subject to downward adjustment, based upon the achievement of certain performance targets over the period of March 1, 2001 to February 28, 2002.

The purchase price was calculated and allocated as follows:

Shares issued                                           274,699
Value per share                                     $      4.95
                                                    -----------
   Total purchase price                             $ 1,359,760
                                                    -----------
Purchase price allocated as follows:
------------------------------------
Assets purchased
----------------
   Trade receivables                                $     4,526
   Inventory                                            144,393
   Prepaid expenses                                      49,362
   Furniture & fixtures                                 909,180
   Capitalized development costs                      2,123,185
   Capitalized software                                  83,357
   Refundable deposits - non-current                     37,796

Liabilities assumed
-------------------
   Accounts payable                                    (981,033)
   Forgiveness of note receivable                      (440,000)
   Interest receivable                                  (10,340)
   Current portion of long-term debt                   (117,465)
   Note payable                                         (24,218)
   Capitalized lease obligation                        (418,983)
                                                    -----------

     Total purchase price allocated                 $ 1,359,760
                                                    ===========

Contingent consideration

In accordance with the purchase of the assets of Qode.com, Inc., NeoMedia has placed 1,676,500 shares of its common stock in escrow for a period of one year, subject to downward adjustment, based upon the achievement of certain performance targets over the period of March 1, 2001 to February 28, 2002. The criteria used to determine the number of shares released from escrow is a weighted combination of revenue, page views, and fully allocated earnings before taxes relating to the Qode Universal Commerce Solution.

At the end of each of certain interim periods as outlined in the purchase agreement, the number of cumulative shares earned by Qode.com is calculated based on revenue and page views and the shares are released. The resulting financial impact on NeoMedia is a proportionate increase in the long-term assets acquired from Qode, with a corresponding increase in depreciation expense from that point forward. The amount of the increase in long-term assets is dependent upon the number of shares released from escrow, as well as the value of NeoMedia stock at the time of measurement. The first such measurement date is July 1, 2001. At the end of the 12-month measurement period (February 28, 2002), the final number of shares earned is calculated based on all three criteria and any unissued shares are released. At that time, the Company will record the final purchase price allocation of assets purchased from Qode.com.

Intangible assets

Intangible assets acquired from Qode.com include:

     i). Purchased software licenses relating to the development of the Qode Universal Commerce Solution, amortized on a straight-line basis over three years.

     ii). Capitalized software development costs relating to the development of the Qode Universal Commerce Solution. Capitalized software development costs are accounted for in accordance with Statement of Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as research and development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing, quality assurance and documentation are capitalized. Once a product is made available for sale, capitalization is stopped unless the related costs are associated with a technologically feasible enhancement to the product. Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software using the straight-line method, in this case three years.

Disposal of Qode Business Unit

On August 31, 2001, the Company signed a non-binding letter of intent to sell the assets and liabilities of its Ft. Lauderdale-based Qode business unit, which it acquired in March 2001, to The Finx Group, Inc., a holding company based in Elmsford, NY. The final contract is contingent upon the completion of due diligence and definitive terms and conditions stated in the letter of intent. The Company intends to sell the assets and liabilities of Qode, which consist of all inventory, equipment and the ownership and operation of the comprehensive universal Internet database along with the corresponding patents. The Finx Group will assume $620,000 in Qode payables and $800,000 in long-term leases in exchange for 500,000 shares of the Finx Group, right to use and sell Qode services, and up to $5 million in affiliate revenues over the next five years. During the three-month period ended September 30, 2001, the company recorded a $2.8 million expense from the write-down of the Qode assets/liabilities to the following net realizable value:

                                        September 30, 2001
                                     (Balances in Thousands)

                   Inventory                $  144
                   Equipment                   268
                   Intangible Assets           992
                                            ------
                            Assets           1,404
                                            ------

                   Accounts Payable         $  884
                   Note Payable                 15
                   Capital Lease               295
                                            ------
                            Liabilities      1,194
                                            ------

                      Net Realizable Value  $  210
                                            ======

The loss for discontinued operations during the phase-out period from August 31, 2001 (measurement date) to September 30, 2001 was $424,00.

                                Qode.com, Inc.

     Pro-forma Condensed Combined Consolidated Statement of Operations For the year ended December 31, 2000 (In thousands, except per share data)

                                                                                                Pro-forma        Pro-forma
                                                           NeoMedia          Qode.com           Adjustments      Combined
                                                           --------          --------           -----------      --------
Revenue

   License fees                                           $     8,417        $      --               $ --       $     8,417
   Resales of software and technology
       equipment and service fees                              19,148              212                 --            19,360
                                                          -----------        ---------               ----       -----------

     Total Revenue                                             27,565              212                 --            27,777
                                                          -----------        ---------               ----       -----------

Cost of goods sold
   License fees                                                 1,296               --                 --             1,296
   Resales of software and technology                          17,237              213                 --            17,450
                                                          -----------        ---------               ----       -----------

     Total cost of goods sold                                  18,533              213                 --            18,746
                                                          -----------        ---------               ----       -----------

Gross profit                                                    9,032               (1)                --             9,031

Selling & marketing expense                                     6,504              557                 --             7,061
General & administrative expense                                7,010            5,839                (27)(a)        12,822
Research & development expense                                  1,101            1,110                 --             2,211
                                                          -----------        ---------               ----       -----------

Loss from operations                                           (5,583)          (7,507)                27           (13,063)

Interest expense/(income)                                        (174)           1,009                 --               835
                                                          -----------        ---------               ----       -----------

Net loss                                                       (5,409)          (8,516)                27           (13,898)

Dividends & accretion                                              --              371                 --               371
                                                          -----------        ---------               ----       -----------

Net income applicable to common stockholders              $    (5,409)       $  (8,887)              $ 27       $   (14,269)
                                                          ===========        =========               ====       ===========

Loss per share                                            $     (0.39)       $    (1.11)                        $     (1.00)
                                                          ===========        ==========                         ===========

Weighted average shares outstanding                        13,931,104         8,023,000                          14,205,803
                                                           ==========        ==========                         ===========

Pro-forma adjustments

     (a)   adjustment of amortization of assets

                           NeoMedia Technologies, Inc.
        Pro-forma condensed Combined Consolidated Statement of Operations
                  For the Nine Months Ended September 30, 2001
                      (in thousands, except per share data)

                                                                                         Pro-forma       Pro-forma
                                                          NeoMedia        Qode.com      Adjustments       Combined
                                                        ------------    ------------    ------------    ------------
Revenue
   License fees                                         $        522    $         86    $         --    $        608
   Resales of software and technology
     equipment and service fees                                3,268              --              --           3,268
                                                        ------------    ------------    ------------    ------------
        Total revenue                                          3,790              86              --           3,876

Cost of goods sold
   License Fees                                                1,996              34              --           2,030
   Resales of software and technology
     equipment and service fees                                2,737            --                --           2,737
                                                        ------------    ------------    ------------    ------------
        Total cost of goods sold                               4,733              34              --           4,767

Gross profit                                                    (943)             52              --            (891)

Selling & marketing expense                                    2,100              16              --           2,116
General & administrative expense                               3,409           1,064             276 (a)       4,749
Research & development expense                                   280              20              --             300
Loss on impairment of assets                                   2,871              --              --           2,871
Write-off of Digital
   Convergence license contract                                7,354              --              --           7,354
                                                        ------------    ------------    ------------    ------------

Loss from operations                                         (16,957)         (1,048)           (276)        (18,281)

Interest expense/(income)                                        (30)            111              14 (b)          95
                                                        ------------    ------------    ------------    ------------

Net Loss                                                     (16,927)         (1,159)           (290)        (18,376)

Loss from operations
   of discontinued business unit                              (3,653)             --              --          (3,653)
Loss on disposal of discontinued business
   unit, including provision of $424 for
   losses during phase-out period                             (3,197)             --              --          (3,197)
                                                        ------------    ------------    ------------    ------------

Net loss applicable to common shareholders              $    (23,777)   $     (1,159)   $       (290)   $    (25,226)
                                                        ============    ============    ============    ============

Loss per share

                                                        $      (1.57)   $      (0.14)                   $      (1.65)
                                                        ============    ============                    ============

Weighted average shares outstanding                       15,142,312       8,023,000                      15,325,445
                                                        ============    ============                    ============

Pro-forma adjustments
---------------------
(a) - adjustment of amortization of assets
(b) - adjustment of interest expense

                         PART I -- FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                  NeoMedia Technologies, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets

                                                                               September 30,     December 31,
                                                                                   2001              2000
                                                                               -------------     ------------
ASSETS                                                                          (Unaudited)
Current assets:
   Cash and cash equivalents..............................................      $       290      $      4,453
   Restricted cash........................................................              ---               750
   Trade accounts receivable, net of allowance for doubtful
      account of $61 in 2001 and $484 in 2000.............................              575             1,870
   Digital:Convergence receivable.........................................              ---             7,644
   Costs and estimated earnings in excess of billings on
      uncompleted contracts...............................................               19                89
   Inventories............................................................              247               116
   Assets held for sale...................................................            1,404                --
   Prepaid expenses and other current assets..............................              660               946
                                                                                -----------      ------------
         Total current assets.............................................            3,195            15,868

Property and equipment, net...............................................              269               365
Digital:Convergence receivable, net of current portion....................               --            10,288
Prepaid - Digital:Convergence.............................................               --             4,116
Intangible assets, net....................................................            4,863             9,043
Other long-term assets....................................................              918               914
                                                                                -----------      ------------

         Total assets.....................................................      $     9,245      $     40,594
                                                                                ===========      ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable.......................................................      $     2,922      $      2,301
   Accrued expenses.......................................................            1,863             2,691
   Current portion of long-term debt......................................              145               137
   Notes payable..........................................................              670                --
   Sales taxes payable....................................................               20               261
   Billings in excess of costs and estimated earnings on
      uncompleted contracts...............................................               24                49
   Deferred revenues - Digital:Convergence................................               --             1,543
   Deferred revenues......................................................              648               449
   Liabilities of Qode transferred in disposition.........................            1,194                --
   Other..................................................................               --                11
                                                                                -----------      ------------

         Total current liabilities........................................            7,486             7,442

Long-term debt, net of current portion....................................              428               539
Long-term deferred revenues - Digital:Convergence.........................               --            13,503
                                                                                -----------      ------------
         Total liabilities................................................            7,914            21,484
                                                                                -----------      ------------

Shareholders' equity:
   Preferred stock, $.01 par value, 10,000,000 shares
      authorized, 452,489 issued and outstanding..........................                5                --
   Additional paid-in capital, preferred stock............................              878                --
   Common stock, $.01 par value, 50,000,000 shares
      authorized, 17,446,343 shares issued and 15,804,917 outstanding
      in 2001 and 14,460,384 shares issued and outstanding in 2000........              158               145
   Additional paid-in capital.............................................           62,720            57,619
   Accumulated deficit....................................................          (61,651)          (37,875)
   Treasury stock, at cost, 201,230 shares of common stock..................           (779)             (779)
                                                                                -----------      ------------

         Total shareholders' equity.......................................            1,331            19,110
                                                                                -----------      ------------

            Total liabilities and shareholders' equity....................      $     9,245      $     40,594
                                                                                ===========      ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                                  Nine months Ended September 30,
                                                                                 --------------------------------
                                                                                      2001               2000
                                                                                 -------------       ------------
NET SALES:
   License fees..............................................................    $         522       $        457
   Resale of software and technology equipment and service fees..............            3,268             17,233
                                                                                 -------------       ------------
         Total net sales.....................................................            3,790             17,690
                                                                                 -------------       ------------

COST OF SALES:
   License fees..............................................................            1,996                852
   Resale of software and technology equipment and service fees..............            2,737             15,373
                                                                                 -------------       ------------

         Total cost of sales.................................................            4,733             16,225
                                                                                 -------------       ------------

GROSS PROFIT(LOSS)...........................................................            (943)              1,465

Sales and marketing expenses.................................................            2,100              4,573
General and administrative expenses..........................................            3,409              4,172
Research and development costs...............................................              280                945
Loss on impairment of assets.................................................            2,871                 --
Write-off of Digital:Convergence license contract............................            7,354                 --
                                                                                 -------------       ------------

Loss from operations.........................................................          (16,957)            (8,225)
Interest expense (income), net...............................................              (30)              (149)
                                                                                  ------------       ------------

Loss from continuing operations..............................................          (16,927)            (8,076)
Discontinued operations (Note 1):
     Loss from operations of discontinued business unit......................           (3,653)                --
     Loss on disposal of discontinued business unit, including provision of
      $424 for operating losses during phase-out period......................           (3,197)                --
                                                                                  ------------       ------------

NET LOSS.....................................................................     $    (23,777)      $     (8,076)
                                                                                  ============       ============

NET LOSS PER SHARE FROM CONTINUING OPERATIONS-
       BASIC AND DILUTED....................................................      $      (1.12)      $      (0.59)
                                                                                  ============       ============

NET LOSS PER SHARE--BASIC AND DILUTED.........................................    $      (1.57)      $      (0.59)
                                                                                  ============       ============


Weighted average number of common shares--basic and diluted ..................      15,142,312         13,802,381
                                                                                  ============       ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                                      Three months Ended September 30,
                                                                                      --------------------------------
                                                                                         2001                 2000
                                                                                      ------------        ------------
NET SALES:
   License fees ...................................................................   $         92        $        117
   Resale of software and technology equipment and service fees ...................            816               3,932
                                                                                      ------------        ------------

         Total net sales ..........................................................            908               4,049


COST OF SALES:
   License fees ...................................................................            668                 323
   Resale of software and technology equipment and service fees ...................            743               3,684
                                                                                      ------------        ------------

         Total cost of sales ......................................................          1,411               4,007
                                                                                      ------------        ------------

GROSS PROFIT (LOSS) ...............................................................           (503)                 42

Sales and marketing expenses ......................................................            721               1,570
General and administrative expenses ...............................................            818               1,819
Research and development costs ....................................................            137                 273
Loss on impairment of assets.......................................................          2,871                  --
Write-off of Digital:Convergence license contract .................................             --                  --
                                                                                      ------------        ------------

Loss from operations ..............................................................         (5,050)             (3,620)
Interest expense (income), net ....................................................             22                 (65)
                                                                                      ------------        ------------

Loss from continuing operations ...................................................         (5,072)             (3,555)
Discontinued operations (Note 1):
     Loss from operations of discontinued business unit ...........................         (1,041)                 --
     Loss on disposal of discontinued business unit, including provision of
     $424 for operating losses during phase-out period ............................         (3,197)                 --
                                                                                      ------------        ------------

NET LOSS ..........................................................................   $     (9,310)       $     (3,555)
                                                                                      ============        ============

NET LOSS PER SHARE FROM CONTINUING OPERATIONS-
        BASIC AND DILUTED .........................................................   $      (0.33)       $      (0.25)
                                                                                      ============        ============

NET LOSS PER SHARE--BASIC AND DILUTED .............................................   $      (0.60)       $      (0.25)
                                                                                      ============        ============


Weighted average number of common shares--basic and diluted .......................     15,570,693          14,412,405
                                                                                      ============        ============

  The accompanying notes are an integral part of these consolidated financial statements.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                                   Nine Months  Ended September 30,
                                                                                  -----------------------------------
                                                                                        2001            2000
                                                                                  ---------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.........................................................................   $    (23,777)    $   (8,076)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization.................................................          2,932          2,157
   Loss on disposal of property and equipment....................................            ---              8
   Loss on disposal of discontinued business unit................................          2,773            ---
   Loss on impairment of assets..................................................          2,871            ---
   Effect of Digital:Convergence write-off.......................................          7,354            ---
   Preferred Stock issued to pay advertising expense.............................            882            ---
   Expense associated with warrant repricing.....................................            845            ---
   Stock options and warrants granted for services...............................             94            ---
      Trade accounts receivable..................................................          1,299            (83)
      Prepaid - Digital:Convergence..............................................            118            ---
      Costs and estimated earnings in excess of billings on
         uncompleted contracts...................................................             70            ---
      Other current assets.......................................................           (235)            22
      Other long-term assets.....................................................            ---            ---

      Accounts payable and accrued expenses......................................           (292)        (3,553)
      Billings in excess of costs and estimated earnings on
         uncompleted contracts...................................................            (25)             4
      Deferred revenue...........................................................            199            (99)
      Other current liabilities..................................................            (11)           ---
                                                                                    ------------     ----------
         Net cash used in operating activities...................................         (4,848)        (9,620)
                                                                                    ------------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalization of software development and purchased intangible assets...........         (2,939)        (1,739)
Long-term assets.................................................................             (3)          (194)
Acquisition of property and equipment............................................            (81)          (108)
                                                                                    ------------     ----------

         Net cash used in investing activities...................................         (3,023)        (2,041)
                                                                                    ------------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock
     net of $10 issuance costs in 2001 and $74 in 2000...........................          1,637          9,137
Net proceeds from exercise of stock warrants.....................................          1,034          2,876
Net proceeds from exercise of stock options......................................            139            407
Treasury stock repurchased.......................................................            ---           (184)
Borrowings under notes payable and long-term debt................................            500            ---
Net proceeds from sale of certificate of deposit held for line of credit.........            750            ---
Repayments on notes payable and long-term debt...................................           (352)          (576)
                                                                                    ------------     ----------

         Net cash provided by financing activities...............................          3,708         11,660
                                                                                    ------------     ----------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS..........................................................         (4,163)            (1)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.....................................          4,453          3,404
                                                                                    ------------     ----------

CASH AND CASH EQUIVALENTS, SEPTEMBER 30, 2001....................................   $        290     $    3,403
                                                                                    ============     ==========

SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid/ (received) during the nine months ended September 30 (net).....            (31)           (30)
   Non-cash activities:
      Issuance costs for shares issued through private placements................             10             74
      Net assets acquired as part of Qode purchase agreement in exchange for
           common stock and forgiveness of note..................................          1,800            ---
           Shares earned by Qode under purchase agreement........................             13            ---
      Fixed assets purchased with shares of common stock.........................            ---          3,520
      Prepaid expenses paid with shares of common stock..........................            ---            182
      Accrued expenses paid with shares of common stock..........................            ---             70
      Accounts receivable converted to fixed assets..............................            ---            480
      Accounts payable converted to note payable.................................            170            ---

      The accompanying notes are an integral part of these consolidated financial statements.

                 NeoMedia Technologies, Inc. and Subsidiaries
        Unaudited Notes to Condensed Consolidated Financial Statements

1.  Basis of Presentation and Nature of Business Operations

Basis of Presentation

The condensed consolidated financial statements include the financial statements of NeoMedia Technologies, Inc. and its wholly-owned subsidiaries. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. These condensed consolidated financial statements and related notes should be read in conjunction with the Company's Form 10-KSB for the fiscal year ended December 31, 2000. In the opinion of management, these condensed consolidated financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the consolidated financial position of NeoMedia as of September 30, 2001 and the results of operations for the three months and nine months ended September 30, 2001 and 2000, and cash flows for the nine months ended September 30, 2001 and 2000. The results of operations for the three months and nine months ended September 30, 2001 are not necessarily indicative of the results which may be expected for the entire fiscal year. All significant intercompany accounts and transactions have been eliminated in preparation of the condensed consolidated financial statements.

Nature of Business Operations

The Company is structured and evaluated by its Board of Directors and Management as two distinct business units: Application Service Provider (ASP) and System Integration Services (SI).

         Application Service Provider (ASP)

         Application services (physical world-to-Internet offerings) is the Company's core business and is based in the US, with development and operating facilities in Fort Myers, Florida. ASP develops and supports all of the Company's core technology as well as its suite of application services including its linking "switch" and its versatile applications including PaperClick(TM). ASP also provides the contract systems integration resources needed to design and build custom solutions predicated on the Company's infrastructure technology.

         System Integration Services (SI)

         System integration is the original business line upon which the Company was organized. SI resells client-server equipment and related software. The unit also provides general and specialized consulting services targeted at software driven print applications, and especially at process automation of production print facilities through the efforts of its Integrated Document Factory (IDF) consulting team. SI also identifies prospects for custom applications based on the NeoMedia's ASP products and services. The operations are based in Lisle, Illinois.

Reclassifications

Certain amounts in the 2000 condensed consolidated financial statements have been reclassified to conform to the 2001 presentation.

Recent Accounting Pronouncements

On July 21, 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 (SFAS No. 141), "Business Combinations", and No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill; SFAS No. 142 addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that goodwill and intangible assets which have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. It also provides that intangible assets that have finite useful lives will continue to be amortized over their useful lives, but those lives will no longer be limited to forty years. SFAS No. 141 is effective for all business combinations after June 30, 2001. The provisions of SFAS No. 142 are effective beginning January 1, 2002. The Company is considering the provisions of SFAS No. 141 and No. 142 and at present has not determined the impact of adopting SFAS No. 141 and SFAS No. 142.

In October 2001, the FASB recently issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

Purchase of Qode.com, Inc.

On March 1, 2001, NeoMedia purchased all of the net assets of Qode.com, Inc.
(Qode), except for cash. Qode is a development stage company, as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting By Development Stage Enterprises". In consideration for these assets, NeoMedia issued 274,699 shares of common stock, valued at $1,359,760. Additionally, the Company placed in escrow 1,676,500 shares of its common stock valued at $8,298,675. Stock issued was valued at $4.95 per share, which is the average closing price for the few days before and after the measurement date of March 1, 2001. The 1,676,500 shares paid to Qode are to be held in escrow for a period of one year, and are subject to downward adjustment, based upon the achievement of certain performance targets over the period of March 1, 2001 to February 28, 2002.

The Company accounted for this purchase using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations". The allocation of the purchase price is considered preliminary because the Company is in the process of valuing the intangibles received. The excess fair market value of the net assets acquired over the purchase price was allocated to reduce proportionately the values assigned to noncurrent assets. The accompanying consolidated statements of operations include the operations of Qode from March 1, 2001, through September 30, 2001.


The purchase price was calculated and allocated as follows:

Shares issued                                                               274,699
Value per share                                                          $     4.95
                                                                -------------------
 Total purchase price                                                    $1,359,760
                                                                -------------------
Purchase price allocated as follows:
------------------------------------
Assets purchased
----------------
    Trade receivables                                                    $    4,526
    Inventory                                                               144,393
    Prepaid expenses                                                         49,362
    Furniture & fixtures                                                    909,180
    Capitalized development costs                                         2,123,185
    Capitalized software                                                     83,357
    Refundable deposits - non-current                                        37,796

Liabilities assumed
-------------------
    Accounts payable                                                       (981,033)
    Forgiveness of note receivable                                         (440,000)
    Interest receivable                                                     (10,340)
    Current portion of long-term debt                                      (117,465)
    Note payable                                                            (24,218)
    Capitalized lease obligation                                           (418,983)
                                                                -------------------

      Total purchase price allocated                                     $1,359,760
                                                                ===================

Contingent consideration

In accordance with the purchase of the assets of Qode.com, Inc., NeoMedia has placed 1,676,500 shares of its common stock in escrow for a period of one year, subject to downward adjustment, based upon the achievement of certain performance targets over the period of March 1, 2001 to February 28, 2002. The criteria used to determine the number of shares released from escrow is a weighted combination of revenue, page views, and fully allocated earnings before taxes relating to the Qode Universal Commerce Solution.

At the end of each of certain interim periods as outlined in the purchase agreement, the number of cumulative shares earned by Qode.com is calculated based on revenue and page views and the shares are released. The resulting financial impact on NeoMedia is a proportionate increase in the long-term assets acquired from Qode, with a corresponding increase in depreciation expense from that point forward. The amount of the increase in long-term assets is dependent upon the number of shares released from escrow, as well as the value of NeoMedia stock at the time of measurement. The first such measurement date is July 1, 2001. At the end of the 12-month measurement period (February 28, 2002), the final number of shares earned is calculated based on all three criteria and any unissued shares are released. At that time, the Company will record the final purchase price allocation of assets purchased from Qode.com.

Intangible assets

Intangible assets acquired from Qode.com include:

  i). Purchased software licenses relating to the development of the Qode Universal Commerce Solution, amortized on a straight-line basis over three years.

  ii). Capitalized software development costs relating to the development of the Qode Universal Commerce Solution. Capitalized software development costs are accounted for in accordance with Statement of Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as research and development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing, quality assurance and documentation are capitalized. Once a product is made available for sale, capitalization is stopped unless the related costs are associated with a technologically feasible enhancement to the product. Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software using the straight-line method, in this case three years.

Proforma information

Proforma results of operations as though the companies had combined at the beginning of the period is as follows:

                                        NINE MONTHS ENDED
                                        -----------------
                              September 30, 2001    September 30, 2000
                              ------------------    ------------------
Revenue                            $  3,876               $ 13,833
Net Loss                            (25,226)               (10,785)
EPS - basic and diluted            $  (1.67)              $  (0.78)

Write-off of Digital:Convergence Contract

The Company entered into an agreement with a competitor, Digital:Convergence Corporation ("DC"), a private company located in the US, in October 2000, granting them a worldwide, non-exclusive license of the Company's extensive patent portfolio for directly linking documents, objects, transaction and voice commands to the internet. The agreement provided for annual license fees over a period of ten years in excess of $100 million through a combination of cash and equity. The Company recognized $7.8 million of revenue in 2000 related to this contract, including a $5.0 million cash payment received in October 2000 for royalties earned before contract execution, $2.5 million related to the $10 million of payments in DC common stock and cash expected to be received in the first year of the contract, and $0.3 million related to DC stock received by NeoMedia to be recognized over the life of the contract.

As part of the contract, the Company issued to DC a warrant to purchase 1.4 million shares of NeoMedia common stock.

In the first quarter of 2001, DC issued the Company an interest bearing $3 million note payable in lieu of a $3 million cash payment due in January 2001. The Company also received $2 million of DC stock in January as part of the $5 million payment due. The note was originally due on April 24, 2001, however, on that date the Company agreed to extend it until June 24, 2001. As a result of this extended payment, royalty revenue was not recognized in the first quarter 2001. The Company also partially wrote down, in the first quarter of 2001, the value of the DC stock receivable, and DC stock that had already been received, to a value that management believed was reasonable at the time. The write-down consisted of a reduction in assets of $7.7 million and a corresponding reduction in liabilities of $7.7 million. The DC stock was valued at $1 million and the DC receivable was valued at $9.2 million. In April 2001, the Company received an additional $5 million in DC stock based on the valuation formula stipulated in the contract. This stock was valued at $2.5 million upon receipt.

Also in April, an agreement was entered into with DC whereby for a period from the date of registration of the shares underlying the warrant to purchase 1.4 million shares of the Company's common stock until October 24, 2001, if the Company would identify a purchaser for the Company's shares, DC would exercise the warrant and purchase 1.4 million shares of common stock and sell the shares to the identified purchaser. One third of the net proceeds received by DC on the sale of the Company's common stock shall be paid to the Company toward repayment of DC's obligations under the note to the Company in the amount of $3 million. In consideration for this, the warrant exercise price was reduced during this period to 38 percent of the closing sale price of the Company's common stock on the day prior to the date of exercise, subject to a minimum price. Because the exercise of the warrants at this reduced price is contingent upon the Company finding a purchaser of the underlying 1.4 million shares, the value of this re-pricing will be measured and recorded at the time the shares are sold. As of October 24, the Company was not able to locate a purchaser and therefore, the warrant was not exercised.

On June 24, 2001, DC did not pay the note that was due, and on June 26, 2001, the Company filed a $3 million lawsuit against DC for breach of contract regarding the $3 million promissory note. It was also learned in June that DC's capital raising efforts and business operations were having difficulty, and the Company decided to write off all remaining amounts related to the DC contract. The following table represents balance sheet balances at December 31, 2000 and March 31, 2001, as well as all amounts written off during the second quarter of 2001:

                                                                            December 31,      March 31,         Write-off
                                                                           2000 Balances    2001 Balances     June 30, 2001
                                                                           -------------    -------------     -------------
                                                                                        (Dollars in thousands)
ASSETS
Investment in Digital:Convergence...................................         $ 2,500           $  2,500           $ 2,500
Digital:Convergence receivable......................................           5,144              5,144             5,144
Digital:Convergence receivable, net of current portion..............          10,288              2,572             2,572
Prepaid expenses (current portion)..................................             470                470               470
Prepaid DC (long-term portion)......................................           4,116              3,998             3,998
                                                                             -------            -------           -------
     Total assets ..................................................         $22,518            $14,684           $14,684
                                                                             =======            =======           =======

LIABILITIES
Deferred revenues DC................................................         $ 1,543            $   772           $   772
Long term deferred revenues - DC....................................          13,503              6,558             6,558
                                                                             -------            -------           -------
     Total liabilities..............................................         $15,046            $ 7,330           $ 7,330
                                                                             =======            =======           =======

The net effect of the write-off is a $7,354,000 non-cash charge to income during the second quarter, which is included in Write off of Digital:Convergence contract in the consolidated statements of operations for the nine month period ending September 30, 2001. Any future revenues related to this contract will be recorded as payments are received.

Disposal of Qode Business Unit

On August 31, 2001, the Company signed a non-binding letter of intent to sell the assets and liabilities of its Ft. Lauderdale-based Qode business unit, which it acquired in March 2001, to The Finx Group, Inc., a holding company based in Elmsford, NY. The final contract is contingent upon the completion of due diligence and definitive terms and conditions stated in the letter of intent. The Company intends to sell the assets and liabilities of Qode, which consist of all inventory, equipment and the ownership and operation of the comprehensive universal internet database along with the corresponding patents. The Finx Group will assume $620,000 in Qode payables and $800,000 in long-term leases in exchange for 500,000 shares of the Finx Group, right to use and sell Qode services, and up to $5 million in affiliate revenues over the next five years. During the three-month period ended September 30, 2001, the company recorded a $2.8 million expense from the write-down of the Qode assets/liabilities to the following net realizable value:

                                                  September 30, 2001
                                              (Balances in Thousands)

                           Inventory                $   144
                           Equipment                    268
                           Intangible Assets            992
                                                    -------
                                    Assets            1,404
                                                    -------

                           Accounts Payable         $   884
                           Note Payable                  15
                           Capital Lease                295
                                                    -------
                                    Liabilities       1,194
                                                    -------

                              Net Realizable Value  $   210
                                                    =======

The loss for discontinued operations during the phase-out period from August 31, 2001 (measurement date) to September 30, 2001 was $424,000. No further loss is anticipated.

Loss on impairment of assets.

In connection with the Company's reduction in work force during the third quarter 2001, the Company sold the rights to its Pacer Advantage end-user software product for $40,000 cash. Accordingly, the Company wrote off all its assets aggregating $2.9 million relating to the MLM/Affinity program including assets pertaining to the purchase of Daystar services, LLC and a customer list purchased in 1998. As of September 30, 2001, the remaining carrying value of assets relating to this product line was $40,000.

Other Events

In April 2001, the former President and director of NeoMedia filed a lawsuit against NeoMedia and several of its directors. The suit was filed in the Circuit Court of the Twentieth Judicial Circuit for Sarasota, Florida. The claim alleges the individual was fraudulently induced into accepting employment and that the Company breached the employment agreement. The individual's employment with NeoMedia ended in January 2001. NeoMedia believes the claim is without merit and intends to vigorously defend itself. Final outcome of this matter is uncertain and a range of loss cannot reasonably be estimated.

On May 31, 2001, three creditors of Qode.com, Inc. filed in the U.S. Bankruptcy Court an involuntary bankruptcy petition for Qode.com, Inc. Qode.com, Inc. has converted the proceedings to Chapter 11, U.S. Code to re-organize its debts.

In May 2001, the Company re-priced approximately 1.5 million additional warrants subject to a limited exercise period and other conditions, including certain warrants issued in connection with NeoMedia's initial public offering in 1996, which will expire at the end of 2001. The repricing program allows the warrant exercise price to be reduced to 33 percent of the closing sale price of the Company's common stock (subject to a minimum) on the day prior to the date of exercise for a period of six months from the date the repricing program began. The exercise of the warrants and sale of the underlying common stock is at the discretion of a broker selected by the Company, within the parameters of the repricing arrangement. In accordance with FASB Interpretation, FIN 44, Accounting for Certain Transactions Involving Stock Transactions, the award is accounted for as variable from the date of modifications on May 1, 2001. Accordingly, $181,000 was recorded in the second quarter as compensation.

In June 2001, the Board of Directors approved the issuance of 414,000 warrants for Charles W. Fritz, NeoMedia's Chairman, CEO, and president at a exercise price of $2.09, a $0.23 discount to market value. The Company recognized an expense of approximately $99,000 related to this transaction in the second quarter, which is included in general and administrative expense in the accompanying consolidated statements of operations.

In June 2001, the Board of Directors approved the issuance of 404,900 warrants to an outside consultant at an exercise price of $2.09. The Company recognized an expense of approximately $550,000 related to this transaction in the second quarter, which is included in general and administrative expense in the accompanying consolidated statements of operations. The Company used the Black-Scholes option-pricing model to value the shares, with the following assumptions: (i) no expected dividends (ii) a risk-free interest rate of 6.35%
(iii) expected volatility of 80% and (iv) an expected life of 3 years.

In June 2001, the Company's compensation committee approved an adjustment, relating to the Digital:Convergence patent license fees, to the 2000 executive incentive plan that reduced the bonus payout by approximately $1.1 million. This was recorded as a negative expense in the second quarter of 2001.

In June of 2001, the Company announced that it entered into a one-year license agreement with About.com to provide the Qode Commerce SolutionTM to About.com's estimated 36 million worldwide users. NeoMedia and About.com were to promote the co-branded shopping service throughout the About.com network. In addition, About.com ran banner ads during June to promote the Qode Commerce SolutionTM, for which they received 452,489 shares of NeoMedia preferred stock. NeoMedia recorded an expense of $882,000 associated with this transaction in the second quarter in sales and marketing expense in the accompanying consolidated statements of operations. On August 12, 2001, the Company cancelled the contract with About.Com on the grounds that the projected user traffic and purchases with resulting revenues did not materialize.

The Preferred Stock issued to About.com is a new series, Series B Convertible Preferred Stock (the "Preferred Stock"), which consists of 500,000 authorized shares, par value $0.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof; are the same as common stock except as follows: The holders of preferred stock have the right to convert, at the holder's option, once the underlying common stock has been registered, Preferred Stock into common shares at a one-to-one ratio. The Preferred Stock converts automatically on January 2, 2002. The Preferred Stock has liquidation rights upon liquidation or dissolution of the Company.

On July 3, 2001, NeoMedia signed a non-binding letter of intent with AirClic, Inc. to cross-license the companies' intellectual property. The terms of the proposed agreement called for NeoMedia to: (i) acquire an equity interest in AirClic, and (ii) issue a significant equity interest in NeoMedia to AirClic, which interest would likely have exceeded 50% of NeoMedia's outstanding equity securities. Further terms of the agreement called for NeoMedia to acquire AirClic's Connect2 comparison shopping business unit, which was to be combined with NeoMedia's Qode business unit. AirClic has loaned NeoMedia $500,000 under a secured note due on the earlier of (i) the date on which NeoMedia raises $5 million in equity financing from a source other than AirClic, (ii) a change in control of NeoMedia, or (iii) January 11, 2002.

During the negotiation of a definitive set of agreements between the companies, it was determined that the consummation of the transaction as provided in the non-binding letter of intent would not be completed. As a result, additional notes aggregating $1,500,000 will not be executed between the companies.

On September 6, 2001, AirClic filed suit against the Company in the Court of Common Pleas, Montgomery County, PA, for breach of contract relating to the July 3, 2001 non-binding letter of intent signed by the Company and AirClic. AirClic claims that the Company violated express representations and warranties relating to the Company's assets and state of business affairs. AirClic seeks a judgment to accelerate repayment of the $500,000 note due January 11, 2002, and to relieve AirClic from any obligation to make further loans to the Company as outlined in the letter of intent.

During the third quarter, the Company laid off 55 employees, including the chief technology officer and the chief operating officer, representing a 60% decrease in its total workforce. In connection with the layoffs, the Company recognized a severance expense of approximately $494,000 during the third quarter of 2001. The layoffs are part of a company-wide cost reduction initiative.

On August 20, 2001, Ripfire, Inc. filed suit against the Company in the San Francisco County Superior Court seeking payment of $135,000 under a software license agreement entered into between the Company and Ripfire in May 2001.

On September 7, 2001, the Company announced that it had signed a letter of intent to sell the assets of its Fort Lauderdale-based Qode business unit, which it acquired in March of this year, to The Finx Group, Inc., a holding company in Elmsford, NY. The agreement calls for The Finx Group to assume approximately $620,000 of Qode's payables and $800,000 in long-term leases. The Company is to receive 500,000 shares of The Finx Group common stock, a five-year license to use and sell Qode Services, and up to $5 million in affiliate revenues from The Finx Group from Qode sales over the next five years.

During September 2001, the Board of Directors approved the issuance of 200,000 options to Charles W. Fritz, NeoMedia's Chairman and CEO at an exercise price of $0.20 per share and 150,000 options to Charles T. Jensen, Vice President, Treasurer, and CFO at an exercise price of $0.20 per share. No expense was recognized relating to these transactions.

During September 2001, the Board of Directors approved the issuance of 150,000 options to an outside consultant at an exercise price of $0.20 per share for the services rendered. The company recognized approximately $19,000 related to this transaction as general and administrative expense in the third quarter of 2001.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

2.  Liquidity and Capital Resources

The accompanying unaudited consolidated financial statements have been prepared assuming the Company will continue as a going concern. Accordingly, the consolidated financial statements do not include any adjustments that might result from the Company's inability to continue as a going concern. Based on current operating budgets, the Company believes that its available capital resources, together with anticipated revenues from operations, will be sufficient to satisfy its capital requirements through at least December 31, 2001. The Company's belief is based on its operating plan, which in turn is based on assumptions that may prove to be incorrect. As a result, the Company's financial resources may not be sufficient to satisfy its capital requirements for this period. If the Company's financial resources are insufficient and, in any case, after December 31, 2001, the Company may require additional financing in order to meet its plans for expansion or may be forced to seek protection from its creditors under the United States Bankruptcy Code or analogous state statutes unless it is able to engage in a merger or other corporate finance transaction with a better capitalized entity. The Company cannot predict whether additional financing will be available, its form, whether equity or debt, or be in another form, or if the Company will be successful in identifying entities with which it may consummate a merger or other corporate finance transactions.


3.  Subsequent Events

On October 3, 2001, Headway Associates, LTD. filed a complaint for damages in the Circuit Court of the Seventeenth Judicial Circuit for Broward County, Florida. Headway Associates, Ltd. is seeking payment of all amounts due under the terms of the lease agreement of the Ft. Lauderdale office of NeoMedia's Qode business unit of not less than $445,000 plus attorney fees. The lease commenced on March 3, 2000 and terminates on March 31, 2005. The Company expects to sub-lease the property within the next six months, and has accrued a $57,000 liability in the accompanying financial statements.

On October 24, 2001, the Company filed a proxy statement with the SEC to request a shareholder vote that would increase the number of the Company's authorized shares of common stock from 50,000,000 shares to 100,000,000 and increase the number of the Company's authorized shares of preferred stock from 10,000,000 shares to 25,000,000. The proxy also requests approval to sell 19,000,000 shares of common stock to accredited investors in exchange for limited recourse promissory notes.

On October 30, 2001, AirClic, Inc. filed a civil action in the United States District Court for the Eastern District of Pennsylvania, requesting a declaratory judgment that three of the Company's patents are invalid and/or unenforceable. The action alleges that NeoMedia failed to disclose material prior art to the US Patent and Trade Office in connections with the prosecution of certain of its patents. The action further alleges that claims of certain of NeoMedia's patents fail to satisfy the requirements for patentability.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To NeoMedia Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of NeoMedia Technologies, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NeoMedia Technologies, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and the current cash position of the Company raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                   /s/ ARTHUR ANDERSEN LLP

Tampa, Florida
March 30, 2001 (except with respect
                       to the matters discussed
                       in Note 17, as to which
                       the date is July 3, 2001)

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders and the Board of Directors of NeoMedia Technologies, Inc.

We have audited the accompanying consolidated statements of operations, cash flows and shareholders' equity of NeoMedia Technologies, Inc. and subsidiaries (the "Company") for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations of NeoMedia Technologies, Inc. and subsidiaries, changes in shareholders' equity and their cash flows for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the company will continue as a going concern. The Company has suffered recurring losses from operations, has a significant accumulated deficit, and a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP


Miami, Florida
March 12, 1999

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                                                      December 31,
                                                                                                 2000           1999
                                                                                                 ----           ----
                                        ASSETS

Current assets:
    Cash and cash equivalents..............................................................      $ 4,453         $ 2,460
    Restricted cash........................................................................          750             944
    Short-term investments.................................................................           --             150
    Trade accounts receivable, net of allowance for doubtful
     accounts of $484 in 2000 and $888 in 1999.............................................        4,370           3,419
    Digital:Convergence receivable.........................................................        5,144              --
    Costs and estimated earnings in excess of billings on
     uncompleted contracts.................................................................           89              --
    Inventories............................................................................          116              57
    Prepaid expenses and other current assets..............................................          946             264
                                                                                                 -------         -------

     Total current assets..................................................................       15,868           7,294

Property and equipment, net................................................................          365             545
Digital:Convergence receivable, net of current portion.....................................       10,288              --
Prepaid--Digital:Convergence...............................................................        4,116              --
Intangible assets, net.....................................................................        9,043           5,296
Other long-term assets.....................................................................          914             522
                                                                                                 -------         -------

     Total assets..........................................................................      $40,594         $13,657
                                                                                                 =======         =======


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable.......................................................................      $ 2,301         $ 4,892
    Accrued expenses.......................................................................        2,691             720
    Stock liability........................................................................           --           1,863
    Current portion of long-term debt......................................................          137             625
    Sales taxes payable....................................................................          261             454
    Billings in excess of costs and estimated earnings on
     uncompleted contracts.................................................................           49             131
    Deferred revenues--Digital:Convergence.................................................        1,543              --
    Deferred revenues......................................................................          449             265
    Other..................................................................................           11              11
                                                                                                      --              --

     Total current liabilities.............................................................        7,442           8,961

Long-term debt, net of current portion.....................................................          539             676
Long-term deferred revenues--Digital:Convergence...........................................       13,503              --
                                                                                                 -------         -------

     Total liabilities.....................................................................       21,484           9,637
                                                                                                 -------         -------

Stockholders' equity:
    Preferred stock, $.01 par value, 10,000,000 shares
     authorized, none issued or outstanding................................................           --              --
    Common stock, $.01 par value, 50,000,000 shares
     authorized, 14,460,384 shares issued and outstanding in

     2000 and 12,398,389 shares issued and 12,023,389
     outstanding in 1999...................................................................          145             119
Additional paid-in capital.................................................................       57,619          36,367
Accumulated deficit........................................................................      (37,875)        (32,466)
Treasury stock, at cost, 201,230 shares of common stock....................................         (779)             --
                                                                                                 -------         -------

     Total stockholders' equity............................................................       19,110           4,020
                                                                                                 -------         -------

     Total liabilities and stockholders' equity............................................      $40,594         $13,657
                                                                                                 =======         =======

The accompanying notes are an integral part of these consolidated balance sheets.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                                         Years Ended December 31,

                                                                                 2000              1999              1998
                                                                                 ----              ----              ----
NET SALES:
   License fees........................................................    $     8,417      $     2,430        $     2,362
   Resales of software and technology equipment and
    service fees.......................................................         19,148           22,826             21,116
                                                                           -----------      -----------        -----------

      Total net sales..................................................         27,565           25,256             23,478
                                                                           -----------      -----------        -----------

COST OF SALES:
   License fees........................................................          1,296            1,790                871
   Resales of software and technology equipment and
    service fees.......................................................         17,237           20,680             18,278
                                                                           -----------      -----------        -----------

      Total cost of sales..............................................         18,533           22,470             19,149
                                                                           -----------      -----------        -----------

GROSS PROFIT...........................................................          9,032            2,786              4,329

Sales and marketing expenses...........................................          6,504            6,765              9,990
General and administrative expenses....................................          7,010            5,281              4,886
Research and development costs.........................................          1,101              986              1,069
                                                                           -----------      -----------        -----------

Loss from operations...................................................         (5,583)         (10,246)         (11,616)
Interest (income) expense, net.........................................           (174)             226             (121)
                                                                           -----------      -----------        -----------

NET LOSS...............................................................    $    (5,409)     $   (10,472)       $   (11,495)
                                                                           ===========      ===========        ===========


NET LOSS PER SHARE--BASIC AND DILUTED..................................    $     (0.39)     $     (1.01)       $     (1.34)
                                                                           ===========      ===========        ===========


Weighted average number of common shares--basic and
  diluted..............................................................     13,931,104       10,377,478         $8,560,849
                                                                           ===========      ===========        ===========

The accompanying notes are an integral part of these consolidated financial statements.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                                          Years Ended December 31,

                                                                                      2000         1999          1998
                                                                                      ----         ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss........................................................................    $(5,409)     $(10,472)     $(11,495)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization................................................      2,336         2,029         1,081
   Loss on disposal of property and equipment...................................         58            --            --
   Fair value of stock based compensation granted for
     professional services......................................................        437            28            91
   Changes in operating assets and liabilities
     Trade accounts receivable, net.............................................      1,548         2,271           966
     Digital:Convergence receivable.............................................     (2,767)           --            --
     Costs and estimates earnings in excess of billings on
      uncompleted contracts.....................................................        (89)          222          (222)
     Other current assets.......................................................       (121)          382            76
     Other long-term assets.....................................................       (194)           --            --
     Accounts payable, accrued expenses and stock liability.....................     (2,676)       (1,286)        1,517
     Billings in excess of costs and estimates earnings on
      uncompleted contracts.....................................................        (82)          131            --
     Deferred revenue...........................................................        184          (391)          539
     Other current liabilities..................................................         --            76           378
                                                                                    -------      --------      --------

       Net cash used in operating activities....................................     (6,775)       (7,010)       (7,069)
                                                                                    -------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalization of software development and purchased
  intangible assets.............................................................     (2,317)       (1,470)       (1,980)
Increase in cash surrender value of life insurance..............................       (199)         (522)           --
Acquisition of property and equipment...........................................       (123)         (127)         (428)
                                                                                    -------      --------      --------

       Net cash used in investing activities....................................     (2,639)       (2,119)       (2,408)
                                                                                    -------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock net of issuance
  costs of $74 in 2000 and $148 in 1999.........................................      9,203         8,172            --
Net proceeds from exercise of stock warrants....................................      2,877            75            --
Net proceeds from exercise of stock options.....................................        537         1,061           280
Common stock repurchased........................................................       (779)           --            --
Borrowings under notes payable and long-term debt...............................         --         2,000           466
Change in restricted cash.......................................................        194          (194)           --
Repayments on notes payable and long-term debt..................................       (625)         (125)         (202)
                                                                                    -------      --------      --------

       Net cash provided by financing activities................................     11,407        10,989           544
                                                                                    -------      --------      --------

NET INCREASE IN CASH AND CASH EQUIVALENTS.......................................      1,993         1,860        (8,933)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR....................................      2,460           600         9,533
                                                                                    -------      --------      --------

CASH AND CASH EQUIVALENTS, END OF YEAR..........................................    $ 4,453      $  2,460      $    600
                                                                                    =======      ========      ========


SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid during the year................................................    $   170      $    146           156
   Non-cash investing and financing activities:
     Daystar assets purchased with shares of common stock.......................      3,520            --            --
     Conversion of short-term debt to equity....................................         --         2,000            --
     Issuance costs for shares issued through private placements................         96           112            --
     Stock liability due upon issuance of patent................................         --         1,863            --
     Warrants issued for Digital:Convergence license contract...................      4,704            --            --
     Deferred revenue relating to Digital:Convergence license contract..........     15,432            --            --
     Fair value of shares issued to acquire customer list.......................         --            --           827

     Fair value of warrants granted in conjunction with
     acquisition of patents.....................................................         --            --           432

The accompanying notes are an integral part of these consolidated financial statements.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (In thousands, except share data

                                                                                                                       Total
                                                          Common Stock    Additional                Treasury Stock     Share-
                                                                            Paid-in    Accumulated                     holders'
                                                        Shares      Amount  Capital      Deficit     Shares  Amount     Equity
                                                        ------      ------  -------      -------     ------  ------     ------
Balance, December 31, 1997........................      8,295,291    $ 83    $ 23,542     $(10,499)                   $13,126

Exercise of employee options......................        273,789       3         277           --                        280

Fair value of shares issued in conjunction with
   the acquisition of a customer list.............        120,000       1         826           --                        827

Fair value of shares and options issued for
   professional services rendered.................         10,000      --          54           --                         54

Fair value of warrants granted in conjunction
   with the acquisition of patents................             --      --         432           --                        432

Fair value of warrants granted in conjunction
   with financing, net of $47 of issuance costs                --      --          37           --                         37

Net loss..........................................             --      --          --      (11,495)                   (11,495)
                                                       ----------    ----    --------     --------                   --------

BALANCE, DECEMBER 31, 1998........................      8,699,080    $ 87    $ 25,168     $(21,994)      --    --      $3,261

Exercise of employee options......................        611,854       6       1,055           --       --    --       1,061
Issuance of common stock through private

  placement, net of $260 of issuance costs........      1,978,794      20       8,039           --       --    --       8,059

Fair value of warrants issued for professional
services rendered.................................             --      --          28           --       --    --          28

Exercise of warrants..............................        231,764       1          74           --       --    --          75

Fair value of stock granted in conjunction
  with financing..................................        501,897       5       2,003           --       --    --       2,008

Net Loss..........................................             --      --          --      (10,472)      --    --     (10,472)
                                                       ----------    ----    --------     --------     ----  ----     --------

BALANCE, DECEMBER 31, 1999........................     12,023,389     119      36,367      (32,466)      --    --       4,020

Exercise of employee options......................        182,787       2         535           --       --    --         537

Issuance of common stock through private
  placement, net of $170 of issuance costs........      1,415,279      15       9,188           --       --    --       9,203

Fair value of options issued for professional
  services rendered...............................             --      --         253           --       --    --         253
Fair value of stock issued for professional
  services rendered...............................         21,500       1         183           --       --    --         184

Fair value of options issued related to
  license agreement with Digital:Convergence......             --      --       4,704           --       --    --       4,704

Exercise of warrants..............................        495,600       5       2,872           --       --    --       2,877

Stock issued to purchase assets...................        321,829       3       3,517           --       --    --       3,520

Treasury Stock, at cost...........................             --      --          --           --  201,230 (779)        (779)

Net Loss..........................................             --      --          --       (5,409)       --   --      (5,409)
                                                       ----------    ----     -------     --------      ---- ----      -------

BALANCE, DECEMBER 31, 2000........................     14,460,384    $145     $57,619     $(37,875)  201,230 $(779)   $19,110
                                                       ===========   ====     =======     ========   ======= =====     =======

 The accompanying notes are an integral part of these consolidated financial statements.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND NATURE OF BUSINESS OPERATIONS

Basis of Presentation

The consolidated financial statements include the financial statements of NeoMedia Technologies, Inc. and its wholly-owned subsidiaries, NeoMedia Migration, Inc., a Delaware corporation; Distribuidora Vallarta, S.A. incorporated in Guatemala; NeoMedia Technologies of Canada, Inc. incorporated in Canada; NeoMedia Tech, Inc. incorporated in Delaware; NeoMedia EDV GmbH incorporated in Austria; NeoMedia Technologies Holding Company B.V. incorporated in the Netherlands; NeoMedia Technologies de Mexico S.A. de C.V. incorporated in Mexico; NeoMedia Migration de Mexico S.A. de C.V. incorporated in Mexico; NeoMedia Technologies do Brasil Ltd. incorporated in Brazil and NeoMedia Technologies UK Limited incorporated in the United Kingdom, and are collectively referred to as "NeoMedia" or the "Company" or "We". The consolidated financial statements of NeoMedia are presented on a consolidated basis for all periods presented. All significant intercompany accounts and transactions have been eliminated in preparation of the consolidated financial statements.

Nature of Business Operations

The Company is structured and evaluated by its Board of Directors and Management as two distinct business units:

   NeoMedia Application Services (NAS) (formerly known as NeoMedia ASP), and

   NeoMedia Systems Integration Services (NSIS) (formerly known as NeoMedia SI)

     NeoMedia Application Services (NAS)

     NAS is the Company's core business and is based in the US, with development and operating facilities in Fort Myers, Florida and contracted network support provided in the greater Washington D.C. metropolitan area. NAS develops and supports all of the Company's core technology as well as its suite of application service provider services including its linking "switch" and its application platforms including PaperClick(TM). NAS also provides the contract systems integration resources needed to design and build custom customer solutions predicated on the Company's infrastructure technology.

     NeoMedia Systems Integration Services (NSIS)

     NSIS is the original business line upon which the Company was organized. NSIS resells client-server equipment and related software. The unit also provides general and specialized consulting services targeted at software driven print applications, and especially at process automation of production print facilities through the efforts of its Integrated Document Factory (IDF) consulting team. NSIS also identifies prospects for custom applications based on the NeoMedia's NAS products and services. The operations are based in Lisle, Illinois and Monterey, Mexico.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For the purposes of the consolidated balance sheets and consolidated statements of cash flows, all highly liquid investments with original maturities of three months or less are considered cash equivalents.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

License fees represent revenue from the licensing of NeoMedia's proprietary software tools, applications products and intellectual property. NeoMedia licenses its development tools and application products pursuant to non-exclusive and non-transferable license agreements. Resales of software and technology equipment represent revenue from the resale of purchased third party hardware and software products and from consulting, education, maintenance and post contract customer support services.

Under American Institute of Certified Public Accountants ("AICPA") Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), as amended, license revenue is recognized if persuasive evidence of an agreement exists, delivery has occurred, pricing is fixed and determinable, and collectibility is probable.

Software and technology equipment resale revenue is recognized when all of the components necessary to run software or hardware have been shipped. Service revenues include maintenance fees for providing system updates for software products, user documentation and technical support and are recognized over the life of the contract. Software license revenue from long-term contracts has been recognized on a percentage of completion basis, along with the associated services being provided. Other service revenues, including training and consulting, are recognized as the services are performed. The Company uses stand-alone pricing to determine an element's vendor specific objective evidence
(VSOE) in order to allocate an arrangement fee amongst various pieces of a multi-element contract. NeoMedia records an allowance for uncollectible accounts on a customer-by-customer basis as appropriate.

On October 18, 2000, NeoMedia entered into a ten-year license agreement with Digital:Convergence Corporation (Digital:Convergence). The contract specifies non-refundable, minimum royalties of $10 million each year payable in a combination of cash and Digital:Convergence common stock. Additional royalties may be due dependent on whether Digital:Convergence's annual gross revenues exceed certain thresholds. The royalties are being recognized as revenue evenly over the life of the ten-year contract. During 2000, the company recognized $5 million for royalties earned before contract execution (paid in cash in 2000) and $2.5 million of the annual minimum royalties ($2 million was received in Digital:Convergence stock in the first quarter of 2001).

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

In addition, Digital:Convergence is required to issue NeoMedia shares of its common stock, valued at approximately $15.4 million. This receivable and the related deferred revenue are included in the accompanying consolidated balance sheet as Digital:Convergence receivable and deferred revenues--Digital:Convergence. The stock is payable on October 18, 2001, and if not paid on that date, the amount must be paid in cash in three equal installments on the one, two and three year anniversary of the date of contract execution. The deferred revenue related to the Digital:Convergence stock receivable are being recognized as revenue evenly over the life of the ten-year contract. Digital:Convergence stock received by NeoMedia in 2001 was valued at $10.90 per share, at which price Digital:Convergence was soliciting investments at that time. During 2000, $386,000 related to the Digital:Convergence stock was recognized as revenue.

As an incentive for Digital:Convergence to enter the contract, NeoMedia granted Digital:Convergence 1.4 million warrants for the purchase of NeoMedia's common stock, valued at approximately $4.7 million. The value related to these warrants is included in the accompanying consolidated balance sheet as prepaid expenses and other current assets and prepaid to Digital:Convergence. The warrants were 100 percent vested and immediately exercisable at the date of grant. As of December 31, 2000, all 1.4 million warrants were still outstanding. The value of these warrants is being recognized as contra-revenue evenly over the life of the contract. During 2000, $118,000 of contra-revenue related to the warrants granted to Digital:Convergence was recognized as contra-revenue.

In total, during 2000, the Company recognized approximately $7.8 million of revenue related to this contract. This revenue is included in license fees in the accompanying consolidated statement of operations.

On January 31, 2001, NeoMedia gave notice of breach to Digital:Convergence under the license agreement entered into on October 18, 2000, as a result of not receiving any portion of the $3 million of cash and $2 million of cash or Digital:Convergence stock for royalties due as of January 31, 2001. On February 24, 2001, NeoMedia agreed to waive the breach by Digital:Convergence and grant an extension of time for payment of the cash portion of the royalties to April 24, 2001, in exchange for a promissory note with principal amount of $3 million, bearing interest of 10 percent, maturing on the earlier of the date upon which Digital:Convergence completes an equity or debt financing (or combination thereof) aggregating in excess of $25 million, or April 24, 2001. All principal and unpaid interest is due at maturity. NeoMedia received the $2 million of Digital:Convergence stock during the first quarter of 2001.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

The following table summarizes the effect of the Digital:Convergence transaction on the Company's financial statements:

                                                              (Dollars
                                                                in
                                                             thousands)             Accounting Treatment
                         ASSETS

Trade accounts receivable...................................      $2,500      To be paid in cash or Digital:Convergence Stock
Digital:Convergence receivable..............................       5,144      To be paid in cash or Digital:Convergence Stock
Digital:Convergence receivable, net of
  current portion...........................................      10,288      To be paid in cash or Digital:Convergence Stock
Prepaid expenses (current portion)..........................         470      Recognized as contra-revenue
                                                                              over contract life
Prepaid Digital:Convergence (long-term portion).............       4,116      Recognized as contra-revenue
                                                                              over contract life

                      LIABILITIES

Deferred revenues--Digital:Convergence......................       1,543      Recognized as revenue
                                                                              over contract life
Long term deferred revenues--Digital:Convergence............      13,503      Recognized as revenue
                                                                              over contract life

               STATEMENT OF OPERATIONS

License fees from annual royalties..........................       7,500      Recognized as
                                                                              revenue in 2000
License fees from Digital:Convergence stock.................         386      Recognized as
                                                                              revenue in 2000
License fees--contra revenue for                                    (118)     Recognized as contra-
  NeoMedia warrants to Digital:Convergence..................                  revenue in 2000

Annual net license fees related to the Digital:Convergence contract are $11,073,000.

See Note 17 for events subsequent to December 31, 2000 related to the Digital:Convergence transaction.

Inventories

Inventory is stated at the lower of cost or market, and at December 31, 2000 and 1999 was comprised of purchased computer technology resale products. Cost is determined using the first-in, first-out method.

Property and Equipment

Property and equipment are carried at cost less allowance for accumulated depreciation. Repairs and maintenance are charged to expense as incurred. Depreciation is generally computed using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives range from three to five years for equipment and seven years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the life of the lease or the useful lives of the related assets. Upon retirement or sale, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations.

Depreciation expense was $263,000, $367,000, and $290,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

Intangible Assets

Intangible assets consist of capitalized software development costs, patents, and an acquired customer list.

Software development costs are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as research and development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing, quality assurance and documentation are capitalized. Once a product is made available for sale, capitalization is stopped unless the related costs are associated with a technologically feasible enhancement to the product. Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software, generally three years, using the straight-line method.

Intangible assets activity for the years ended December 31, 2000 and 1999 was as follows:

                                                            December 31,
                                                         2000          1999
                                                         ----          ----
        Beginning Balance............................  $5,296        $3,729
        Additions....................................   5,837         3,229
        Amortization/Write-offs......................  (2,090)       (1,662)

        Ending Balance...............................  $9,043        $5,296


Patents (including patents pending and intellectual property) and acquired customer lists are stated at cost, less accumulated amortization. Patents are generally amortized over periods ranging from five to seventeen years. The acquired customer list is being amortized over a five year period.

Amortization expense was $2,073,000, $1,662,000, and $791,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

Evaluation of Long-Lived Assets

The Company periodically performs an evaluation of the carrying value of its long-lived assets, including intangible assets, in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This evaluation consists primarily of a comparison to the future undiscounted net cash flows from the associated assets in comparison to the carrying value of the assets. As of December 31, 2000, the Company is of the opinion that no impairment of its long-lived assets has occurred.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

Income Taxes

In accordance with SFAS No. 109, "Accounting for Income Taxes", income taxes are accounted for using the assets and liabilities approach. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be recognized. The Company has recorded a 100% valuation allowance as of December 31, 2000 and 1999.

Computation of Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has excluded all outstanding stock options and warrants from the calculation of diluted net loss per share because these securities are anti-dilutive for all years presented. The shares excluded from the calculation of diluted net loss per share are detailed in the table below:

                                        December 31,  December 31, December 31,
                                            2000         1999         1998
                                            ----         ----         ----
    Outstanding Stock Options........... 4,294,000    3,418,000    3,164,000
    Outstanding Warrants................ 3,968,000    2,676,000    1,640,000

Financial Instruments

The Company believes that the fair value of its financial instruments approximate carrying value.

Concentrations of Credit Risk

Financial instruments that potentially subject NeoMedia to concentrations of credit risk consist primarily of trade accounts receivable with customers. Credit risk is generally minimized as a result of the large number and diverse nature of NeoMedia's customers, which are located throughout the United States. NeoMedia extends credit to its customers as determined on an individual basis and has included an allowance for doubtful accounts of $484,000 and $888,000 in its December 31, 2000 and 1999 consolidated balance sheets, respectively. NeoMedia had net sales to one major customer in the telecommunications industry (Ameritech) of $5,824,000, $5,843,000 and $5,825,000 during the years ended December 31, 2000, 1999 and 1998, respectively, resulting in trade accounts receivable of $229,000 and $225,000 as of December 31, 2000 and 1999, respectively. In addition, a single company supplies the equipment and software, which is re-marketed to this customer. Accordingly, the loss of this supplier would materially adversely affect NeoMedia NSIS. Revenue generated from the remarketing of computer software and technology equipment has accounted for a significant percentage of NeoMedia's revenue. Such sales accounted for approximately 66%, 78% and 72% of NeoMedia's revenue

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES for the years ended December 31, 2000, 1999 and 1998, respectively. NeoMedia had license fees to one major customer (Digital:Convergence) of $7,768,000 during the year ended December 31, 2000, resulting in an accounts receivable of $2,500,000 as of December 31, 2000. Revenue generated from this licensing agreement has accounted for a significant percentage of NeoMedia's revenue. Such sales accounted for approximately 28% of NeoMedia's revenue for the year ended December 31, 2000.

Reclassifications

Certain reclassifications have been made to the 1999 and 1998 financial statements to conform to the 2000 presentation.

Comprehensive Income

For the years ended December 31, 2000, 1999 and 1998, the Company did not have other comprehensive income and therefore has not included a statement of comprehensive income in the accompanying financial statements.

Recent Accounting Pronouncements

In June of 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The FASB later issued in June 1999 SFAS No. 137, which deferred the effective date for SFAS No. 133 to all fiscal years beginning after June 15, 2000, with earlier application encouraged. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets of liabilities in the balance sheet and measure those instruments at fair value. The adoption of SFAS No. 133 did not have an impact on the Company's financial position or results of operations.

On December 3, 1999 the Securities and Exchange Commission (SEC) staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition". This SAB provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company implemented SAB No. 101 for the quarter ended June 30, 2000. It did not have a material impact on the Company's results of operations.

3. LIQUIDITY

During the years ended December 31, 2000, 1999 and 1998 the Company's net loss totaled approximately $5,409,000, $10,472,000 and $11,495,000 respectively. As of December 31, 2000 the Company had an accumulated deficit of approximately $37,875,000 and approximately $750,000 in restricted cash balances. The Company's unrestricted cash balance at March 30, 2001 was approximately $2,400,000 (unaudited).

Management believes it will need to raise additional capital as well as reduce expenses to sustain the Company's operations in 2001. The failure of management to accomplish these initiatives will adversely affect the Company's business, financial conditions, and results of operations and its ability to continue as a going concern.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

Subsequent to December 31, 2000, the following events have occurred:

         On January 31, 2001, NeoMedia gave notice of breach to Digital:Convergence under the license agreement entered into on October 18, 2000, as a result of not receiving any portion of the $3 million of cash and $2 million of cash or Digital:Convergence stock for royalties due as of January 31, 2001. On February 24, 2001, NeoMedia agreed to waive the breach by Digital:Convergence and grant an extension of time for payment of the cash portion of the royalties to April 24, 2001, in exchange for a promissory note with principal amount of $3 million, bearing interest of 10 percent, maturing on the earlier of the date upon which Digital:Convergence completes an equity or debt financing (or combination thereof) aggregating in excess of $25 million, or April 24, 2001. All principal and unpaid interest is due at maturity. NeoMedia received the $2 million of Digital:Convergence stock during the first quarter of 2001.

         During the first quarter 2001, the Company received proceeds of $499,835 from the exercise of options/warrants.

         During the first quarter of 2001, the Company raised $1,535,500 from the sale of previously unissued common stock to unrelated third parties.

         NeoMedia anticipates that its existing cash balances and funds available from borrowings under its existing financing agreement will have to be supplemented with additional funds, through loans and / or capital contributions, to finance NeoMedia's operations in 2001. During the first quarter of 2001, the Company has successfully obtained approximately $1.5 million of equity financing and approximately $500,000 from the exercise of stock options and warrants. The Company intends to obtain additional equity financing. Management believes that this additional financing will be sufficient to sustain operations for the remainder of 2001, however, there can be no assurances that these additional financings will be obtained. If necessary funds are not available, NeoMedia's business and operations would be materially adversely affected and in such event, NeoMedia would attempt to reduce costs and adjust its business plan.

   4. CONTRACT ACCOUNTING

NeoMedia periodically enters into long-term software development and consultation agreements with certain customers. As of December 31, 2000 and 1999, certain contracts were not completed and information regarding these uncompleted contracts was as follows:

                                                                   2000    1999
                                                                   ----    ----
     Costs Incurred on Contracts................................   $321    $828
     Profit to Date.............................................  1,087     980
                                                                  -----    -----

        Total Costs and Estimated Earnings......................  1,408   1,808
     Less--Billings to Date..................................... (1,368) (1,939)
                                                                  -----   -----

        Costs and Estimated Earnings in Excess of Billings......    $40    (131)
                                                                  =====   =====

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

The above are included in the accompanying consolidated balance sheets under the following captions:

                                                                                                 2000      1999
     Costs and Estimated Earnings in Excess of Billings........................................  $ 89      $  --
     Billing in Excess of Costs and Estimated Earnings.........................................   (49)      (131)
                                                                                                 ----      -----

     Costs and Estimated Earnings in Excess of Billings, Net...................................  $ 40      $(131)
                                                                                                 ====      ======

5. PROPERTY AND EQUIPMENT

As of December 31, 2000 and 1999, property and equipment consisted of the following:


                                                                                                2000         1999
                                                                                                ----         ----
                                                                                                        (In
     Furniture and fixtures..................................................................        thousands)
     Leasehold improvements..................................................................   $ 314       $   420
     Equipment...............................................................................     124           124
                                                                                                  504         1,290
                                                                                                -----       -------
        Total................................................................................
     Less accumulated depreciation...........................................................     942         1,834
                                                                                                 (577)       (1,289)
                                                                                                -----       -------
        Total property and equipment, net....................................................
                                                                                                $ 365       $   545
                                                                                                =====       =======

6. INTANGIBLE ASSETS

As of December 31, 2000 and 1999, intangible assets consisted of the following:

                                                                                               2000          1999
                                                                                               ----          ----
                                                                                                    (In thousands)
     Capitalized and purchased software costs..............................................   $ 6,418       $ 4,663
     Customer list.........................................................................     1,143         1,155
     Repurchased license rights and other..................................................     3,520            --
     Patents and related costs.............................................................     3,026         2,672
                                                                                              -------       -------

        Total..............................................................................    14,107         8,490
                                                                                              -------       -------
     Less accumulated amortization.........................................................    (5,064)       (3,194)

        Total intangible assets, net.......................................................   $ 9,043       $ 5,296
                                                                                              =======       =======

At December 31, 1999, the Company had a liability of $1,862,500 to the seller of a patent purchased by the Company in 1998. The liability was settled by the Company in cash during 2000. The patent is being amortized over seventeen years.

7. FINANCING AGREEMENTS

The Company has an agreement with a commercial finance company that provides short-term financing for certain computer hardware and software purchases. Under the agreement, there are generally no financing charges for amounts paid within 30 or 45 days, depending on the vendor used to source the product. Under this agreement there are two separate lines of credit. The first line has

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES credit availability of $750,000. The second line has credit availability of up to $2,000,000, based upon the Company's customer credit rating. Borrowings are collateralized by all inventory, property and equipment, and accounts receivable. In addition, as of December 31, 2000 and 1999, a $750,000 letter of credit was issued to the benefit of the commercial finance company. At December 31, 2000 and 1999, NeoMedia collateralized this letter with a restricted cash balance of $750,000. As of December 31, 2000 and 1999, amounts due under this financing agreement included in accounts payable were $1,101,000 and $1,509,000, respectively.

8. LONG-TERM DEBT

As of December 31, 2000 and 1999, long-term debt consisted of the following:

                                                                                             2000          1999
                                                                                             ----          ----
                                                                                                      (In
                                                                                                   thousands)
Note payable to International Digital Scientific, Inc. (IDSI), non-interest bearing with interest imputed at 9%, due with
  minimum monthly installments of $16,000 through March 2005..............................   $ 816        $1,008
Note payable, interest bearing at 20% per annum, $250,000 due
  January 2000 and $250,000 due February 2000, secured by
  375,000 shares of previously unissued Company common stock placed in escrow. Subsequent to the repayment of the note in
  2000, these shares were removed from escrow and returned to
  the Company.............................................................................      --           500
                                                                                             -----        ------

    Subtotal..............................................................................     816         1,508
Less: unamortized discount................................................................    (140)         (207)
                                                                                             -----        ------

    Total long-term debt..................................................................     676         1,301
Less: current portion.....................................................................    (137)         (625)
                                                                                             -----        ------

Long-term debt, net of current portion....................................................   $ 539        $  676
                                                                                             =====        ======

The long-term debt repayments for each of the next five fiscal years ending December 31 are as follows:

                                                                                               (In thousands)
    2001.....................................................................................       $192
    2002.....................................................................................        192
    2003.....................................................................................        192
    2004.....................................................................................        192
    2005.....................................................................................         48
                                                                                                    ----

       Total.................................................................................       $816
                                                                                                    ====

In October 1994, the Company purchased, via seller financing, certain computer software from IDSI. The aggregate purchase price was $2,000,000 and was funded by the seller with an uncollateralized note payable, without interest, in an amount equal to the greater of: (i) 5% of the collected gross revenues of NeoMedia Migration for the preceding month; or (ii) the minimum installment payment as defined, until paid in full. The minimum installment payment is the amount necessary to provide an average monthly payment for the most recent twelve month period of $16,000 per month. The present value of $2,000,000 discounted at 9% (the Company's then incremental borrowing rate) for 125 months was approximately $1,295,000, the capitalized cost of

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES the assets acquired. The discount is being accreted to interest expense over the term of the note. The software acquired was amortized over its estimated useful life of three years. As of December 31, 2000 and 1999, the balance of the note payable, net of unamortized discount, was $676,000 and $801,000, respectively.

9. INCOME TAXES

For the years ended December 31, 2000, 1999 and 1998, the components of income tax expense were as follows:

                                                                                            2000      1999      1998
                                                                                            ----      ----      ----
                                                                                                  (In thousands)
     Current.............................................................................    $--       $--       $(78)
     Deferred............................................................................     --        --        --
                                                                                             ---       ---       ----

     Income tax expense/(benefit)........................................................    $--       $--       $(78)
                                                                                             ===       ===       ====

As of December 31, 2000 and 1999, the types of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts which gave rise to deferred taxes, and their tax effects were as follows:

                                                                                                  2000           1999
                                                                                                  ----           ----
                                                                                                     (In thousands)
     Accrued employee benefits...............................................................   $     30       $     31
     Provisions for doubtful accounts........................................................        182            337
     Deferred revenue........................................................................         13             --
     Capitalized software development costs..................................................        284             98
     Net operating loss carryforwards (NOL)..................................................     15,021         12,724
     Research and Development Credit.........................................................         --             91
     Accruals................................................................................        864             51
     Other...................................................................................         17              8
     Alternative minimum tax credit carryforward.............................................         45             45
                                                                                                --------       --------

     Total deferred tax assets...............................................................     16,456         13,385
     Valuation Allowance.....................................................................    (16,456)       (13,385)
                                                                                                --------       --------

     Net deferred income tax asset...........................................................   $     --       $     --
                                                                                                ========       ========

Because it is more likely than not that NeoMedia will not realize the benefit of its deferred tax assets, a valuation reserve has been established against them.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

For the years ended December 31, 2000, 1999 and 1998, the income tax benefit differed from the amount computed by applying the statutory federal rate of 34% as follows:

                                                                                        2000         1999         1998
                                                                                        ----         ----         ----
                                                                                                (In thousands)
     Benefit at federal statutory rate..........................................      $(1,839)     $(3,561)     $(3,908)
     State income taxes, net of federal.........................................         (196)        (380)          --
     Foreign income taxes, net of federal.......................................           --           61           --
     Exercise of non-qualified stock options....................................         (176)      (1,874)          --
     Permanent and other........................................................         (860)         (12)         (75)
     Change in valuation allowance..............................................        3,071        5,766        3,983
                                                                                      -------      -------      -------

     Income tax expense/(benefit)...............................................      $    --      $    --      $    --
                                                                                      =======      =======      =======

As of December 31, 2000, NeoMedia had net operating loss carryforwards for federal tax purposes totaling approximately $40 million which may be used to offset future taxable income, or, if unused expire between 2011 and 2020. As a result of certain of NeoMedia's equity activities occurring during the year ended December 31, 1997, NeoMedia anticipates that the annual usage of its pre 1998 net operating loss carryforwards may be further restricted pursuant to the provisions of Section 382 of the Internal Revenue Code.

10. TRANSACTIONS WITH RELATED PARTIES

During the years ended December 31, 2000, 1999 and 1998, NeoMedia leased office and residential facilities from related parties for rental payments totaling $5,000, $13,000 and $13,000, respectively. The lease expired during 2000.

During the years ended December 31, 1999 and 1998, the Company leased from a director of the Company a trade show booth for rental payments totaling $31,000 and $34,000, respectively. The lease expired during 1999.

In January 1999, the spouse of a director of the Company purchased 82,372 shares of the Company's common stock from NeoMedia at a price of $3.03 per share. In January 1999, a director of the Company purchased 42,857 shares of the Company's common stock from NeoMedia at a price of $3.50 per share. As part of these purchases, the spouse of the director received a total of 8,237 warrants to purchase stock at $3.04 per share and the director received 4,286 warrants to purchase stock at $3.50 per share.

In July 1999, the Company paid professional fees in the amount of $73,000 to a director of the Company, for services related to the recruitment of NeoMedia's President and Chief Operating Officer and one sales representative.

In April 2000, the Company paid professional fees in the amount of $8,000 to a director of the Company for consulting services rendered.

In June 1999, NeoMedia sold a license for the right to utilize NeoMedia's Neolink Information Server to Daystar, a company owned in part by an officer and a board member of NeoMedia, for $500,000. In April 2000, in anticipation of a potential acquisition of the Company (which

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES subsequently did not occur), NeoMedia purchased substantially all the assets of Daystar, a related party, including the rights to the license it sold to Daystar in 1999, for approximately $3.5 million of NeoMedia's common stock. The assets purchased were recorded in intangible assets at approximately $3.5 million on the accompanying consolidated balance sheets.

11. COMMITMENTS AND CONTINGENCIES

NeoMedia leases its office facilities and certain office and computer equipment under various operating leases. These leases provide for minimum rents and generally include options to renew for additional periods. For the years ended December 31, 2000, 1999 and 1998, NeoMedia's rent expense was $1,067,000, $1,268,000 and $1,057,000, respectively.

The following is a schedule of the future minimum lease payments under non-cancelable operating leases as of December 31, 2000:

                                                             Payments
                                                             --------
                                                           (In thousands)
     2001................................................      $  595
     2002................................................         329
     2003................................................         116
     2004................................................          22
     2005................................................           1
                                                               ------

        Total............................................      $1,063
                                                               ======

NeoMedia has entered into various employment and consulting agreements which require an aggregate of approximately $176,000 in annual payments. These employment and consulting agreements extend to various dates through 2001. These agreements also provide for the payment of severance and other benefits under certain conditions.

The Company is involved in various legal actions arising in the normal course of business, both as claimant and defendant. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of these outstanding claims and actions will not have a material adverse effect on the Company's financial position or operating results.

12. DEFINED CONTRIBUTION SAVINGS PLAN

NeoMedia maintains a defined contribution 401(k) savings plan. Participants may make elective contributions up to established limits. All amounts contributed by participants and earnings on these contributions are fully vested at all times. The plan provides for matching and discretionary contributions by NeoMedia, although no such contributions to the plan have been made to date.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

13. EMPLOYEE STOCK OPTION PLAN

Effective February 1, 1996, NeoMedia adopted the 1996 Stock Option Plan making available for grant to employees of NeoMedia options to purchase up to 1,500,000 shares of NeoMedia's common stock. The stock option committee of the board of directors has the authority to determine to whom options will be granted, the number of options, the related term, and exercise price. The option exercise price shall be equal to or in excess of the fair market value per share of NeoMedia's common stock on the date of grant. These options granted expired ten years from the date of grant. These options vest 100% one year from the date of grant.

Effective March 27, 1998, NeoMedia adopted the 1998 Stock Option Plan making available for grant to employees of NeoMedia options to purchase up to 8,000,000 shares of NeoMedia's common stock. The stock option committee of the board of directors has the authority to determine to whom options will be granted, the number of options, the related term, and exercise price. The option exercise price may be less than the fair market value per share of NeoMedia's common stock on the date of grant. Options granted during 2000 and 1999 were granted at an exercise price equal to fair market value on the date of grant. Options generally vest 20% upon grant and 20% per year thereafter. The options expire ten years from the date of grant.

Effective January 1, 1996, NeoMedia adopted SFAS No. 123, "Accounting for Stock-Based Compensation" which defines a fair-value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost for stock-based compensation plans using the intrinsic-value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Entities electing to continue using the accounting method in APB 25 must make pro forma disclosures of net income and earnings per share as if the fair- value method of accounting had been adopted. Because NeoMedia elected to continue using the accounting method in APB 25, no compensation expense was recognized in the consolidated statements of operations for the years ended December 31, 2000 and 1999 for stock-based employee compensation.

For grants in 2000, 1999 and 1998, the following assumptions were used: (i) no expected dividends; (ii) a risk-free interest rate of 6% for 2000 and 5% for 1999 and 1998; (iii) expected volatility of 80% for 2000, 70% for 1999, and 50% for 1998 and (iv) an expected life of 4 years for options granted in 2000, 1999 and 1998. The fair-value was determined using the Black-Scholes option-pricing model.

The estimated fair value of grants of stock options and warrants to non-employees of NeoMedia is charged to expense in the consolidated financial statements. These options vest in the same manner as the employee options granted under the 1998 Stock Option Plan.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

Utilizing the assumptions detailed above, the Company's net loss and loss per share, as reported, would have been the following pro forma amounts ($ in thousands except per share data).

                                                                                                 2000        1999         1998
                                                                                                 ----        ----         ----
     Net Loss
       As reported...........................................................................   $5,409     $10,472      $11,495
       Pro forma.............................................................................   $7,498     $11,731      $13,070
     Net loss per share
       As reported...........................................................................   $ 0.39     $  1.01      $  1.34
       Pro forma.............................................................................   $ 0.54     $  1.13      $  1.53

A summary of the status of NeoMedia's 1996 and 1998 stock option plans as of and for the years ended December 31, 2000 and 1999 is as follows:

                                                                 2000                      1999                   1998
                                                                 ----                      ----                   ----
                                                                      Weighted                  Weighted               Weighted
                                                                      Average                   Average                Average
                                                                      Exercise                  Exercise               Exercise
                                                             Shares     Price         Shares      Price       Shares     Price
                                                                   (In                       (In                      (In
                                                                thousands)               thousands)               thousands)
Outstanding at beginning of year.......................      3,418      $4.43         3,164      $4.40        1,405       $2.64
Granted................................................      1,192       4.87         1,721       4.71        2,281        5.26
Exercised..............................................       (170)      2.83          (599)      1.77         (274)       1.02
Forfeited..............................................       (146)      5.78          (868)      5.79         (248)       6.02
                                                            ------      -----        ------      -----       ------       -----

Outstanding at end of year.............................      4,294      $4.71         3,418      $4.43        3,164       $4.40
                                                            ======      =====        ======      =====       ======       =====


Options exercisable at year-end........................      2,140                    1,398                   1,483
Weighted-average fair value of options
  granted during the year..............................     $ 3.05                   $ 2.68                  $ 2.33
Available for grant at the end of the year.............      4,116                    5,162                   6,015

The following table summarizes information about NeoMedia's stock options outstanding as of December 31, 2000:

                                    Options Outstanding                                              Options Exercisable

                                                                            Weighted-                                Weighted-
                                                 Weighted-Average            Average                                  Average
    Range of                  Number                Remaining                Exercise             Number              Exercise
Exercise Prices            Outstanding           Contractual Life             Price            Exercisable             Price
---------------            -----------           ----------------             -----            -----------             -----
                          (In thousands)                                                      (In thousands)
    $ -- to
      $  .84                    190                  5.2 years                $ .84                  190               $ .84
     1.88 to
        2.91                    485                  7.8 years                 2.65                  321                2.60
     3.00 to
        4.91                  1,932                  8.8 years                 3.93                  713                3.82
     5.00 to
        7.88                  1,415                  8.3 years                 6.14                  748                6.31
     8.00 to
       10.88                    272                  8.5 years                 9.22                  168                9.08
     ------                   -----                  ---------                -----                -----               -----

    $ .84 to

     $ 10.88                  4,294                 8.3 years               $4.71            2,140               $4.66
     =======                  =====                 =========               =====            =====               =====

In December 1999, the Company issued 20,000 options to buy shares of the Company's common stock to an outside consultant at a price of $7.00 per share for consulting services rendered, and recognized $28,200 in expense in its 1999 consolidated financial statements. These options vest

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES in the same manner as the employee options granted under the 1998 Stock Option Plan. All these options were outstanding at December 31, 2000 and 1999. Of these options, 8,000 and 4,000 were vested at December 31, 2000 and 1999, respectively.

In October 2000, the Company issued 80,000 stock options to buy shares of the Company's common stock to an outside consultant at a price of $4.13 per share for consulting services rendered, and recognized approximately $253,000 in expense in the accompanying 2000 consolidated financial statements. These stock options vest in the same manner as the employee options granted under the 1998 Stock Option Plan. All these stock options were outstanding at December 31, 2000. Of these stock options, 16,000 were vested at December 31, 2000.

Warrants

Warrant activity as of December 31, 2000 and 1999, is as follows:

     Balance December 31, 1998...........................................................    1,639,832
        Warrants issued..................................................................    1,118,630
        Warrants exercised...............................................................       82,100
                                                                                             ---------

     Balance December 31, 1999...........................................................    2,676,362
        Warrants issued..................................................................    1,787,073
        Warrants exercised...............................................................      495,600
                                                                                             ---------

     Balance December 31, 2000...........................................................    3,967,835
                                                                                             =========

During 2000, the Company issued 1,400,000 warrants as part of a ten year license of the Company's intellectual property. These warrants were immediately vested and exercisable. The associated expense is being recognized over the life of the contract. During 2000, $118,000 was recorded as a reduction of the license fees related to the contract.

The following table summarizes information about warrants outstanding at December 31, 2000, all of which are exercisable:


                                                               Weighted Average                Weighted
                                                                   Remaining                   Average
         Range of                     Number of                Contractual Life                Exercise
     Exercise Prices                Outstanding                    (Years)                      Price
     ---------------                -----------                    -------                      -----
     $ 0.10 - $ 5.50                   633,907                       1.9                        $ 2.62
     $ 5.51 - $ 6.99                 1,547,923                       4.5                        $ 6.02
     $ 7.00 - $ 9.99                 1,490,523                       1.5                        $ 7.95
     $10.00 - $15.00                   295,482                       1.8                        $12.17
                                     ---------                       ---                        ------

                                     3,967,835                       2.8                        $ 6.66
                                     =========                       ===                        ======

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

14. SEGMENT INFORMATION

Beginning with the year ended December 31, 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS
131). SFAS 131 supersedes Financial Accounting Standards Board's SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that business enterprises report information about operating segments in annual financial statements. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers.

The Company is organized into two business segments: (a) NeoMedia Application Services (NAS), and (b) NeoMedia Systems integration services (NSIS). Performance is evaluated and resources allocated based on specific segment requirements and measurable factors. Management uses the Company's internal statements of operations to evaluate each business unit's performance. Assets of the business units are not available for management of the business segments nor for disclosure.

Operational results for the two segments for the years ended December 31, 2000 and 1999 are presented below:

                                                                            NAS           NSIS      Consolidated
                                                                            ---           ----      ------------
     Year Ended December 31, 2000
     Net Sales.........................................................   $ 8,083       $19,482        $ 27,565
     Net Loss..........................................................    (4,225)       (1,184)         (5,409)
     Year Ended December 31, 1999
     Net Sales.........................................................   $   795       $24,461        $ 25,256
     Net Loss..........................................................    (5,916)       (4,556)        (10,472)
     Year Ended December 31, 1998
     Net Sales.........................................................   $   107       $23,371        $ 23,478
     Net Loss..........................................................    (2,709)       (8,786)        (11,495)

15. COMMON STOCK

During the year ended December 31, 2000, the Company issued through private placements 1,415,279 shares of the Company's common stock for proceeds of $9,203,000. In connection with these private placements, the Company also issued 387,073 warrants with strike prices ranging from $6.00 to $12.74. These warrants were immediately vested and have a life of three to five years.

In 1999, an unrelated third party converted their $2.0 million note receivable from the Company into shares of the Company's common stock at a price of $4.00 per share. The unrelated third party also received 200,000 warrants. These warrants were 100% vested upon issuance. Of these warrants, 100,000 were issued at $5.00 and 100,000 were issued at $7.00. All 200,000 warrants had a three year expiration and were subsequently exercised in 2000.

16. SUBSEQUENT EVENTS

On March 1, 2001, the Company acquired substantially all of the assets of Qode.com, Inc., a commerce-enabling company that delivers promotions to consumers over the Internet through its Qode Universal Commerce Solution(TM). The Qode system is comprised of a directory of products and retailers, enhanced with Qode's proprietary Product DNA(TM), and coupled with a product search engine. The Qode Solution is licensable, and is designed to increase revenues, traffic and loyalty to Internet Websites.

In consideration for these assets, the Company issued 1,676,500 shares of the Company's common stock to Qode.com, Inc., issued 274,699 of the Company's Common Stock to certain debtholders of Qode.com, Inc., forgave a $440,000 short term note to the Company, and assumed $836,000 of Qode.com, Inc. payables. The 1,676,500 shares paid to Qode.com, Inc. are to be held in escrow for one year, and are subject to downward adjustment, based upon the achievement of certain performance targets over the period of March 1, 2001 to February 28, 2002. As a result of the acquisition, the Company acquired substantially all of Qode's assets, including but not limited to the Qode Universal Commerce Solution, customer lists, licenses, intellectual property and certain contracts.

17. SUBSEQUENT EVENTS

The Company entered into an agreement with a competitor, Digital:Convergence Corporation, in October 2000 granting them a worldwide, non- exclusive license of our extensive patent portfolio for directly linking documents, objects, transaction and voice commands to the Internet. The agreement provided for annual license fees over a period of ten years in excess of $100 million through a combination of cash and equity. The Company recognized $7.8 million of revenue in 2000 related to this contract, including a $5 million cash payment made to us in October for royalties earned before contract execution and $2.5 million related to the $10 million of payments in Digital:Convergence common stock and cash expected to be received in the first year of the contract. As part of the contract, the Company issued to Digital:Convergence a warrant to purchase 1.4 million shares of NeoMedia common stock. (See footnote 2)

In the first quarter of 2001, Digital:Convergence issued us an interest bearing $3 million note payable in lieu of a $ 3 million cash payment due in January 2001. The Company also received $2 million of Digital:Convergence stock in January as part of the $5 million payment due. The note was originally due on April 24, 2001, however, on that date the Company agreed to extend it until June 24, 2001. As a result of this extended payment, we did not recognize royalty revenue in the first quarter 2001. The Company also partially wrote down, in the first quarter of 2001, the value of the Digital:Convergence stock receivable and Digital:Convergence stock we had already received to a value that we believed was reasonable at the time. The write-down consisted of a reduction in assets of $7.7 million and a corresponding reduction in liabilities of $7.7 million. The Digital:Convergence stock was valued at $1 million and the Digital:Convergence receivable was valued at $9.2 million.

In April 2001, the Company received an additional $5 million in Digital:Convergence stock based on the valuation formula stipulated in the contract. We valued this stock at $2.5 million upon receipt.

Also in April, we have entered into an agreement with Digital:Convergence whereby for a period from the date of the registration until October 24, 2001, if we identify a purchaser for our shares, Digital:Convergence will exercise the warrant to purchase 1.4 million shares of common stock and sell the shares to the identified purchaser. One third of the net proceeds made by Digital:Convergence on the sale of the common stock shall be paid to us toward repayment of Digital:Convergence's obligations under the note to us in the amount of $3 million. In consideration for this, the warrant exercise price has been reduced during this period to 38 percent of the closing sale price of our common stock on the day prior to the date of exercise. Because the exercise of the warrants at this reduced price is contingent upon us finding a purchaser, the value of this repricing will be measured and recorded at that time.

Digital:Convergence did not pay the note that was due on June 24, 2001. On June 26, 2001, the Company filed a $3 million lawsuit against Digital:Convergence for breach of contract regarding the $3 million promissory note. We also learned in June that Digital:Convergence's capital raising efforts and business operations were having difficulty and decided to write down the remaining net asset value of all amounts related to Digital:Convergence on our balance sheet. Net assets consisted of $14.7 million of assets and $7.3 million of liabilities as of March 31, 2001. The Company will take a one-time non-cash $7.4 million charge against net assets relating to the contract with Digital:Convergence in the second quarter, which ends June 30, 2001. Any future revenues related to this contract will be recorded as received.

In April, 2001, the former President and director of NeoMedia filed a lawsuit against NeoMedia and several of our directors. The suit was filed in the Circuit Court of the Twentieth Judicial Circuit for Sarasota, Florida. The claim alleges the individual was fraudulently induced into accepting employment and that the Company breached the employment agreement. The individual's employment with NeoMedia ended in January, 2001. NeoMedia believes the claim is without merit and intends to vigorously defend itself. Final outcome of this matter is uncertain and a range of loss cannot reasonably be estimated.

In May 2001, we repriced approximately 1.5 million additional warrants subject to a limited exercise period and other conditions, including certain warrants issued in connection with NeoMedia's initial public offering in 1996, which will expire at the end of 2001. The repricing program allows the warrant exercise price to be reduced to 33 percent of the closing sale price of our common stock (subject to a minimum) on the day prior to the date of exercise for a period of six months from the date the repricing program began. The exercise of the warrants and sale of the underlying common stock is at the discretion of a broker selected by the Company, within the parameters of the repricing arrangement. The value given to the warrant holders as result of this repricing will be measured and recorded using variable accounting.

On May 31, 2001, three creditors of Qode.com, Inc, filed in the U.S. Bankruptcy Court an involuntary bankruptcy petition for Qode.com, Inc. Qode.com, Inc. has consulted with legal counsel and will be opposing the Chapter 7 proceeding and plans to proceed under Chapter 11, U.S. Code to reorganize its debts.

In June 2001, the Company announced that the Company entered into a one-year license agreement with About.com to provide our Qode Universal Commerce Solution(TM) to About.com's estimated 36 million worldwide users. NeoMedia and About will be promoting the co-branded shopping service throughout the About network. As part of the emerging About and NeoMedia relationship, About will receive a value of $1 million in NeoMedia preferred stock. The expense will be recorded in the second quarter 2001 based on the value of the stock on the date About.com's performance is complete.

The Preferred Stock issued to About.com is a new series, Series A Convertible Preferred Stock (the "Preferred Stock"), which consists of 500,000 authorized shares, par value $0.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, are the same as common stock except as follows: The holders of preferred stock have the right to convert, at the holder's option, once the underlying common stock has been registered Preferred Stock into common shares on a one-to-one ratio. The Preferred Stock converts automatically on January 2, 2002. The Preferred Stock has liquidation rights upon liquidation or dissolution of the Company.

In June 2001, our compensation committee approved an adjustment, relating to the Digital:Convergence patent license fees, to the 2000 executive incentive plan that reduced our bonus payout by approximately $1.1 million. This will be recorded as a negative expense in the second quarter of 2001.

In June 2001, the Board of Directors' approved the issuance of 414,000 warrants for Charles W. Fritz, NeoMedia's Chairman, CEO, and president at a exercise price of $2.09.

On July 3, 2001, NeoMedia signed a non-binding letter of intent with AirClic, Inc. to cross-license the companies' intellectual property. The terms of the agreement also call for NeoMedia to acquire AirClic's Connect2 comparison shopping business unit, which will be combined with NeoMedia's Qode business unit. Under the terms of the agreement, NeoMedia will obtain a stockholder interest in AirClic and issue a significant equity interest to AirClic, which could exceed 50% of NeoMedia's outstanding equity securities. AirClic will also lend NeoMedia $1 million by July 18, 2001, under a secured note, and an additional $1 million to be advanced upon completion of the definitive agreements. Under the terms of the agreement, AirClic will also receive, upon closing, stockholder voting rights and board of directors seats that represent a majority of those rights and seats. The transaction is subject to negotiation and completion of the final agreements and to board of directors and stockholder consent.

                           (Outside back cover page)

Dealer Properties Delivery Obligation. Until ______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the Delaware General Corporation Law ("DGCL"), we have included in our Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to NeoMedia or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of NeoMedia and its stockholders (through stockholders' derivative suits on behalf of NeoMedia) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of NeoMedia or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

The certificate of incorporation and the by-laws of NeoMedia provide that we are required and permitted to indemnify our officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of NeoMedia in which indemnification would be required or permitted.

Insofar as indemnification of liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission
Registration Fee...............................................        $1,937.00
Legal fees and expenses........................................       $25,000.00
Accounting fees and expenses...................................       $25,000.00
Miscellaneous..................................................        $1,000.00
                                                                       ---------

Total..........................................................       $52,937.00
                                                                      ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Recent Issuances of Securities

In November 1998, NeoMedia borrowed $500,000, in two separate notes from unrelated third parties. These notes were due in November, 1999 with an interest rate of 20%. One $250,000 note was extended until January 6, 2000, and the other was extended until February 25, 2000. These notes were secured by 375,000 shares of NeoMedia's common stock by placing them in an escrow account. These shares were considered issued but not outstanding for 1999. As part of obtaining the financing, 37,500 stock warrants, exercisable at $2.00 per share, were issued to the lender. These warrants were exercised in February 2000. During 2000, both notes have been repaid and the 375,000 shares securing the notes have been released from escrow and retired by the Company.

In January, 1999, NeoMedia issued 82,372 shares of NeoMedia's common stock to a related party at a price of $3.03 per share. In connection with the sale, NeoMedia also issued 8,237 warrants with an exercise price of $3.04.

In January, 1999, NeoMedia issued 145,000 shares of NeoMedia's common stock at a price of $3.50 per share to unrelated parties. In connection with the sale, NeoMedia also issued 7,286 warrants with an exercise price of $3.50 and 170,000 warrants with an exercise price of $2.13.

In January, 1999, NeoMedia issued 42,857 shares of NeoMedia's common stock at a price of $3.50 per share to a related party. In connection with the sale, NeoMedia also issued 4,286 warrants with an exercise price of $3.50.

In February, 1999, NeoMedia issued 250,000 shares of NeoMedia's common stock at a price of $4.00 per share to an unrelated party. In connection with the sale, NeoMedia also issued 100,000 warrants with an exercise price of $5.00.

In April, 1999, NeoMedia issued 1,000,000 shares of NeoMedia's common stock at a price of $3.45 per share to an unrelated party. In connection with the sale, NeoMedia also issued 175,000 warrants with an exercise price of $3.45.

In May, 1999, NeoMedia issued 65,000 shares of NeoMedia's common stock at a price of $4.75 per share to an unrelated party. In connection with the sale, NeoMedia also issued 6,500 warrants with an exercise price of $5.00.

         In June, 1999, NeoMedia issued 250,000 shares of NeoMedia's common stock at a price of $4.00 per share to an unrelated party. In connection with the sale, NeoMedia also issued 120,000 warrants with an exercise price of $7.00.

In September, 1999, NeoMedia issued 210,000 shares of NeoMedia's common stock at a price of $7.00 per share to an unrelated party.

In September, 1999, NeoMedia issued 275,231 shares of NeoMedia's common stock at a price of $5.75 per share to an unrelated party. In connection with the sale, NeoMedia also issued 27,523 warrants with an exercise price of $6.75.

In October, 1999, NeoMedia issued 15,000 shares of NeoMedia's common stock at a price of $4.38 per share to an unrelated party. In connection with the sale, NeoMedia also issued 1,500 warrants with an exercise price of $4.38.

In November, 1999, NeoMedia issued 143,334 shares of NeoMedia's common stock at a price of $3.75 per share to an unrelated party. In connection with the sale, NeoMedia also issued 5,067 warrants with an exercise price of $5.50, 1,267 warrants with an exercise price of $4.75, 5,333 warrants with an exercise price of $4.67, and 2,667 warrants with an exercise price of $5.84.

In January, 2000, NeoMedia issued 301,368 shares of NeoMedia's common stock at a price of $3.75 per share to an unrelated party. In connection with the sale, NeoMedia also issued 12,571 warrants with an exercise price of $7.19, 5,400 warrants with an exercise price of $6.44, and 12,166 warrants with an exercise price of $7.37.

In February, 2000, NeoMedia issued 39,535 shares of NeoMedia's common stock at a price of $6.88 per share to an unrelated party. In connection with the sale, NeoMedia also issued 2,500 warrants with an exercise price of $12.74 and 1,454 warrants with an exercise price of $9.56.

In February, 2000, NeoMedia issued 50,000 shares of NeoMedia's common stock at a price of $6.00 per share to an unrelated party. In connection with the sale, NeoMedia also issued 2,982 warrants with an exercise price of $10.06.

In March, 2000, NeoMedia issued 1,000,000 shares of NeoMedia's common stock at a price of $7.50 per share to an unrelated party. In connection with the sale, NeoMedia also issued 225,000 warrants with an exercise price of $7.50 and 125,000 warrants with an exercise price of $15.00.

In March, 2001, NeoMedia issued 21,500 shares of NeoMedia's common stock at a price of $3.40 per share to an unrelated party.

In March, 2001, NeoMedia issued 156,250 shares of NeoMedia's common stock at a price of $3.20 per share to an unrelated party.

In March, 2001, NeoMedia issued 61,380 shares of NeoMedia's common stock at a price of $3.41 per share to an unrelated party.

In March, 2001, NeoMedia issued 51,000 shares of NeoMedia's common stock at a price of $3.40 per share to an unrelated party.

In March, 2001, NeoMedia issued 250,000 shares of NeoMedia's common stock at a price of $3.40 per share to an unrelated party.

In March, 2001, holders of NeoMedia's warrants exercised 170,000 warrants at a price of $2.13 per share.

In April, 2001, NeoMedia issued 30,000 shares of NeoMedia's common stock at a price of $3.40 per share to an unrelated party.

In May, 2001, holders of NeoMedia warrants exercised 320,050 warrants at a price of $2.00 per share.

In November, 2001, we issued 1,500,000 shares of our common stock at a price of $0.08 per share to an unrelated party.

The above issuances of securities were made by NeoMedia in reliance on an exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, as offerings not involving a public offering.

ITEM 27.  EXHIBITS.

(a)  Exhibits

       (1) The following exhibits required by Item 601 of Regulation S-B to be filed herewith are hereby incorporated by reference:

  Exhibit
     No.           Description

3.1 Restated Certificate of Incorporation of DevSys, Inc. (Incorporated by reference to Exhibit 3.3 to NeoMedia's Registration Statement, No. 333-5534 (the "Registration Statement")).

3.2 By-laws of DevSys, Inc. (Incorporated by reference to Exhibit 3.4 to NeoMedia's Registration Statement).

3.3 Certificate of Amendment to Certificate of Incorporation of DevSys, Inc. changing its name to NeoMedia Technologies, Inc. (Incorporated by reference to Exhibit 3.13 to NeoMedia's Registration Statement).

3.4 Form of Certificate of Amendment to Certificate of Incorporation of NeoMedia Technologies, Inc. authorizing a reverse stock split (Incorporated by reference to Exhibit 3.14 to NeoMedia's Registration Statement).

3.5 Form of Certificate of Amendment to Restated Certificate of Incorporation of NeoMedia Technologies, Inc. increasing authorized capital and creating preferred stock. (Incorporated by reference to Exhibit 3.5 of NeoMedia's Form 10 KSB for the year ended December 31, 2000)

4.1 Form of Certificate for Common Stock of DevSys, Inc. (Incorporated by reference to Exhibit 4.1 to NeoMedia's Registration Statement).

4.2  Form of Joseph Charles' Warrant Agreement (Incorporated by reference to
Exhibit 4.2 to NeoMedia's Registration Statement).

4.3  Form of Principal Stockholder's Warrant (Incorporated by reference to
Exhibit 4.6 to NeoMedia's Registration Statement).

4.4 Form of Placement Agent's Warrant for the Purchase of Shares of Common Stock and Warrants (Incorporated by reference to Exhibit 4.8 to NeoMedia's Registration Statement).

4.5  Form of Warrant to Charles W. Fritz (Incorporated by reference to Exhibit
4.10 to NeoMedia's Form 10-KSB for the year ended December 31, 1997)

4.6 Form of Warrant to Dominick & Dominick, Incorporated (Incorporated by reference to Exhibit 4.11 to NeoMedia's Form 10-KSB for the year ended December 31, 1997)

4.7  Form of Warrant to Compass Capital, Inc. (Incorporated by reference to
Exhibit 4.12 to NeoMedia's Form 10-KSB for the year ended December 31,1997)

4.8  Form of Warrant to Thornhill Capital, L.L.C. (Incorporated by reference to
Exhibit 4.10 to NeoMedia's Form 10-KSB for the year ended December 31, 1997)

4.9 Form of Warrant to Southeast Research Partners, Inc. (Incorporated by reference to Exhibit 4.14 to NeoMedia's Form 10-KSB for the year ended December 31, 1997)

4.10 Form of Warrant to Joseph Charles & Associates, Inc. (Incorporated by reference to Exhibit 4.15 to NeoMedia's Form 10-KSB for the year ended December 31, 1997)

10.1 Form of Nonsolicitation and Confidentiality Agreement (Incorporated by reference to Exhibit 10.2 to NeoMedia's Registration Statement).

10.2 Employment Agreement dated May 1, 1996 between Dev-Tech Associates, Inc. and Charles W. Fritz (Incorporated by reference to Exhibit 10.3 to NeoMedia's Registration Statement).

10.3 Employment Agreement dated April 1, 1996 between Dev-Tech Associates, Inc. and Robert T. Durst, Jr. (Incorporated by reference to Exhibit 10.4 to NeoMedia's Registration Statement).

10.4 Employment Agreement dated May 1, 1996 between Dev-Tech Associates, Inc. and Charles T. Jensen (Incorporated by reference to Exhibit 10.5 to NeoMedia's Registration Statement).

10.5 Dev-Tech Associates, Inc. Annual Incentive Plan for Management (Incorporated by reference to Exhibit 10.43 to NeoMedia's Registration Statement).

10.6 Dev-Tech Associates, Inc. 401(k) Plan and amendments thereto (Incorporated by reference to Exhibit 10.50 to NeoMedia's Registration Statement).

10.7 First Amendment and Restatement of NeoMedia Technologies, Inc. 1996 Stock Option Plan (As Established Effective February 1, 1996, and as amended through November 18, 1996) (Incorporated by reference to Exhibit 10.60 to NeoMedia's Registration Statement).

10.8 Agreement of Lease Between First Union National Bank of Florida and NeoMedia Technologies, Inc. Dated November 27, 1996 (Incorporated by reference to Exhibit 10.43 to NeoMedia's Form 10-KSB for the year ended December 31,
1996).

10.9 Agreement for Wholesale Financing (Security Agreement) Between IBM Credit Corporation and NeoMedia Technologies, Inc. Dated February 20, 1997 (Incorporated by reference to Exhibit 10.47 to NeoMedia's Form 10- KSB for the year ended December 31, 1996).

10.10 Collateralized Guaranty Between IBM Credit Corporation and NeoMedia Migration, Inc. Dated February 20, 1997 (Incorporated by reference to Exhibit
10.48 to NeoMedia's Form 10-KSB for the year ended December 31, 1996).

10.11 NeoMedia Technologies, Inc. 1998 Stock Option Plan (Incorporated by reference to Appendix A to NeoMedia's Form 14A Filed on February 18, 1998).

10.12 Amendment to NeoMedia Technologies 1998 Stock Option Plan (Incorporated by reference to text of NeoMedia form 14A filed on July 2, 1999)

10.13 Employment Agreement dated August 2, 1999 between NeoMedia Technologies, Inc. and William Goins (incorporated by reference to exhibit 10.32 of NeoMedia's Form 10-KSB for the year ended December 31, 1999.)

10.14 Licensing Agreement between Digital:Convergence Corporation and NeoMedia Technologies, Inc. (Incorporated by reference to Exhibit 10.1 of NeoMedia Form 10-QSB filed on October 30, 2000)

10.15 Sale and Purchase Agreement between Qode.com, Inc. and NeoMedia Technologies, Inc. (Incorporated by reference to Exhibit 10.1 of NeoMedia Form 8K filed on March 15, 2001)

20   Subsidiaries (Incorporated by reference to description of Company's subsidiaries contained in Part I of this registration statement.)

          (2) The following exhibits required by Item 601 of Regulation S-B are hereby filed herewith:

     Exhibit
     No.                Description

       23.2         Consent of Arthur Andersen LLP
       23.3         Consent of Ernst & Young LLP
       23.4         Consent of KPMG LLP
       23.5 Intellectual Property licensing agreement between NeoMedia and AT Cross Company
       23.6 Intellectual Property licensing agreement between NeoMedia and Symbol Technologies, Inc.
       23.7 Sponsorship and advertising agreement between NeoMedia and About.com
       23.8 Proposed stratedgic transaction between NeoMedia and AirClic, Inc.

(b)  Reports on Form 8-K

       Form 8-K filed October 30, 2000 to report Licensing Agreement between
       Digital: Convergence Corporation and NeoMedia Technologies, Inc.

       Form 8-K filed March 16, 2001 to report the acquisition of substantially all of the assets of Qode.com, Inc.

       Form 8-K filed on October 29, 2001 to report that we dismissed Arthur Andersen LLP as our independent accountants and engaged Stonefield Josephson, Inc. as our new independent accountants.

       ITEM 17.  UNDERTAKINGS.

A.      The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Pre-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida on June 26, 2001.

                          NEOMEDIA TECHNOLOGIES, INC.

                     By: /s/ Charles W. Fritz
                         --------------------
                                   Charles W. Fritz
                                   Chief Executive Officer and
                                   Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this Form

SB-2 has been signed below by the following persons in the capacities and on the dates indicated:


Signatures                                      Title                                                              Date
----------                                      -----                                                              ----
/s/ Charles W. Fritz                            Chief Executive Officer,
--------------------                            Chairman of the Board and Director                                November 15, 2001
Charles W. Fritz

/s/ William E. Fritz                            Secretary and Director                                            November 15, 2001
--------------------
William E. Fritz

/s/ Charles T. Jensen                           Chief Financial Officer,
---------------------                           Treasurer and Director                                            November 15, 2001
Charles T. Jensen

/s/ John Lopiano                                Director                                                          November 15, 2001
----------------
John Lopiano

/s/ A. Hayes Barclay                            Director                                                          November 15, 2001
--------------------
A. Hayes Barclay

/s/ James J. Keil                               Director                                                          November 15, 2001
-----------------
James J. Keil

/s/ Paul Reece                                  Director                                                          November 15, 2001
--------------
Paul Reece